As filed with the Securities and Exchange Commission on March 19, 2019

Registration No. 333-229524

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PHUNWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7374	26-4413774
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7800 Shoal Creek Blvd, Suite 230-S

Austin, TX 78757

(512) 693-4199

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan S. Knitowski

Chief Executive Officer

Phunware, Inc.

7800 Shoal Creek Blvd, Suite 230-S

Austin, TX 78757

(512) 693-4199

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott K. Murano, Esq. Eric Hsu, Esq. Wilson, Sonsini, Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 849-3316	Matt Aune Brendhan Botkin Phunware, Inc. 7800 Shoal Creek Blvd, Suite 230-S Austin, TX 78757 (512) 693-4199

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. ☐

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.0001 per share(1)	2,681,961	$45.64	(13)	$122,411,136.75	(13)	$14,836.23
Common Stock, par value $0.0001 per share(2)	7,124,700	$45.64	(13)	$325,188,047.28	(13)	$39,412.83
Common Stock, par value $0.0001 per share(3)	103,837	$45.64	(13)	$4,739,369.89	(13)	$574.41
Common Stock, par value $0.0001 per share(4)	586,465	$45.64	(13)	$26,767,670.12	(13)	$3,244.24
Common Stock, par value $0.0001 per share(5)	6,900,610	$45.64	(13)	$314,960,401.86	(13)	$38,173.20
Common Stock, par value $0.0001 per share(6)	14,866	$6.06	(14)	$90,013.91	(14)	$10.91
Common Stock, par value $0.0001 per share(7)	389,079	$9.74	(14)	$3,788,437.43	(14)	$459.16
Common Stock, par value $0.0001 per share(8)	2,394,394	$12.02	(14)	$28,783,608.87	(14)	$3,488.57
Warrants(9)	10,182,078	—	(15)	—	(15)	—	(15)
Common Stock, par value $0.0001 per share(10)	32,500	$12.02	(14)	$28,783,608.87	(14)	$47.35
Common Stock, par value $0.0001 per share(11)	103,837	$12.02	(14)	$1,248,250.54		$151.29
Warrants(12)	130,000	—	(15)	—	(15)	—	(15)

(1)	Consists of (i) an aggregate of 2,003,403 outstanding shares of the registrant’s common stock initially issued to Astra Maritime Corp., Dominium Investments Inc., Magellan Investments Corp. and Firmus Investments Inc. (the “Sponsors”) and (ii) an aggregate of 678,558 outstanding shares of the registrant’s common stock issued to certain stockholders of the registrant upon exercise of Series F private placement warrants that were issued in connection with a private equity financing of Phunware, Inc. at a price of $9.22 per share.

(2)	Consists of 7,124,700 outstanding shares of the registrant’s common stock issued related to exercises of private placement warrants.

(3)	Consists of 103,837 outstanding shares of the registrant’s common stock issued related to exercises of unit purchase options.

(4)	Consists of 586,465 shares of the registrant’s common stock issuable upon conversion of 6,000 shares of the registrant’s Series A preferred stock held by Dominion Capital LLC.

(5)	Consists of 6,900,610 shares of the registrant’s common stock issuable upon exercise of certain warrants that were issued in the initial public offering of Stellar Acquisition III, Inc., the registrant’s legal predecessor prior to domestication as a Delaware corporation on December 26, 2018. Each such warrant currently is exercisable for one share of the registrant’s common stock at a price of $11.50 per share.

(6)	Consists of 14,866 shares of the registrant’s common stock issuable upon exercise of certain Series D-1 private placement warrants that were issued in connection with a private equity financing of Phunware, Inc. Each such warrant currently is exercisable for one share of the registrant’s common stock at a price of $5.53 per share.

(7)	Consists of 389,079 shares of the registrant’s common stock issuable upon exercise of certain Series F private placement warrants that were issued in connection with a private equity financing of Phunware, Inc. Each such warrant currently is exercisable for one share of the registrant’s common stock at a price of $9.22 per share.

(8)	Consists of 2,394,394 shares of the registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Sponsors in connection with the initial public offering of Stellar Acquisition III, Inc. and repayment of certain promissory notes. Each such warrant currently is exercisable for one share of the registrant’s common stock at a price of $11.50 per share.

(9)	Consists of 10,182,078 warrants that are the private placement warrants that were issued to the Sponsors in a private placement that closed simultaneously with the closing of the initial public offering of Stellar Acquisition III, Inc. and as repayment of certain promissory notes. Each such warrant currently is exercisable for one share of the registrant’s common stock at a price of $11.50 per share.

(10)

Consists of 32,500 shares of the registrant’s common stock issuable upon the exercise of certain unit purchase options (“UPOs”) purchased by the underwriters in connection with the initial public offering of Stellar Acquisition III, Inc. Each unit issuable upon exercise of the UPOs currently is exercisable for one share of the registrant’s common stock and one warrant with an exercise price per unit of $11.50.

(11)	Consists of 103,837 shares of the registrants common stock issuable upon the exercise of warrants that were issued in conjunction with the exercise of the aforementioned UPO’s.

(12)	Consists of 130,000 warrants that are the warrants issuable to the underwriters in connection with the initial public offering of Stellar Acquisition III, Inc. upon exercise of the UPOs. Each such warrant currently is exercisable for one share of the registrant’s common stock at a price of $11.50 per share.

(13)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on March 11, 2019.

(14)	Estimated solely for purposes of calculating the registration fee based on the average high and low prices of the registrant’s warrants quoted on The Nasdaq Capital Market on March 11, 2019 plus the applicable warrant exercise price per share.

(15)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the warrants and the entire fee is allocated to the underlying common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

On December 26, 2018, Stellar Acquisition III, Inc., a Republic of the Marshall Islands corporation incorporated in December 2015 (“Stellar”), deregistered as a corporation in the Republic of the Marshall Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “Domestication”). Upon the effectiveness of the Domestication, Stellar became a Delaware corporation and, upon the consummation of the Business Combination (as defined below), Stellar changed its corporate name to “Phunware, Inc.” (the “Successor”) and all outstanding securities of Stellar were deemed to constitute outstanding securities of the Successor. Also on December 26, 2018, STLR Merger Subsidiary Inc., a wholly-owned subsidiary of Stellar (“Merger Sub”), merged with and into Phunware, Inc. (“Phunware”), a corporation incorporated in Delaware in February 2009, with Phunware surviving the merger (the “Merger”) and becoming a wholly-owned subsidiary of the Successor (the “Business Combination”). Upon the consummation of the Business Combination, Phunware changed its corporate name to “Phunware OpCo, Inc.” As of the open of trading on December 28, 2018, the common stock and warrants of the registrant began trading on the Nasdaq Capital Market as “PHUN” and “PHUNW,” respectively.

As of March 13, 2019, there were 35,201,259 shares of common stock, par value $0.0001 per share, of the registrant issued and outstanding.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	March [__], 2019

20,332,249 Shares

10,312,078Warrants

This prospectus relates to shares of common stock, par value $0.0001 per share, of Phunware, Inc. and warrants to purchase common stock of Phunware, Inc. as described herein. The securities offered hereunder include (i) 2,681,961 outstanding shares of the Registrant’s common stock to be sold by selling securityholders named herein, (ii) 7,124,700 outstanding shares of the Registrant’s common stock to be sold by securityholders named herein, (iii)103,837 outstanding shares of the Registrant’s common stock issued to certain underwriters to be sold by the security holders named herein, (iv) 586,465 shares of the Registrant’s common stock issuable upon exercise of shares of the Registrant’s Series A preferred stock, (v) 9,431,341 shares of the Registrant’s common stock issuable upon exercise of certain outstanding warrants and certain unit purchase options at $11.50 per share (including the initial issuance of such shares upon the exercise of such warrants and such unit purchase options and the subsequent resale by the selling securityholders named herein), (vi) 14,866 shares of the Registrant’s common stock issuable upon exercise of certain outstanding warrants at $5.53 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling securityholders named herein), (vii) 389,079 shares of the Registrant’s common stock issuable upon exercise of certain outstanding warrants at $9.22 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling securityholders named herein) and (viii) 10,312,078 outstanding warrants to purchase shares of the Registrant’s common stock to be sold by the selling securityholders named herein.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the selling securityholders, as described in more detail in the section titled “Use of Proceeds.”

The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their securities in the section titled “Plan of Distribution.”

The selling securityholders may sell any, all or none of the securities and we do not know when or in what amount the selling securityholders may sell their securities hereunder following the effective date of this registration statement. In addition, certain of the securities registered hereunder are subject to contractual lock-up arrangements, which may cause any sale to be delayed until such restrictions terminate.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PHUN”, and our warrants are listed on Nasdaq under the symbol “PHUNW”. On March 18, 2019, the last quoted sale price for our common stock as reported on Nasdaq was $50.355 per share and the last quoted sale price for our warrants as reported on Nasdaq was $0.79 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                              .

	Page		Page
Prospectus Summary	1	Executive Compensation	77
Risk Factors	6	Certain Relationships, Related Party and Other Transactions	87
Special Note Regarding Forward-Looking Statements	35	Principal and Selling Securityholders	89
Background of Phunware	36	Description of Capital Stock	93
Use of Proceeds	37	Plan of Distribution	102
Market Price of and Dividends on Securities and Related Stockholder Matters	38	Legal Matters	104
Management’s Discussion and Analysis of Financial Condition and Results of Operations	39	Experts	104
Business	57	Where You Can Find Additional Information	105
Management	69	Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The Phunware design logo and the Phunware mark appearing in this prospectus are the property of Phunware, Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

PHUNWARE, INC.

Phunware Inc. is a pioneer of Multiscreen-as-a-Service (“MaaS”) platform, a fully integrated enterprise cloud platform for mobile that provides companies the products, solutions, data and services necessary to engage, manage and monetize their mobile application portfolios and audiences at scale. According to comScore’s 2017 Mobile App Report, consumers spend 66% of their total digital time with mobile devices (smartphones and tablets), and 87% of their mobile time in mobile apps (vs. on mobile web). (Source: comScore 2017 Mobile App Report). Given this reality, brands must establish a strong identity on mobile, especially on devices and platforms specific to the Apple iOS and Google Android operating systems and ecosystems. We help brands define, create, launch, promote, monetize and scale their mobile identities as a means to anchor the digital transformation of their customers’ journeys and brand interactions. Our MaaS platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship.

Our MaaS platform allows for the licensing and creation of category-defining mobile experiences for brands and their application users worldwide. We have successfully expanded our addressable market reach into various important and fast-growing markets: mobile cloud software, media, data science and cryptonetworking. Since our founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs. Phunware IDs are unique identifiers assigned to a mobile device when it becomes first visible across our network of mobile application portfolios. We measure and accumulate Phunware IDs every month through queries that count unique devices that access our mobile application portfolio across our network of mobile applications that we have developed and/or support. The data collected from our Phunware IDs contributes to our data subscription services and application transaction revenue product lines by helping companies and brands boost campaign performance, target high-value users, maximize conversions and optimize spend.

We offer our platforms as Software-as-a-Service (“SaaS”) Data-as-a-Service (“DaaS”) and application transactions media. Our business model includes recurring subscriptions, reoccurring transactions and services, often as one-year to five-year software or data licenses, or transaction-based media insertion orders. We prioritize our sales and marketing efforts first on recurring SaaS and DaaS subscriptions, second on reoccurring transactions and third on services. In years in which transactional engagements are not expected to be attractive for gross margins, they are either avoided or pursued opportunistically only. Our target customers are enterprise companies with large digital, mobile, marketing and information technology budgets and spending that are enacting digital transformation in their businesses. These include companies from all vertical markets, including, for example, Fox Networks Group in Media & Entertainment, Cedars Sinai in Healthcare, Kohl’s in Retail, Wynn Resorts in Hospitality, Ft. Lauderdale Airport in Aviation, Brickell City Center in Real Estate, AT&T in Sports and the City of Las Vegas in Government.

CORPORATE INFORMATION

Phunware, Inc., a Delaware corporation, was originally incorporated in February 2009. On December 26, 2018, Stellar, deregistered as a corporation in the Republic of the Marshall Islands and domesticated as a corporation incorporated under the laws of the State of Delaware upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). Upon the effectiveness of the Domestication, Stellar became a Delaware corporation and, upon the consummation of the Business Combination, Stellar changed its corporate name to “Phunware, Inc.” and all outstanding securities of Stellar were deemed to constitute outstanding securities of the successor corporation (the “Successor”). Also on December 26, 2018, Merger Sub merged with and into Phunware, with Phunware surviving the Merger and becoming a wholly-owned subsidiary of the Successor. Upon the consummation of the Business Combination, Phunware changed its corporate name to “Phunware OpCo, Inc.”

Our principal executive offices are located at 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757, and our telephone number is (512) 693-4199.

Our website address is www.phunware.com. The information on, or that can be accessed through, our website is not part of this prospectus.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and December 31, 2020 (the last day of the fiscal year ending after the fifth anniversary of our initial public offering).

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Unless expressly indicated or the context requires otherwise, the terms “Phunware,” “Phunware, Inc.,” “PHUN,” “the Company,” “the Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named Stellar Acquisition III, Inc., after giving effect to the business combination, and as renamed Phunware, Inc., and where appropriate, our wholly-owned subsidiaries.

The Offering

Shares of Common Stock Offered by the Selling Securityholders Hereunder

An aggregate of 2,681,961 outstanding shares of the Registrant’s common stock (i) initially issued to Astra Maritime Corp., Dominium Investments Inc., Magellan Investments Corp. and Firmus Investments Inc. (the “Sponsors”), and (ii) held by certain stockholders of the Registrant issued upon exercise of certain Series F warrants of the Registrant (the “Series F Warrants”), offered pursuant to this prospectus.

An aggregate of 7,124,700 outstanding shares of the Registrant’s common stock issued upon the exercise of certain Sponsor Private Placement Warrants of the Registrant, offered pursuant to this prospectus.

An aggregate of 103,837 outstanding shares of the Registrant’s common stock issued upon the exercise of certain unit purchase options (the “UPOs”) that were issued to the underwriters in connection with Stellar’s initial public offering.

103,837 shares of the Registrant’s common stock issuable upon the exercise of warrants underlying the UPO’s exercised above.

586,465 shares of the Registrant’s common stock issuable upon conversion of the Registrant’s Series A 8% convertible preferred stock. Upon conversion and issuance, such shares of common stock may be offered for sale by the holders of the Series A 8% convertible preferred stock pursuant to this prospectus.

6,900,610 shares of the Registrant’s common stock issuable upon exercise of certain warrants that were issued by Stellar in its initial public offering (the “Public Warrants”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. Upon exercise and issuance, such shares of common stock will be freely tradeable under U.S. securities laws.

14,866 shares of the Registrant’s common stock issuable upon exercise of certain Series D-1 warrants issued to a stockholder of the Registrant (the “Series D-1 Warrants”). Each such warrant is currently exercisable for one share of the Registrant’s common stock at a price of $5.53 per share. Upon exercise and issuance, such shares of common stock may be offered for sale by the holder of the Series D-1 Warrant pursuant to this prospectus, notwithstanding any applicable contractual lock-up arrangements.

389,079 shares of the Registrant’s common stock issuable upon exercise of Series F Warrants issued to certain stockholders of the Registrant. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $9.22 per share. Upon exercise and issuance, such shares of common stock may be offered for sale by the holders of the Series F Warrants pursuant to this prospectus, notwithstanding any applicable contractual lock-up arrangements.

2,394,394 shares of the Registrant’s common stock issuable upon exercise of certain private placement warrants that were issued to the Sponsors in connection with Stellar’s initial public offering and repayment of Sponsor related party notes for extension costs (the “Sponsor Private Placement Warrants”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share. Upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus.

32,500 shares of the Registrant’s common stock issuable upon exercise of certain unit purchase options (the “UPOs”) that were issued to the underwriters in connection with Stellar’s initial public offering and the warrants underlying such UPOs. Each such unit currently is exercisable for one share of the Registrant’s common stock and one warrant exercisable for one share of the Registrant’s common stock at an exercise price of $11.50 per unit. Upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus.

Warrants Offered by the Selling Securityholders Hereunder

10,182,078 warrants to purchase shares of the Registrant’s common stock that are the Sponsor Private Placement Warrants issued to the Sponsors in a private placement that closed simultaneously with the closing of Stellar’s initial public offering. Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share, offered pursuant to this prospectus.

130,000 warrants to purchase shares of the Registrant’s common stock that are the warrants issued or issuable upon exercise of the UPOs (the “UPO Warrants”). Each such warrant currently is exercisable for one share of the Registrant’s common stock at a price of $11.50 per share, offered pursuant to this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of our securities offered by the selling securityholders under this prospectus (the “Securities”).  Assuming that each of the following series of warrants are exercised in full by all the holders thereof, we would receive up to an aggregate of approximately $112,129,939 from the exercise of the Sponsor Private Placement Warrants, the Public Warrants, the Series D-1 Warrants, the Series F Warrants and the UPO  Warrants (collectively, the “Warrants”). To the extent that the Warrants are cashless (net) exercised, as applicable, or the Public Warrants are called by us for redemption, we would not receive such proceeds for the exercise of such Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section titled “Use of Proceeds.”

Common Stock Outstanding

35,201,259 shares prior to any exercise of the UPOs, the Warrants, or the Series A 8% convertible preferred stock.

45,623,010 shares after giving effect to the exercise of the UPOs, the Warrants and the Series A 8% convertible preferred stock.

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our common stock.

Nasdaq symbol	“PHUN” for our common stock and “PHUNW” for our warrants.

The number of shares of common stock outstanding is based 35,201,259 shares of common stock outstanding as of March 13, 2019 and excludes the following:

●	2,372,893 shares of our common stock issuable upon the exercise of options to purchase shares of our common stock outstanding as of December 26, 2018, with a weighted-average exercise price of $0.41 per share;

●	9,835,286 shares of our common stock issuable upon the exercise of warrants and unit purchase options to purchase shares of our common stock outstanding as of March 13, 2019, with a weighted-average exercise price of $11.40 per share; and

●	5,375,251 shares of our common stock reserved for future issuance under our equity compensation plans, consisting of:

○	2,729,416 shares of our common stock to be reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”);

○	2,372,893 shares of our common stock reserved for future issuance under our 2009 Equity Incentive Plan (the “2009 Plan”), which number of shares were added to the shares of our common stock reserved for future issuance under our 2018 Plan; and

○	272,942 shares of our common stock to be reserved for future issuance under our 2018 Employee Stock Purchase Plan (the “ESPP”).

Our 2018 Plan and ESPP each provide for annual automatic increases in the number of shares of common stock reserved thereunder. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for additional information.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business or results of operations.

Risks Related to Our Business, Operations and Industry

Our revenue has declined, we have a history of losses, we expect to continue to incur losses and we may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal year since our inception. We experienced a consolidated net loss for the year ended December 31, 2018 and December 31, 2017. These losses were due to both a reduction in revenue in 2017 and 2018, as compared to previous years, and the substantial investments we made to build our products and services, grow and maintain our business and acquire customers. You should not consider our historical revenue levels or operating expenses prior to recent periods as indicative of our future performance. Key elements of our growth strategy include acquiring new customers and continuing to innovate and build our brand. As a result, we expect our operating expenses to increase in the future due to expected increased sales and marketing expenses, operations costs, research and development costs and general and administrative costs and, therefore, our operating losses will continue or even potentially increase for the foreseeable future. In addition, as a public company we incur significant legal, accounting and other expenses that we did not incur as a private company. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the committed term of the agreement. Our efforts to grow our business may be costlier than we expect and we may not be able to increase our revenue enough to offset our higher operating expenses. We may incur significant losses in the future for many reasons, including the other risks described in this report and unforeseen expenses, difficulties, complications and delays and other unknown events. You should not rely upon our recent bookings or revenue growth as indicative of our future performance. We cannot assure you that we will reach profitability in the future or at any specific time in the future or that, if and when we do become profitable, we will sustain profitability. If we are ultimately unable to generate sufficient revenue to meet our financial targets, become profitable and have sustainable positive cash flows, investors could lose their investment.

Our results of operations and ability to grow could be negatively affected if we cannot adapt and expand our technology offerings and services in response to ongoing market changes.

The collaboration and technology solutions business and markets are characterized by rapid technological change, evolving industry standards, changing customer preferences and new product and service introductions. Our success depends on our ability to continue to develop and implement technology offerings and services that anticipate or timely respond to rapid and continuing changes in technology and industry developments and offerings by new technology providers to serve the evolving needs of our customers. Examples of areas of significant change in the industry include cloud, software defined infrastructure, virtualization, security, mobility, data analytics and IoT, the continued shift from maintenance to managed services and ultimately to cloud based services, as-a-service solutions, security and information technology automation. In addition, enterprises are continuing to shift from on-premise, hardware infrastructure to software centric hosted solutions. Technological developments such as these may materially affect the cost and use of technology and services by our customers and could affect the nature of how our revenue is generated. These technologies and others that may emerge, could reduce and, over time, replace some of our current business. In addition, customers may delay spending under existing contracts and engagements and may delay entering into new contracts while they evaluate new technologies. If we do not sufficiently invest in new technology, industry developments and our personnel, or evolve and expand our business at sufficient speed and scale, or if we do not make the right strategic investments to respond to these developments and successfully drive innovation, our technology offerings and services, our results of operations and our ability to develop and maintain a competitive advantage and to continue to grow could be negatively affected.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example, by providing the appropriate training to out account managers, sales technology specialists, engineers and consultants to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations, or financial condition could be adversely affected.

If we are unable to expand or renew sales to existing customers, or attract new customers, our growth could be slower than expected and our business may be harmed.

Our future growth depends upon expanding sales and renewals of our technology offerings and services with existing customers. Our customers may not purchase our technology offerings and services, or our customers may reduce their purchase rate of services, if we do not demonstrate the value proposition for their investment and we may not be able to replace existing customers with new customers. In addition, our customers may not renew their contracts with us on the same terms, or at all, because of dissatisfaction with our service. If our customers do not renew their contracts, our revenue may grow more slowly than expected, may not grow at all, or may decline.

Additionally, increasing incremental sales to our current customer base may require increasingly sophisticated and costly sales efforts that are targeted at senior management. We plan to continue expanding our sales efforts but we may be unable to hire qualified sales personnel, may be unable to successfully train those sales personnel that we are able to hire and sales personnel may not become fully productive on the timelines that we have projected, or at all. Additionally, although we dedicate significant resources to sales and marketing programs, these sales and marketing programs may not have the desired effect and may not expand sales. We cannot assure you that its efforts will increase sales to existing customers or additional revenue. If our efforts to upsell to our customers are not successful, our future growth may be limited.

Our ability to achieve significant growth in revenue in the future will also depend upon our ability to attract new customers. This may be particularly challenging where an organization has already invested substantial personnel and financial resources to integrate competing technology offerings and services into our business, as such organization may be reluctant or unwilling to invest in new technology offerings and services. If we fail to attract new customers and maintain and expand those customer relationships, our revenue may grow more slowly than expected and our business may be harmed.

Demand for our technology offerings and services could be adversely affected by volatile, negative, or uncertain economic conditions and the effects of these conditions on our customers’ businesses.

Our revenue and profitability depend on the demand for our technology offerings and services, which could be negatively affected by numerous factors, many of which are beyond our control. Volatile, negative, or uncertain economic conditions affect our customers’ businesses and the markets we serve. Such economic conditions in our markets have undermined and could in the future undermine, business confidence in our markets and cause our customers to reduce or defer their spending on new technology offerings and services, or may result in customers reducing, delaying or eliminating spending under existing contracts with us, which would negatively affect our business. Growth in the markets we serve could be at a slow rate, or could stagnate or contract, in each case for an extended period of time. Ongoing economic volatility and uncertainty and changing demand patterns affect our business in a number of other ways, including making it more difficult to accurately forecast customer demand and effectively build our revenue and resource plans.

Economic volatility and uncertainty is particularly challenging because it may take some time for the effects and changes in demand patterns resulting from these and other factors to manifest themselves in our business and results of operations. Changing demand patterns from economic volatility and uncertainty could have a significant negative impact on our business, results of operations, or financial condition.

Substantial competition could reduce our market share and significantly harm our financial performance.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as we create new offerings for us to sell and provide complementary services, it can also disrupt our business model and create new and stronger competitors. For instance, while cloud based solutions present an opportunity for us, cloud based solutions and technologies that deliver technology solutions as a service could increase the amount of sales directly to customers rather than through solutions providers like us, or could reduce the amount of hardware we sell, leading to a reduction in our technology offerings revenue and/or profitability. In addition, some of our hardware and software technology partners sell and could intensify their efforts to sell, their products directly to our customers. Moreover, traditional OEMs have increased their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. If any of these trends becomes more prevalent, it could adversely affect our business, results of operations, or financial condition.

Our future results will depend on our ability to continue to focus our resources and manage costs effectively.

We are continually implementing productivity measures and focusing on measures intended to further improve cost efficiency. We may be unable to realize all expected cost savings in connection with these efforts within the expected time frame, or at all and we may incur additional and/or unexpected costs to realize them. Further, we may not be able to sustain any achieved savings in the future. Future results will depend on the success of these efforts.

If we are unable to control costs, we may incur losses, which could decrease our operating margins and significantly reduce or eliminate our profits. Our future profitability will depend on our ability to manage costs or increase productivity. An inability to effectively manage costs could adversely impact our business, results of operations, or financial condition.

Our profitability could suffer if we are not able to manage large and complex projects and complete fixed price, fixed timeframe contracts on budget and on time.

Our profitability and operating results are dependent on the scale of our projects and the prices we are able to charge for our technology offerings and services. We perform a significant portion of our work through fixed price contracts, in which we assume full control of the project team and manage all facets of execution. As a significant portion of our projects are on a fixed price model, we may be unable to accurately estimate the appropriate project price and successfully manage such projects. Although we use specified technical processes and our past experience to reduce the risks associated with estimating, planning and performing fixed price and fixed timeframe projects, we face the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to accurately estimate the resources or time required for a project or future rates of wage inflation, or if we fail to perform contractual obligations within the contractual timeframe, our profitability could suffer.

The challenges of managing larger and more complex projects include:

●	maintaining high quality control and process execution standards;

●	maintaining planned resource utilization rates on a consistent basis;

●	maintaining productivity levels and implementing necessary process improvements;

●	controlling project costs;

●	maintaining close customer contact and high levels of customer satisfaction;

●	recruiting and retaining sufficient numbers of skilled IT professionals; and

●	maintaining effective customer relationships.

In addition, large and complex projects may involve multiple engagements or stages and there is a risk that a customer may choose not to retain us for additional stages or may cancel or delay additional planned engagements. Such cancellations or delays may make it difficult to plan our project resource requirements and may result in lower profitability levels than we anticipated upon commencing engagements.

Our investments in new services and technologies may not be successful and our business strategy is evolving and may involve pursuing new lines of business or strategic transactions and investments, or dispositions of assets or businesses that may no longer help us meet our objectives, and such efforts may not be successful.

We continue to invest in new services and technologies, including cloud, virtualization, security, mobility, data analytics and blockchain. The complexity of these solutions, our learning curve in developing and supporting them and significant competition in the markets for these solutions could make it difficult for us to market and implement these solutions successfully. Additionally, there is a risk that our customers may not adopt these solutions widely, which would prevent us from realizing expected returns on these investments. Even if these solutions are successful in the market, they still rely on third-party hardware and software and our ability to meet stringent service levels. If we are unable to deploy these solutions successfully or profitably, it could adversely impact our business, results of operations, or financial condition.

Our industry is undergoing significant change and our business strategy is continuing to evolve to meet these changes. In order to profitably grow our business, we may need to expand into new lines of business beyond our current focus of providing mobile advertising analytics products and services, which may involve pursuing strategic transactions, including potential acquisitions of, or investments in, related or unrelated businesses. In addition, we may seek divestitures of existing businesses or assets. There can be no assurance that we will be successful with our efforts to evolve our business strategy and we could suffer significant losses as a result, which could have a material adverse effect on our business, financial condition and results of operations.

If we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the achievement of our strategic objectives. We may also dispose of a business at a price or on terms that are less desirable than we had anticipated. In addition, we may experience greater dis-synergies than expected and the impact of the divestiture on our revenue may be larger than projected.

If we lose any of our key personnel, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

Our success is heavily dependent upon our ability to attract, develop, engage and retain key personnel to manage and grow our business, including our key executive, management, sales, services and technical personnel.

Our future success will depend to a significant extent on the efforts of our executive officers, as well as the continued service and support of other key employees. Our future success also will depend on our ability to attract and retain highly skilled technology specialists, engineers and consultants, for whom the market is extremely competitive.

Our inability to attract, develop and retain key personnel could have an adverse effect on our relationships with our technology partners and customers and adversely affect our ability to expand our offerings of technology offerings and services. Moreover, our inability to train our sales, services and technical personnel effectively to meet the rapidly changing technology needs of our customers could cause a decrease in the overall quality and efficiency of such personnel. Such consequences could adversely affect our business, results of operations, or financial condition.

It may be difficult for us to retain or attract qualified officers and directors, which could adversely affect our business and our ability to maintain the listing of our common stock on Nasdaq.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting these roles. Further, applicable rules and regulations of the SEC and Nasdaq heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on Nasdaq could be adversely affected.

Our ability to attract and retain business and personnel may depend on our reputation in the marketplace.

We believe our brand name and our reputation in the marketplace are important corporate assets that help distinguish our technology offerings and services from those of competitors and contribute to our ability to recruit and retain talented personnel, in particular our engineers and consulting professionals. However, our corporate reputation is potentially susceptible to material damage by events such as disputes with customers, cybersecurity breaches, service outages, internal control deficiencies, delivery failures, or compliance violations. Similarly, our reputation could be damaged by actions or statements of current or former customers, directors, employees, competitors, vendors, partners, joint ventures or joint venture partners, adversaries in legal proceedings, legislators, or government regulators, as well as members of the investment community or the media. There is a risk that negative information about us, even if based on rumor or misunderstanding, could adversely affect our business. Damage to our reputation could be difficult, expensive and time-consuming to repair, could make potential or existing customers reluctant to select us for new engagements, resulting in a loss of business and could adversely affect our recruitment and retention efforts. Damage to our reputation could also reduce the value and effectiveness of our brand name and could reduce investor confidence in us, adversely affecting the Successor’s share price.

Future acquisitions could disrupt our business and may divert management’s attention and, if unsuccessful, harm our business.

We may choose to expand by making additional acquisitions that could be material to our business. We have in the past made several acquisitions of complementary businesses, including acquisitions in Odyssey, Simplikate, Digby, Tapit! and GoTV. Acquisitions involve many risks, including the following:

●	an acquisition may negatively affect our results of operations and financial condition because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

●	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel, or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

●	an acquisition may disrupt our ongoing business, divert resources, increase our expenses, or distract our management;

●	an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

●	we may encounter difficulties in, or may be unable to, successfully sell any acquired technology offerings or services;

●	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

●	the challenges inherent in effectively managing an increased number of employees in diverse locations;

●	the potential strain on our financial and managerial controls and reporting systems and procedures;

●	the potential known and unknown liabilities associated with an acquired company;

●	our use of cash to pay for acquisitions would limit other potential uses for our cash;

●	if we incur additional debt to fund such acquisitions, such debt may subject us to additional material restrictions on our ability to conduct our business as well as additional financial maintenance covenants;

●	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

●	to the extent that we issue a significant amount of equity or equity linked securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

●	managing the varying intellectual property protection strategies and other activities of an acquired company.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel, or operations of any acquired business, or any significant delay in achieving integration, could harm our business, results of operations, or financial condition.

We may not be able to recognize revenue in the period in which our services are performed, which may cause our margins to fluctuate.

Our services are performed under both time and material and fixed price contract arrangements. All revenue is recognized pursuant to applicable accounting standards. Our failure to meet all the obligations, or otherwise meet a customer’s expectations, may result in us having to record the cost related to the performance of services in the period that services were rendered, but delay the timing of revenue recognition to a future period in which all obligations have been met.

Our financial results may be adversely affected by changes in accounting principles applicable to us.

U.S. generally accepted accounting principles (“GAAP”) is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. For example, in May 2014, the FASB issued Accounting Standards Update No. (“ASU”) No. 2014-09 (Topic 606), Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. We are required to implement this guidance in the first quarter of our fiscal year 2019, as we have elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The most significant impact relates to our accounting for subscriptions to our MaaS licenses and application development services, which may potentially make revenue more volatile and difficult to predict. In addition, accounting for commissions is impacted significantly as we have to capitalize and amortize most commissions under the new standard instead of expensing commissions as incurred. Due to the complexity of certain of our contracts, the revenue recognition treatment required under the new standard is dependent on contract-specific terms. Any difficulties in implementing these pronouncements or adequately accounting after adoption could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us. In addition, to adopt the new standard we had to implement a new revenue recognition module in our accounting system, hire consultants and increase our spending on audit fees, thereby increasing our general and administrative expense. That increased spending will continue through at least our first fiscal quarter of 2019 and will likely increase our audit fees on an ongoing basis thereafter.

There has been limited precedence set for financial accounting of digital assets, it is unclear how the Company will be required to account for digital assets transactions in the future.

There has been limited precedence set for the financial accounting of digital assets, including the accounting around the issuance of our digital asset, PhunCoin. It is unclear how the Company will be required to account for issuances of its own digital asset, transactions or digital asset it holds on its balance sheet. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate the Company’s financial statements. Such a restatement could negatively impact the Company’s business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on the ability of the Company to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on the business, prospects or operations of the Company and potentially the value of any cryptocurrencies the Company holds or expects to acquire for its own account, including accounting for PhunCoin, and harm investors.

We may experience quarterly fluctuations in our operating results due to a number of factors, which makes our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly operating results have fluctuated in the past and we expect them to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance and comparing our operating results on a period-to-period basis may not be meaningful. In addition to the other risks described herein, factors that may affect our quarterly operating results include:

●	changes in spending on subscriptions, services and application transactions media offerings and services by our current or prospective customers;

●	pricing our technology offerings and services effectively so that we are able to attract and retain customers without compromising our operating results;

●	attracting new customers and increasing our existing customers’ use of our technology offerings and services;

●	the mix between new contracts and renewals;

●	customer renewal rates and the amounts for which agreements are renewed;

●	seasonality and its effect on customer demand;

●	awareness of our brand;

●	changes in the competitive dynamics of our market, including consolidation among competitors or customers and the introduction of new technologies and technology enhancements;

●	changes to the commission plans, quotas and other compensation related metrics for our sales representatives;

●	the amount and timing of payment for operating expenses, particularly sales and marketing expense;

●	our ability to manage our existing business and future growth, domestically and internationally;

●	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure, including disruptions in our hosting network infrastructure and privacy and data security; and

●	general economic and political conditions in our domestic and international markets.

●	customer delays in purchasing decisions in anticipation of new products or product enhancements by us or our competitors;

●	budgeting cycles of our customers;

●	changes in the competitive dynamics of our market, including consolidation among competitors or customers;

●	the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses (including marketing events and commissions and bonuses associated with performance) and employee benefit expenses;

●	the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

●	the amount and timing of costs associated with recruiting, training and integrating new employees;

●	the amount and timing of cash collections from our customers and the mix of quarterly and annual billings;

●	introduction and adoption of our marketing solutions in markets outside of the United States;

●	unforeseen costs and expenses related to the expansion of our business, operations and infrastructure;

●	awareness of our thought leadership and brand on a global basis;

●	changes in the levels of our capital expenditures;

●	foreign currency exchange rate fluctuations; and

●	general economic and political conditions in our domestic and international markets.

We may not be able to accurately forecast the amount and mix of future technology offerings and services, size or duration of contracts, revenue and expenses and, as a result, our operating results may fall below our estimates.

We could be held liable for damages or our reputation could suffer from security breaches or disclosure of confidential information or personal data.

We are dependent on technology networks and systems to process, transmit and securely store electronic information and to communicate among our locations and with our customers. Security breaches of this infrastructure could lead to shutdowns or disruptions of our systems and potential loss or unauthorized disclosure of confidential information or data, including personal data. In addition, many of our engagements involve projects that are critical to the operations of our customers’ businesses. The theft and/or unauthorized use or publication of our, or our customers’, confidential information or other proprietary business information as a result of such an incident could adversely affect our competitive position and reduce marketplace acceptance of our services. Any failure in the networks or computer systems used by us or our customers could result in a claim for substantial damages against us and significant reputational harm, regardless of our responsibility for the failure.

In addition, we often have access to or are required to manage, utilize, collect and store sensitive or confidential customer or employee data, including personal data. As a result, we are subject to numerous U.S. and non-U.S. laws and regulations designed to protect this information, such as the European Union’s General Data Protection Regulation (“GDPR”) and various U.S. federal and state laws governing the protection of personal data. If any person, including any of our employees, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data, or otherwise mismanages or misappropriates that data, or if unauthorized access to or disclosure of data in our possession or control occurs, we could be subject to liability and penalties in connection with any violation of applicable privacy laws and/or criminal prosecution, as well as significant liability to our customers or our customers’ clients’ for breaching contractual confidentiality and security provisions or privacy laws. These risks will increase as we continue to grow our cloud based offerings and services and store and process increasingly large amounts of our customers’ confidential information and data and host or manage parts of our customers’ businesses, especially in industries involving particularly sensitive data such as the financial services industry and the healthcare industry. The loss or unauthorized disclosure of sensitive or confidential customer or employee data, including personal data, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, could damage our reputation and cause us to lose customers. Similarly, unauthorized access to or through our information systems and networks or those we develop or manage for our customers, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation, which could in turn harm our business, results of operations, or financial condition.

If we cause disruptions in our customers’ businesses or provide inadequate service, our customers may have claims for substantial damages against us, which could cause us to lose customers, have a negative effect on our corporate reputation and adversely affect our results of operations.

If we make errors in the course of delivering services to our customers or fail to consistently meet our service level obligations or other service requirements of our customers, these errors or failures could disrupt our customer’s business, which could result in a reduction in our revenue or a claim for substantial damages against us. In addition, a failure or inability by us to meet a contractual requirement could subject us to penalties, cause us to lose customers or damage our brand or corporate reputation and limit our ability to attract new business.

The services we provide are often critical to our customers’ businesses. Certain of our customer contracts require us to comply with security obligations including maintaining network security and backup data, ensuring our network is virus free, maintaining business continuity planning procedures and verifying the integrity of employees that work with our customers by conducting background checks. Any failure in a customer’s system, failure of our data center, cloud or other offerings, or breach of security relating to the services we provide to the customer could damage our reputation or result in a claim for substantial damages against us. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure in the locations in which we operate, such as power and telecommunications, could impede our ability to provide services to our customers, have a negative impact on our reputation, cause us to lose customers and adversely affect our results of operations.

Under our customer contracts, our liability for breach of our obligations is in some cases limited pursuant to the terms of the contract. Such limitations may be unenforceable or otherwise may not protect us from liability for damages. In addition, certain liabilities, such as claims of third parties for which we may be required to indemnify our customers, are generally not limited under our contracts. The successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could harm our business, results of operations, or financial condition. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.

Our technology offerings and services could infringe upon the intellectual property rights of others or we might lose our ability to use intellectual property of others.

We cannot be sure that our brand, technology offerings and services, including, for example, the software solutions of others that we offer to our customers, do not infringe on the intellectual property rights of third parties and these third parties could claim that we or our customers are infringing upon their intellectual property rights. These claims could harm our reputation, cause us to incur substantial costs or prevent us from offering some services or solutions in the future, or require us to rebrand. Any related proceedings could require us to expend significant resources over an extended period of time. In most of our contracts, we agree to indemnify our customers for expenses and liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities could be greater than the revenue we receive from the customer. Any claims or litigation in this area, regardless of merit, could be time-consuming and costly, damage our reputation, and/or require us to incur additional costs to obtain the right to continue to offer a service or solution to our customers. If we cannot secure this right at all or on reasonable terms, or, alternatively, substitute a non-infringing technology, our business, results of operations, or financial condition could be harmed. Similarly, if we are unsuccessful in defending a trademark claim, we could be forced to re-brand, which could harm our business, results of operations, or financial condition. Additionally, in recent years, individuals and firms have purchased intellectual property assets where their sole or primary purpose is to assert claims of infringement against technology providers and customers that use such technology. Any such action naming us or our customers could be costly to defend or lead to an expensive settlement or judgment against us. Moreover, such an action could result in an injunction being ordered against our customer or our own services or operations, causing further damages.

If we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected.

Our success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property. Existing laws offer only limited protection of our intellectual property rights and the protection in some countries in which we operate or may operate in the future may be very limited. We rely upon a combination of confidentiality policies, nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our intellectual property rights. These laws are subject to change at any time and could further limit its ability to protect our intellectual property. There is uncertainty concerning the scope of available intellectual property protection for software and business methods, which are fields in which we rely on intellectual property laws to protect our rights. The validity and enforceability of any intellectual property right we obtain may be challenged by others and, to the extent we have enforceable intellectual property rights, those intellectual property rights may not prevent competitors from reverse engineering our proprietary information or independently developing technology offerings and services similar to or duplicative of us. Further, the steps we take in this regard might not be adequate to prevent or deter infringement or other misappropriation of our intellectual property by competitors, former employees or other third parties and we might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, our intellectual property rights. Enforcing our rights might also require considerable time, money and oversight and we may not be successful in enforcing our rights.

If we are unable to collect our receivables from, or bill our unbilled services to, our customers, our business, results of operations, or financial condition could be adversely affected.

Our business depends on our ability to successfully obtain payment from our customers of the amounts they owe us for technology offerings sold or services performed. We typically evaluate the financial condition of our customers and usually bill and collect on relatively short cycles. We maintain allowances against receivables and unbilled services. Actual losses on customer balances could differ from those that we currently anticipate and, as a result, we might need to adjust our allowances. There is no guarantee that we will accurately assess the creditworthiness of our customers. Macroeconomic conditions could also result in financial difficulties for our customers, including limited access to the credit markets, insolvency, or bankruptcy, and, as a result, could cause customers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. Timely collection of customer balances also depends on our ability to complete its contractual commitments and bill and collect our contracted revenue. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our customer balances and if this occurs, our business, results of operations, or financial condition could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

Increased costs of labor and employee health and welfare benefits may adversely impact our results of operations.

Given our number of employees, labor related costs represent a significant portion of our expenses. An increase in labor costs, for example, as a result of increased competition for skilled labor, or employee benefit costs, such as health care costs or otherwise, could adversely impact our business, results of operations, or financial condition.

Our global operations are subject to complex risks, some of which might be beyond our control.

Our customers have operations across North and South America, Europe, Australia and Asia and other locations. Although international revenue currently represents a small portion of our business, our revenue from customers outside of the United States may expand in the future as we expand our international presence. As a result, we may be subject to risks inherently associated with international operations, including risks associated with foreign currency exchange rate fluctuations, difficulties in enforcing intellectual property and/or contractual rights, the burdens of complying with a wide variety of foreign laws and regulations, potentially adverse tax consequences, tariffs, quotas and other barriers, potential difficulties in collecting accounts receivable, international hostilities, terrorism and natural disasters. Expansion of international operations also increases the likelihood of potential or actual violations of domestic and international anticorruption laws, such as the Foreign Corrupt Practices Act, or of U.S. and international export control and sanctions regulations. We may also face difficulties integrating any new facilities in different countries into our existing operations, as well as integrating employees that we hire in different countries into our existing corporate culture. If we are unable to manage the risks of our global operations, our business, results of operations, or financial condition could be adversely affected.

Economic uncertainties or downturns in the general economy or the industries in which our customers operate could disproportionately affect the demand for our marketing solutions and negatively impact our operating results.

General worldwide economic conditions have experienced a significant downturn and fluctuations in recent years and market volatility and uncertainty remain widespread. As a result, we and our customers find it extremely difficult to accurately forecast and plan future business activities. In addition, these conditions could cause our customers or prospective customers to reduce their marketing and sales budgets, which could decrease corporate spending on our marketing solutions, resulting in delayed and lengthened sales cycles, a decrease in new customer acquisition and/or loss of customers. Furthermore, during challenging economic times, our customers may face issues with their cash flows and with gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us, impact customer renewal rates and adversely affect our revenue. If such conditions occur, we may be required to increase our reserves, allowances for doubtful accounts and write-offs of accounts receivable and our operating results would be harmed. In addition, a downturn in the technology sector may disproportionately affect us because a significant portion of our customers are technology companies. We cannot predict the timing, strength or duration of any economic slowdown or recovery, whether global, regional or within specific markets. If the conditions of the general economy or markets in which we operate worsen, our business could be harmed. In addition, even if the overall economy does not worsen or improves, the market for marketing software may not experience growth or we may not experience growth.

If platform subscriptions renewal rates decrease, or we do not accurately predict subscription renewal rates, our future revenue and operating results may be harmed.

Our customers have no obligation to renew their subscriptions for our solutions after the expiration of their subscription period, which is typically one year, but generally ranges from one to three years. In addition, our customers may renew for lower subscription amounts or for shorter contract lengths. We may not accurately predict renewal rates for our customers. Our renewal rates may decline or fluctuate as a result of a number of factors, including customer usage, pricing changes, number of applications used by our customers, customer satisfaction with our service, increased competition, the acquisition of our customers by other companies and deteriorating general economic conditions. If our customers do not renew their subscriptions for our solutions or decrease the amount they spend with us, our revenue will decline and our business will suffer.

If we are unable to attract new customers or sell additional services and functionality to our existing customers, our revenue growth will be adversely affected.

To increase our revenue, we must add new customers, encourage existing customers to renew their subscriptions on terms favorable to us, increase their usage of our solutions and sell additional functionality and services to existing customers. As our industry matures, as interactive channels develop further, or as competitors introduce lower cost and/or differentiated products or services that are perceived to compete with ours, our ability to sell and renew based on pricing, technology and functionality could be impaired. In addition, attracting, retaining and growing our relationship with enterprise customers may require us to effectively employ different strategies than we have historically used with current customers and we may face challenges in doing so. As a result, we may be unable to renew our agreements with existing customers or attract new customers or new business from existing customers on terms that would be favorable or comparable to prior periods, which could have an adverse effect on our revenue and growth.

Because we recognize revenue from platform subscriptions and services over the term of the relevant contract, downturns or upturns in sales are not immediately reflected in full in our operating results.

As a subscription-based business, we recognize revenue over the term of each of our contracts, which is typically one year, but ranges from one to three years. As a result, much of the revenue we report each quarter results from contracts entered into during previous quarters. Consequently, a shortfall in demand for our solutions and professional services or a decline in new or renewed contracts in any one quarter may not significantly reduce our revenue for that quarter but could negatively affect our revenue in the future. Accordingly, the effect of significant downturns in new sales or renewals of our marketing solutions will not be reflected in full in our operating results until future periods. Our revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the contracts.

If we fail to forecast our revenue accurately, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

The lengthy sales cycle for the evaluation and implementation of our solutions, which typically extends for several months, may cause us to experience a delay between increasing operating expenses for such sales efforts, and, upon successful sales, the generation of corresponding revenue. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays arising from these factors. As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

The length and unpredictability of the sales cycle for our technology offerings and services could delay new sales and cause our revenue and cash flows for any given quarter to fail to meet our projections or market expectations.

The sales cycle between our initial contact with a potential customer and the signing of a contract to provide technology offerings and services varies. As a result of the variability and length of the sales cycle, we have a limited ability to forecast the timing of sales. A delay in or failure to complete transactions could harm our business and financial results and could cause our financial results to vary significantly from quarter to quarter. Our sales cycle varies widely, reflecting differences in our potential customers’ decision-making processes, procurement requirements and budget cycles and is subject to significant risks over which we have little or no control, including:

●	our customers’ budgetary constraints and priorities;

●	the timing of our customers’ budget cycles; and

●	the length and timing of customers’ approval processes.

Privacy concerns and consumers’ acceptance of Internet behavior tracking may limit the applicability, use and adoption of our marketing solutions.

Privacy concerns may cause consumers to resist providing the personal data necessary to allow our customers to use our service effectively. We have implemented various features intended to enable our customers to better protect consumer privacy, but these measures may not alleviate all potential privacy concerns and threats. For example, the ECJ Ruling had the effect of invalidating the Safe Harbor framework. As a result, the framework no longer provides a valid legal basis for companies to transfer personal data from the European Union to the United States. Companies, including our customers, must comply with relevant aspects of European Union data protection laws using alternate mechanisms and our customers may not implement the alternate mechanisms that we offer. Additionally, our alternative measures may be challenged or deemed insufficient. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our service in certain industries. In addition to government activity privacy advocacy groups and the marketing and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. The costs of compliance with and other burdens imposed by, the foregoing laws, regulations, policies and actions may limit the use and adoption of our cloud-based marketing solutions and reduce overall demand for it, or lead to significant fines, penalties or liabilities for any noncompliance or loss of any such action.

We require significant additional capital funding and such capital may not be available to us.

We expect that our operating expenses will be higher than our net revenue for the foreseeable future, we currently lack sufficient working capital and, as a standalone entity without giving effect to the Business Combination, we do not currently have financing available to pay all liabilities as they are scheduled to come due in the next twelve months. We are working on several contingency plans within our control to conserve existing liquidity through the reduction of discretionary expenses. We are also exploring various alternatives including debt and equity financing vehicles, alternative offerings (launching an offering for a new token pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act) strategic partnerships and the Business Combination.

Our cash requirements relate primarily to our current negative working capital balance plus working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our services. We are currently unable to fund our operations without additional external financing and therefore cannot sustain future operations, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection. Although we have successfully raised funds from investors in the past, no assurances can be made that we will be able to obtain sufficient additional capital to satisfy the current negative working capital balances and future operations. Furthermore, if adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed businesses, which could seriously harm our business and operating results.

Additionally, even if we raise sufficient capital through additional equity or debt financings, warrant exercises, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The debt holders would have rights senior to common stockholders to make claims on our assets and the terms of any debt securities issued could also impose significant restrictions on our operations. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our warrants may and could be exercised on a cashless basis. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest. Broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance and may adversely impact our ability to raise additional funds. If we raise additional funds through collaborations and/or licensing arrangements, we might be required to relinquish significant rights to our technologies, or grant licenses on terms that are not favorable to us.

We intend to raise capital through exercises of our warrants by registering the warrants and common shares underlying those warrants; however, there are no guarantees that that warrant holders will exercise, warrant holders will exercise in cash, the effectiveness of the registration statement will be timely or occur at all. The Company may further elect to redeem the Public Warrants.

The Company had 6,900,610 common stock warrants (the “Public Warrants”) outstanding trading under the Nasdaq ticker symbol PHUNW as of the date of this Report. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act to register the shares of common stock underlying the Public Warrants, following the completion of the Business Combination. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. The Public Warrants became exercisable for cash 30 days after the completion of the Business Combination. However, if any such registration statement has not been declared effective by the 90th day following the closing of the Business Combination, holders of the Public Warrants shall have the right, during the period beginning on the 91st day after the closing of the Reverse Merger and Recapitalization and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, the holders may exercise their Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $21.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.

The remainder our warrants are currently exercisable with cash or on a cashless basis.

We intend to raise capital to fund a Token Generation Event, pursuant to a Rule 506(c) of Regulation D offering by our wholly-owned subsidiary, PhunCoin, Inc. (“PhunCoin Sub”) of rights to receive future PhunCoin. There can be no assurance that the PhunCoin will ever be issued and, any significant difficulties we and PhunCoin Sub may experience with the offering could result in claims against us, and the Token Generation Event and PhunCoin will subject us to various other business and regularity uncertainties.

Pursuant to the agreement and plan of merger, dated as of February 27, 2018 (as amended or supplemented from time to time, the “Merger Agreement”) among Stellar, Phunware and certain other parties, as amended by the first amendment to the Merger Agreement dated as of November 1, 2018, we have agreed to use commercially reasonable efforts to raise between $10 million and $100 million through a PhunCoin offering. In accordance with that obligation, in June 2018, PhunCoin Sub launched an offering to raise capital by offering investors the right to acquire PhunCoin pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act. As of March 19, 2019, $1.02 million has been raised in the rights offering. We will use our commercially reasonable efforts to develop and issue PhunCoin, but there is no assurance that it will do so. If the Token Generation Event, defined as the launch of the PhunCoin Ecosystem, is not consummated or the rights offering does not result in substantial proceeds, it could have a material adverse effect on our cash position. If the Token Generation Event is not consummated, we would have to reduce our planned expenditures and/or would require additional funding from other sources in order to carry out our business plan. Also, any significant difficulties we may experience with the Token Generation Event or the development of the PhunCoin could result in claims against us and could have a material adverse effect on the holders of our common stock.

The growth of the blockchain industry in general, as well as the networks on which PhunCoin will rely to consummate the Token Generation Event, is subject to a high degree of uncertainty. The cryptocurrency and cryptosecurities industries as a whole have been characterized by rapid changes and innovations and are constantly evolving. The slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may materially adversely affect our business plans to launch and maintain PhunCoin. For example, given the regulatory complexity with respect to cryptocurrency and related digital assets, complying with such regulations, which could change in the future or be subject to new interpretations, could have a material and adverse effect on our ability to develop, launch and continue to operate PhunCoin and the PhunCoin Ecosystem, which is intended to be a rewards marketplace and data exchange whereby users receive PhunCoin in exchange for their information and PhunCoin can be redeemed by users for goods and services. In addition, the tax and accounting consequences to us of the Token Generation Event and PhunCoin are uncertain, which could lead to incorrect reporting, classification or liabilities. If the Token Generation Event occurs and PhunCoin is developed, its structural foundation, the software applications and other interfaces or applications upon which it relies or that will be built are unproven. There can be no assurances that PhunCoin will be fully secure, which may result in impermissible transfers, a complete loss of users’ PhunCoin on the PhunCoin Ecosystem or an unwillingness of users to access, adopt and utilize PhunCoin, whether through system faults or malicious attacks. Any such faults or attacks on PhunCoin may materially and adversely affect our business.

Because PhunCoin will be a digital asset built and transacted initially on top of Stellar, an existing blockchain technology, Phunware is reliant on another blockchain network, and users are subject to the risk of wallet incompatibility and blockchain protocol risks.

We have decided to initially use the Stellar blockchain as the underlying blockchain technology to create the PhunCoin Ecpsystem, although we may choose another blockchain technology in the future. Reliance upon another blockchain technology subjects us and PhunCoin Ecosystem users to the risk of digital wallet incompatibility, or additional ecosystem malfunction, unintended function, unexpected functioning of, or attack on, the Stellar blockchain protocol, which may cause PhunCoin to malfunction or function in an unexpected manner, including, but not limited to, slowdown or  complete cessation in functionality of the network.

The PhunCoin Ecosystem is designed to distribute PhunCoin to consumers in exchange for their agreement to provide certain personal information to us. Providing this data exposes us to risks of privacy data breach and cybersecurity attacks.

We utilize a substantial amount of electronic information. This includes transaction information and sensitive personal information of the users of the PhunCoin Ecosystem. The service providers used by us, may also use, store, and transmit such information. We intend to implement detailed cybersecurity policies and procedures and an incident response plan designed to protect such information and prevent data loss and security breaches.

There can be no assurances that PhunCoin or a user’s data will be fully secure, which may result in impermissible transfer, a complete loss of users’ PhunCoin or data on the PhunCoin Ecosystem or an unwillingness of users to access, adopt and utilize PhunCoin, whether through system faults or malicious attacks. Any such faults or attacks on PhunCoin and users’ data may materially and adversely affect PhunCoin and the PhunCoin Ecosystem. There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises could harm the PhunCoin Ecosystem’s reputation, erode user confidence in the effectiveness of its security measures, negatively impact its ability to attract new users, or cause existing users to stop using the PhunCoin Ecosystem or PhunCoin. We may be compelled to disclose personal information about a user or users of the PhunCoin Ecosystem to federal or state government regulators or taxation authorities.  Accordingly, certain information concerning users may be shared outside Phunware.

The regulatory regime governing blockchain technologies, cryptocurrencies, digital assets, utility tokens, and offerings of digital assets and utility tokens such as PhunCoin is uncertain, and new regulations or policies may materially adversely affect the development and the value of PhunCoin.

Regulation of digital assets, like PhunCoin, cryptocurrencies, blockchain technologies and cryptocurrency exchanges, is currently undeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transaction or in transferring them. In addition, any violations of laws and regulations relating to the safeguarding of private information in connection with PhunCoin could subject us to fines, penalties or other regulatory actions, as well as to civil actions by affected parties. Any such violations could adversely affect the ability of Phunware to maintain PhunCoin, which could have a material adverse effect on our operations and financial condition. Failure by us to comply with any laws, rules and regulations, some of which may not exist yet or are subject to interpretation and may be subject to change, could result in a variety of adverse consequences, including civil penalties and fines.

The actual market for our solutions could be significantly smaller than estimates of total potential market opportunity and if customer demand for our services does not meet expectations, our ability to generate revenue and meet our financial targets could be adversely affected.

While we expect strong growth in the markets for our products, it is possible that the growth in some or all of these markets may not meet our expectations, or materialize at all. The methodology on which our estimate of our total potential market opportunity is based includes several key assumptions based on our industry knowledge and customer experience. If any of these assumptions proves to be inaccurate, then the actual market for our solutions could be significantly smaller than our estimates of our total potential market opportunity. If the customer demand for our services or the adoption rate in our target markets does not meet our expectations, our ability to generate revenue from customers and meet our financial targets could be adversely affected.

We are highly dependent on advertising agencies as intermediaries and this may adversely affect our ability to attract and retain business.

Nearly all of our application transaction revenue comes from executing brand advertising campaigns for advertising agencies that purchase our solutions on behalf of their advertiser customers. Advertising agencies are instrumental in assisting brand owners to plan and purchase advertising and each advertising agency will allocate advertising spend from brands across numerous channels. We do not have exclusive relationships with advertising agencies and we depend on agencies to work with us as they embark on marketing campaigns for brands. While in some cases we are invited by advertising agencies to present directly to their advertiser customers or otherwise have developed a relationship directly with an advertiser, we nevertheless depend on advertising agencies to present to their advertiser customers the merits of our digital video advertising solutions. Inaccurate descriptions of our digital video advertising solutions by advertising agencies, over which we have no control, negative recommendations to use our service offerings or failure to mention our solutions at all could hurt our business. In addition, if an advertising agency is dissatisfied with our solutions on a marketing campaign or in general, we risk losing the business of the advertiser for whom the campaign was run and of other advertisers represented by that agency. With advertising agencies acting as intermediaries for multiple brands, our customer base is more concentrated than might be reflected by the number of brand advertisers for which we conduct marketing campaigns. Since many advertising agencies are affiliated with other agencies in a larger corporate structure, if we fail to maintain good relations with one agency in such an organization, we may lose business from the affiliated agencies as well.

Our sales could be adversely impacted by industry changes relating to the use of advertising agencies. For example, if advertisers seek to bring their marketing campaigns in-house rather than using an advertising agency, we would need to develop direct relationships with the advertisers, which we might not be able to do and which could increase our sales and marketing expense. Moreover, because of dealing primarily with advertising agencies, we have a less direct relationship with advertisers than would be the case if advertisers dealt with us directly. This may drive advertisers to attribute the value we provide to the advertising agency rather than to us, further limiting our ability to develop long-term relationships directly with advertisers. Advertisers may move from one advertising agency to another, and, accordingly, even if we have a positive relationship with an advertising agency, we may lose the underlying business when an advertiser switches to a new agency. The presence of advertising agencies as intermediaries between us and the advertisers thus creates a challenge to building our own brand awareness and affinity with the advertisers that are the ultimate source of our revenue.

In addition, our advertising agency customers may offer components of our solutions, including selling advertising inventory through their own sources. As a result, these advertising agencies are, or may become, our competitors. If they further develop their capabilities they may be more likely to offer their own solutions to advertisers, which could compromise our ability to compete effectively and adversely affect our business, financial condition and operating results.

If we fail to detect advertising fraud or other actions that impact our advertising campaign performance, we could harm our reputation with advertisers or agencies, which would cause our revenue and business to suffer.

Our business relies on our ability to deliver successful and effective video advertising campaigns. Some of those campaigns may experience fraudulent and other invalid impressions, clicks or conversions that advertisers may perceive as undesirable, such as non-human traffic generated by machines that are designed to simulate human users and artificially inflate user traffic on websites. These activities could overstate the performance of any given video advertising campaign and could harm our reputation. It may be difficult for us to detect fraudulent or malicious activity because we do not own content and rely in part on our digital media properties to control such activity. These risks become more pronounced as the digital video industry shifts to programmatic buying. Industry self-regulatory bodies, the Federal Trade Commission (“FTC”) and certain influential members of Congress have increased their scrutiny and awareness of and have taken recent actions to address, advertising fraud and other malicious activity. While we routinely review the campaign performance on our digital media properties’ inventory, such reviews may not detect or prevent fraudulent or malicious activity. If we fail to detect or prevent fraudulent or other malicious activity, the affected advertisers may experience or perceive a reduced return on their investment and our reputation may be harmed. High levels of fraudulent or malicious activity could lead to dissatisfaction with our solutions, refusals to pay, refund or future credit demands or withdrawal of future business. In addition, advertisers increasingly rely on third party vendors to measure campaigns against audience guarantee, viewability and other requirements and to detect fraud. If we are unable to successfully integrate our technology with such vendors, or our measurement and fraud detection differs from their findings, our customers could lose confidence in our solutions, we may not get paid for certain campaigns and our revenues could decrease. Further, if we are unable to detect fraudulent or other malicious activities and advertisers demand fraud-free inventory, our supply could fall drastically, making it impossible to sustain our current business model. If we fail to detect fraudulent or other malicious activities that impact the performance of our brand advertising campaigns, we could harm our reputation with our advertisers or agencies and our revenue and business would suffer.

The mobile advertising market may develop more slowly than expected, which could harm our business.

If the market for mobile marketing and advertising develops more slowly than we expect, our business could suffer. Our future success is highly dependent on the commitment of advertisers and marketers to mobile communications as an advertising and marketing medium, the willingness of our potential advertisers to outsource their mobile advertising and marketing needs and our ability to sell our mobile advertising services to reseller partners and agencies. The mobile advertising and marketing market is rapidly evolving. Businesses, including current and potential advertisers, may find mobile advertising or marketing to be less effective than traditional advertising media or marketing methods or other technologies for promoting their products and services. As a result, the future demand and market acceptance for mobile marketing and advertising is uncertain. Many of our current or potential advertisers may have little or no experience using mobile communications for advertising or marketing purposes and have allocated only a limited portion of their advertising or marketing budgets to mobile communications advertising or marketing and there is no certainty that they will allocate more funds in the future, if any. Funds to these types of campaigns may fluctuate greatly as different agencies and advertisers test and refine their overall marketing strategies to include mobile advertising and analytics tools. The adoption rate and budget commitments may vary from period to period as agencies and advertisers determine the appropriate mix of media and lead sources in short term and longer-term campaigns.

We may be unable to deliver advertising in a context that is appropriate for mobile advertising campaigns, which could harm our reputation and cause our business to suffer.

It is very important to advertisers that their brand advertisements not be placed in or near content that is unlawful or would be deemed offensive or inappropriate by their customers. Unlike advertising on television, where the context in which an advertiser’s ad will appear is highly predictable and controlled, digital media content is more unpredictable and we cannot guarantee that digital video advertisements will appear in a context that is appropriate for the brand. We rely on continued access to premium ad inventory in high-quality and brand-safe environments, viewable to consumers across multiple screens. If we are not successful in delivering context appropriate digital video advertising campaigns for advertisers, our reputation will suffer and our ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed, or our customers may seek to avoid payment or demand future credits for inappropriately placed advertisements, any of which could harm our business, financial condition and operating results.

We may experience foreign currency gains and losses and expect to continue to experience those gains and losses; fluctuations in currency exchange rates can adversely affect our profitability.

We may incur foreign currency transaction gains and losses, primarily related to foreign currency exposures that arise from British Pound Sterling and Euro denominated transactions that we expect to cash settle in the near term, which are charged against earnings in the period incurred. We have a program which utilizes foreign currency forward contracts designed to offset the risks associated with certain foreign currency transaction exposures. We may suspend the program from time to time. As a part of this program, we enter into foreign currency forward contracts so that increases or decreases in our foreign currency exposures are offset at least in part by gains or losses on the foreign currency forward contracts in an effort to mitigate the risks and volatility associated with our foreign currency transaction gains or losses. We expect that we will continue to realize gains or losses with respect to our foreign currency exposures, net of gains or losses from our foreign currency forward contracts. For example, we will experience foreign currency gains and losses in certain instances if it is not possible or cost effective to mitigate our foreign currency exposures, if our mitigation efforts are ineffective, or if we suspend our foreign currency forward contract program. Our ultimate realized loss or gain with respect to currency fluctuations will generally depend on the size and type of cross-currency exposures that we enter into, the currency exchange rates associated with these exposures and changes in those rates, whether we have entered into foreign currency forward contracts to offset these exposures and other factors. All of these factors could materially impact our results of operations, financial position and cash flows.

Our business depends on our ability to collect and use data to deliver ads and to disclose data relating to the performance of our ads; any limitation on these practices could significantly diminish the value of our solutions and cause us to lose customers and revenue.

When we deliver an ad to an internet-connected device, we are able to collect information about the placement of the ad and the interaction of the device user with the ad, such as whether the user visited a landing page or watched a video. We are also able to collect information about the user’s IP address, device, mobile location and some demographic characteristics. We may also contract with one or more third parties to obtain additional pseudonymous information about the device user who is viewing a particular ad, including information about the user’s interests. As we collect and aggregate this data provided by billions of ad impressions, we analyze it in order to optimize the placement and scheduling of ads across the advertising inventory provided to us by digital media properties.

Although the data we collect does not enable us to determine the actual identity of any individual, our customers or end users might decide not to allow us to collect some or all of the data or might limit our use of it. For example, a digital media property might not agree to provide us with data generated by interactions with the content on its apps, or device users might not consent to share their information about device usage. Any limitation on our ability to collect data about user behavior and interaction with content could make it more difficult for us to deliver effective digital video advertising programs that meet the demands of our customers. This in turn could harm our revenue and impair our business.

Although our contracts with advertisers generally permit us to aggregate data from advertising campaigns, sometimes an advertiser declines to permit the use of this data, which limits the usefulness of the data that we collect. Furthermore, advertisers may request that we discontinue using data obtained from their campaigns that have already been aggregated with other advertisers’ campaign data. It would be difficult, if not impossible, to comply with these requests and complying with these kinds of requests could cause us to spend significant amounts of resources. Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection, use and processing of data, could also limit our ability to aggregate and analyze the data from our customers’ advertising campaigns. If that happens, we may not be able to optimize the placement of advertising for the benefit of our advertising customers, which could make our solutions less valuable, and, as a result, we may lose customers and our revenue may decline.

Our business practices with respect to data could give rise to liabilities, restrictions on our business or reputational harm as a result of evolving governmental regulation, legal requirements or industry standards relating to consumer privacy and data protection.

In the course of providing our solutions, we collect, transmit and store information related to and seeking to correlate internet-connected devices, user activity and the ads we place. Federal, state and international laws and regulations govern the collection, use, processing, retention, sharing and security of data that we collect across our advertising solutions. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data collection, processing use and disclosure. However, the applicability of specific laws may be unclear in some cases and domestic and foreign government regulation and enforcement of data practices and data tracking technologies is expansive, not clearly defined and rapidly evolving. In addition, it is possible that these requirements may be interpreted and applied in a manner that is new or inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any actual or perceived failure by us to comply with U.S. federal, state or international laws, including laws and regulations regulating privacy, data, security or consumer protection, or disclosure or unauthorized access by third parties to this information, could result in proceedings or actions against us by governmental entities, competitors, private parties or others. Any proceedings or actions against us alleging violations of consumer or data protection laws or asserting privacy-related theories could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, adversely affect the demand for our solutions and ultimately result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless our customers from the costs or consequences of litigation resulting from using our solutions or from the disclosure of confidential information, which could damage our reputation among our current and potential customers, require significant expenditures of capital and other resources and cause us to lose business and revenue.

The regulatory framework for privacy issues is evolving worldwide and various government and consumer agencies and public advocacy groups have called for new regulation and changes in industry practices, including some directed at the digital advertising industry in particular. It is possible that new laws and regulations will be adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that would affect our business, particularly with regard to collection or use of data to target ads and communication with consumers and the international transfer of data from Europe to the U.S. The U.S. government, including the FTC and the Department of Commerce, has announced that it is reviewing the need for greater regulation of the collection of consumer information, including regulation aimed at restricting some targeted advertising practices. In Europe, in October 2015 the Court of Justice of the European Union invalidated the “U.S.-EU Safe Harbor framework,” which created a safe harbor under the European Data Protection Directive for certain European data transfers to the U.S. We had not self-certified under this regime and therefore were not directly affected by this decision. In July 2016, the European Commission approved the Privacy Shield, which is a set of principles and related rules that are intended to replace the U.S.-EU Safe harbor framework. We are in the process of determining whether to join the Privacy Shield program. Stricter regulation of European data transfers to U.S. in future may impact our ability to serve European customers effectively, or require us to open and operate datacenters in the European Union which would result in a higher cost of doing business in these jurisdictions.

In particular, the GDPR extends the jurisdictional scope of European data protection law. As a result, we will be subject to the GDPR when we provide our targeting services in Europe. The GDPR imposes stricter data protection requirements that may necessitate changes to our services and business practices. Potential penalties for non-compliance with the GDPR include administrative fines of up to 4% of annual worldwide revenue. Complying with any new regulatory requirements could force us to incur substantial costs or require us to change our business practices in a manner that could reduce our revenue or compromise our ability to effectively pursue our growth strategy.

The FTC has also adopted revisions to the Children’s Online Privacy Protection Act (“COPPA”) that expand liability for the collection of information by operators of websites and other electronic solutions that are directed to children. Questions exist as to how regulators and courts may interpret the scope and circumstances for potential liability under COPPA and the FTC continues to provide guidance and clarification as to its 2013 revisions of COPPA. FTC guidance or enforcement precedent may make it difficult or impractical for us to provide advertising on certain websites, services or applications. In addition, the FTC recently fined an ad network for certain methods of collecting and using data from mobile applications, including certain applications directed at children and failing to disclose the data collection to mobile application developers in their network.

While we have not collected data that is traditionally considered personal data, such as name, email address, physical address, phone numbers or social security numbers, we typically collect and store IP addresses, geo-location information and device or other persistent identifiers that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation. For example, some jurisdictions in the EU regard IP addresses as personal data and certain regulators, such as the California Attorney General’s Office, have advocated for including IP addresses, GPS-level geolocation data and unique device identifiers as personal data under California law. Furthermore, the GDPR makes clear that online identifiers (such as IP addresses and other device identifiers) will be treated as “personal data” and therefore subject to stricter data protection rules.

Evolving definitions of personal data within the European Union, the United States and elsewhere, especially relating to the classification of IP addresses, machine or device identifiers, geo-location data and other such information, may cause us to change our business practices, diminish the quality of our data and the value of our solution and hamper our ability to expand our offerings into the European Union or other jurisdictions outside of the United States. Our failure to comply with evolving interpretations of applicable laws and regulations, or to adequately protect personal data, could result in enforcement action against us or reputational harm, which could have a material adverse impact on our business, financial condition and results of operations.

In addition to compliance with government regulations, we voluntarily participate in trade associations and industry self-regulatory groups that promulgate best practices or codes of conduct addressing the provision of internet advertising. We could be adversely affected by changes to these guidelines and codes in ways that are inconsistent with our practices or in conflict with the laws and regulations of U.S. or international regulatory authorities. For instance, new guidelines, codes, or interpretations, by self-regulatory organizations or government agencies, may require additional disclosures, or additional consumer consents, such as “opt-in” permissions to share, link or use data, such as health data from third parties, in certain ways. If we fail to abide by, or are perceived as not operating in accordance with, industry best practices or any industry guidelines or codes with regard to privacy, our reputation may suffer and we could lose relationships with advertisers and digital media properties.

Any inability to deliver successful mobile advertising campaigns due to technological challenges or an inability to persuasively demonstrate success will prevent us from growing or retaining our current advertiser base.

It is critical that we deliver successful mobile advertising campaigns on behalf of our advertisers. Factors that may adversely affect our ability to deliver successful mobile advertising campaigns include:

●	Inability to accurately process data and extract meaningful insights and trends, such as the failure to accurately process data to place ads effectively at digital media properties;

●	Faulty or out-of-date algorithms that fail to properly process data or result in inability to capture brand-receptive audiences at scale;

●	Technical or infrastructure problems causing digital video not to function, display properly or be placed next to inappropriate context;

●	Inability to control video completion rates, maintain user attention or prevent end users from skipping advertisements;

●	Inability to detect and prevent advertising fraud and other malicious activity;

●	Inability to fulfill audience guarantee or viewability requirements of advertiser customers;

●	Inability to integrate with third parties that measure campaigns against audience guarantee or viewability requirements;

●	Unavailability of campaign data for advertisers to effectively measure the success of their campaigns; and

●	Access to quality inventory at sufficient volumes to meet the needs of advertisers’ campaigns.

Our ability to deliver successful advertising campaigns also depends on the continuing and uninterrupted performance of our own internal and third party managed systems, which we utilize to place ads, monitor the performance of advertising campaigns and manage advertising inventory. Our revenue depends on the technological ability of our solutions to deliver ads and measure them. Sustained or repeated system failures that interrupt our ability to provide solutions to customers, including security breaches and other technological failures affecting our ability to deliver ads quickly and accurately and to collect and process data in connection with these ads, could significantly reduce the attractiveness of our solutions to advertisers, negatively impact operations and reduce our revenue. Our systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of systems may be expensive and may not be successful in preventing system failures. Also, advertisers may perceive any technical disruption or failure in ad performance on digital media properties’ platforms to be attributable to us and our reputation could similarly suffer, or advertisers may seek to avoid payment or demand future credits for disruptions or failures, any of which could harm our business and results of operations. If we are unable to deliver successful advertising campaigns, our ability to attract potential advertisers and retain and expand business with existing advertisers could be harmed and our business, financial condition and operating results could be adversely affected.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. For example, a significant natural disaster, such as a tornado, earthquake, mudslides, fire or flood, could have a material adverse effect on our business, results of operations and financial condition and our insurance coverage may be insufficient to compensate us for losses that may occur. We have an office and at least one data center located in California, a region known for earthquakes and mudslides. A significant amount of our development and ad operations work is located in California. We also have corporate offices in Texas and Florida, both of which are susceptible to floods and hurricanes. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our or our advertisers’ businesses or the economy as a whole. Our servers may also be vulnerable to computer viruses, break-ins, denial-of-service attacks and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data. We may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting California, Texas or Florida. As we rely heavily on our data centers, computer and communications systems and the internet to conduct our business and provide high-quality customer service, such disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our advertisers’ businesses, which could have a material adverse effect on our business, results of operations and financial condition.

Activities of our advertising customers with which we do business could damage our reputation or give rise to legal claims against us.

We do not monitor or have the ability to control whether our advertising customers’ advertising of their products and solutions complies with federal, state, local and foreign laws. Failure of our advertising customers to comply with federal, state, local or foreign laws or our policies could damage our reputation and expose us to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. A third party or regulatory authority may file a claim against us even if our advertising customer has represented that its ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad. Any of these claims could be costly and time-consuming to defend and could also hurt our reputation within the advertising industry. Further, if we are exposed to legal liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our solutions or otherwise expend significant resources. Similarly, we do not monitor or have the ability to control whether digital media property owners with which we do business are in compliance with applicable laws and regulations, or intellectual property rights of others and their failure to do so could expose us to legal liability. Third parties may claim that we should be liable to them for content on digital media properties if the content violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws or other brand protection measures. These risks become more pronounced as the digital video industry shifts to programmatic buying.

Our agreements with partners, employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We rely in part on confidentiality agreements and other restrictions with our customers, partners, employees, consultants and others to protect our proprietary technology and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Despite our efforts to protect our proprietary technology, processes and methods, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. Moreover, policing unauthorized use of our technologies, products and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where applicable laws may be less protective of intellectual property rights than those in the United States and where enforcement mechanisms for intellectual property rights may be weak. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We could be subject to additional income tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. We use significant judgment in evaluating our worldwide income-tax provision. During the ordinary course of business, we conduct many transactions for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in currency exchange rates, by changes in the valuation of our deferred tax assets and liabilities or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income-tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

Our international operations subject us to potential adverse tax consequences.

We generally conduct our international operations through wholly owned subsidiaries and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. Our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value-added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our operating results.

We do not collect sales and use, value-added or similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are either not applicable or an exemption from such taxes applies. Sales and use, value-added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future, including as a result of a change in law. Such tax assessments, penalties and interest or future requirements may adversely affect our business, financial condition and results of operations.

Our net operating loss carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

We may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. federal income tax purposes, including any limitations that may be imposed under Section 382 of the Code as a result of our past ownership changes or an ownership change in connection with the Business Combination. At December 31, 2018, we had federal net operating loss carryforwards of approximately $98.3 million, of which $12.6 million will never expire and $85.7 million will which expire at various dates beginning in 2030. At December 31, 2018, we had state and local net operating loss carryforwards of approximately $51.0 million, which will begin to expire in 2030.

We periodically assess the likelihood that we will be able to recover net deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible profits. As a result of this analysis of all available evidence, both positive and negative, we concluded that a valuation allowance against our net U.S. deferred tax assets should be applied as of December 31, 2018. To the extent we determine that all or a portion of our valuation allowance is no longer necessary, we will recognize an income tax benefit in the period this determination is made for the reversal of the valuation allowance. Once the valuation allowance is eliminated or reduced, its reversal will no longer be available to offset our current tax provision. These events could have a material impact on our reported results of operations.

We have a concentration of sales with key customers and any substantial reduction in sales to these customers would have a material adverse effect on our results of operations and financial condition.

During the year ended December 31, 2018, our sales were concentrated with Fox Networks Group (“Fox”) and Fetch Media, Ltd. (“Fetch”), which accounted for 42% and 21% of our net sales, respectively. During the year ended December 31, 2017, our sales concentrated with Fox and Fetch, which accounted for 44% and 11% of our net sales, respectively. Fetch and Fox are currently of key importance to our business, and our results of operations would be materially adversely affected if these relationships ceased or were reduced in any material respect. We cannot guarantee that the volume of sales will remain consistent going forward. Any substantial change in traffic or purchasing decisions by these customers, whether due to actions by our competitors, industry factors or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

If any of our largest customers are acquired, such acquisition may impact its advertising spending or budget with us, arising from factors such as rebranding, change in advertising agency, or change in media tactics. A significant reduction in advertising spending or budgets by our largest customers, or the loss of one or more of these customers, if not replaced by new customers or an increase in business from other existing customers, would have a material adverse effect on our business, financial condition and results of operations.

Our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that may have an adverse effect on our business.

Our large customers have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers may request us to develop additional features without providing us additional revenue, may require penalties for failure to deliver such features, may seek discounted product or service pricing and may seek more favorable contractual terms. As we sell more products and services to this class of customer, we may be required to agree to such terms and conditions. Such large customers also have substantial leverage in negotiating the resolution of any disagreements or disputes that may arise between us. Any of the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

If some of our customers experience financial distress or suffer disruptions in their business, their weakened financial position could negatively affect our own financial position and results.

We have a diverse customer base and, at any given time, one or more customers may experience financial distress, file for bankruptcy protection, go out of business, or suffer disruptions in their businesses. If a customer with whom we do a substantial amount of business experiences financial difficulty or suffers disruptions in its business, it could delay or jeopardize the collection of accounts receivable, result in significant reductions in services provided by us and may have a material adverse effect on our business, financial condition and results of operations.

If we do not maintain and grow a critical mass of advertisers and distribution partners, the value of our services could be adversely affected.

Our success depends, in large part, on the maintenance and growth of a critical mass of advertisers and distribution partners. Advertisers will generally seek the most competitive return on investment from advertising and marketing services. Distribution partners will also seek the most favorable payment terms available in the market. Advertisers and distribution partners may change providers or the volume of business with a provider, unless the product and terms are competitive. In this environment, we must compete to acquire and maintain our network of advertisers and distribution partners. If our business is unable to maintain and grow our base of advertisers, our current distribution partners may be discouraged from continuing to work with us and this may create obstacles for us to enter into agreements with new distribution partners. Our business also depends in part on certain of our large reseller partners and agencies to grow their base of advertisers, as these advertisers become increasingly important to our business and our ability to attract additional distribution partners and opportunities. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective advertisers and distribution partners and agencies may reduce or terminate this portion of their business with us. Any decline in the number of advertisers and distribution partners could adversely affect the value of our services.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors may also be adversely affected if we experience difficulty in maintaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected. We currently have directors’ and officers’ liability insurance. If we are unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company, which could have a material adverse effect on our business, financial condition and results of operations.

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

Our auditor, Marcum LLP, has indicated in its report on our financial statements for the fiscal year ended December 31, 2018 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” qualification could impair our ability to finance our operations through the sale of equity, to incur debt, or to pursue other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in services, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers. If we are unable to achieve these goals, our business would be jeopardized and may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

The requirements of being a public company may strain our systems and resources, divert management’s attention and be costly.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of Nasdaq. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time consuming and costly and may also place undue strain on our personnel, systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations.

We are continuing the costly process of implementing and testing our systems to report our results as a public company, to continue to manage our growth and to implement internal controls. We will be required to implement and maintain various other control and business systems related to our equity, finance, treasury, information technology, other recordkeeping systems and other operations. As a result of this implementation and maintenance, management’s attention may be diverted from other business concerns, which could adversely affect our business. Furthermore, we supplement our internal team with third party software and system providers to support our reporting obligations to achieve effective internal controls.

To the extent we do not sufficiently manage these third parties, and they fail to provide us with adequate service, we may not effectively manage our future growth which may result in ineffective internal controls over financial reporting and an increased cost of compliance. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

In addition, we expect these laws, rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain appropriate levels of coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly members to serve on our audit committee.

As a result of disclosure of information in this joint proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation by third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the time and resources of our management and adversely affect our business and results of operations.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years after our Initial Public Offering in 2016, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourself of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risks Related to Capitalization Matters and Corporate Governance

The price of our common stock and warrants has been, and may continue to be, volatile, and you could lose all or part of your investment.

Technology stocks have historically experienced high levels of volatility. The trading price and volume of our common stock and warrants has fluctuated, and may continue to fluctuate following this offering, substantially due to a variety of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock and warrants include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	the announcement of new products, solutions or technologies, investments, commercial relationships, acquisitions or other events by us or our competitors;

•	fluctuations in the trading volume of our shares or the size of our public float, especially considering that we became a publicly-listed company through the Business Combination with a special purpose acquisition company, and that the trading price of our common stock since the consummation of the Business Combination has been very volatile on a relatively low public float for our trading volume;

•	changes in how customers perceive the benefits of our products and future offerings;

•	the addition or departure of key personnel;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	sales of large blocks of our common stock or warrants;

•	developments concerning intellectual property rights;

•	changes in legal, regulatory and enforcement frameworks impacting our products;

•	variations in our and our competitors’ results of operations;

•	whether our results of operations meet the expectations of securities analysts or investors;

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	the failure of securities analysts to publish research about us, or shortfalls in our results of operations compared to levels forecast by securities analysts;

•	actual or perceived significant data breach involving our products or website;

•	litigation involving us, our industry or both;

•	governmental or regulatory actions or audits;

•	general economic conditions and trends;

•	flash crashes,” “freeze flashes” or other glitches that disrupt trading on the securities exchange on which we are listed; and

•	major catastrophic events in our domestic and foreign markets.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock and/or warrants could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock and warrants might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, results of operations and financial condition.

From December 28, 2018, the date our common stock began trading on Nasdaq, through March 13, 2019, the closing price of our common stock has ranged from $10.84 per share to $308.40 per share on an average trading volume of 14,401, and the closing price of our warrants has ranged from $0.22 per warrant to $0.84 per warrant on an average trading volume of approximately 238,000. From time to time, we may have volatility in our stock or warrant prices for reasons that are unknown to us.

Specifically, while we cannot state with certainty what circumstances and factors are causing volatility in our stock price, such volatility may be attributable in part to the following factors:

•	the low public float of our Common Stock (including as a result of approximately 35,126,817 shares of Common Stock that are subject to a 180-day lockup which expires on or about June 26, 2019), which limits the trading activity and restricts the supply of freely tradeable shares on the public market;

•	the periodic trading of shares by existing holders of pre-merger shares of Common Stock, who are not subject to any lock-up, and therefore are able to freely trade shares of Common Stock on the public market free of restriction;

•	the filing of this Registration Statement for the registration of additional shares of Common Stock, including those shares of Common Stock underlying outstanding warrants, which signals that additional dilution may result in the event that such warrants are exercised for the underlying shares;

•	short-sales and trading by public investors who may be either attempting to take advantage of the low public float or covering their short positions and, because of the low public float to data, may have had to pay relatively high price for their shares to close out their positions; and

•	the public market’s disproportionate focus on PhunCoin and other ancillary activities that are speculative in nature and separate from our core operations.

As a result the offering covered by this Registration Statement, the number of shares of Common Stock that are in the public float may increase due to the number of shares issued upon the exercise of outstanding warrants that would be in the hands of public stockholders who are not subject to lock-ups and have registered shares. This may result in a larger public market for our shares, and may normalize the trading price and reduce volatility in the stock price.

As of the date of this prospectus, our executive officers, directors and holders of 5% or more of our common stock collectively beneficially own over 50% of the outstanding shares of our common stock and continue to have substantial control over us, which will limit your ability to influence the outcome of important transactions, including a change in control.

As of the date of this prospectus, our executive officers, directors and each of our stockholders who own 5% or more of our outstanding common stock and their affiliates, in the aggregate, beneficially own over 50% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, our business or our market, or if they change their recommendations regarding the our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about the Company, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that our common stock might otherwise attain.

Sales of a substantial number of shares of our common stock and warrants in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and warrants and may make it more difficult for you to sell your common stock or warrants at a time and price that you deem appropriate.

At the consummation of the Business Combination, the Sponsors and our officers, directors and stockholders owning more than 1% of our outstanding equity immediately prior to the effective time of the Business Combination (each, a “Significant Stockholder”) is subject to a lock-up or such Significant Stockholder is otherwise subject to substantially similar transfer restrictions in favor of Phunware (the “Lock-Ups”). Pursuant to such Lock-Ups, each such holder agreed not to, during the period commencing from the consummation of the Business Combination and ending on the earlier of (A) the 180 days of the date of the consummation of the Business Combination and (B) the date after the consummation of the Business Combination on which we consummate a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of our stockholders having the right to exchange their equity holdings in Phunware for cash, securities or other property: (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise. When the lock-up period in the Lock-Ups expires, the locked-up securityholders will be able to sell our shares in the public market.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared nor paid any cash dividends on our capital stock. However, our Series A Preferred Stock is redeemable at the holder’s option in an amount equal to 104% of the original purchase price for such shares. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. As a result, stockholders must rely on sales of their common stock after price appreciation as the only way to realize any future gains on their investment, if any.

Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our certificate of incorporation and bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors and therefore depress the trading price of our common stock and warrants. These provisions could also make it difficult for stockholders to take certain actions, including effecting changes in our management. Among other things, our certificate of incorporation and bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	the ability of our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the requirement that directors may only be removed from our board of directors for cause;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•	the requirement that a special meeting of stockholders may be called only by our board of directors, the chairperson of our board of directors, chief executive officer or president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•	the requirement for the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal any provision of our certificate of incorporation or bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•	the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Phunware.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

In addition, as a Delaware corporation, we are subject to provisions of Delaware law, including Section 203 of the DGCL, which may generally prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time unless certain conditions are met.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our certificate of incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Phunware, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws, or (v) any action asserting a claim against us governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Our certificate of incorporation will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements regarding our industry, future events, as well as post-closing management, our estimated or anticipated future results and benefits of following the transaction, including the post-transaction ownership and cash and debt balances, future opportunities for the combined company, estimates of our total addressable market, and projections of customer savings. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding our business and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which we operate, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which we operate; adverse litigation developments; inability to refinance existing debt on favorable terms; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of our management team; failure to realize the anticipated benefits of the transaction, including difficulty in integrating the combined businesses; uncertainty as to the long-term value of Phunware, Inc. common stock; the inability to realize the expected amount and timing of cost savings and operating synergies; those discussed in the Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors,” as updated from time to time by the Quarterly Reports on Form 10-Q and other documents of the predecessor entity and of us on file with the SEC or in the joint proxy statement/prospectus filed with the SEC by us dated as of November 13, 2018. There may be additional risks that we presently know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide our expectations, plans or forecasts of future events and views as of the date of this communication. We anticipate that subsequent events and developments will cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this communication.

BACKGROUND OF PHUNWARE

Business Combination

On December 21, 2018, Stellar held a special meeting at which Stellar’s stockholders considered and approved, among other matters, the Merger Agreement. On December 26, 2018, Stellar deregistered as a corporation in the Republic of the Marshall Islands and domesticated as a corporation incorporated under the laws of the State of Delaware. Upon the effectiveness of the Domestication, Stellar became a Delaware corporation and, upon the consummation of the Business Combination (as defined below), Stellar changed its corporate name to “Phunware, Inc.” and all outstanding securities of Stellar were deemed to constitute outstanding securities of the Successor. Also on December 26, 2018, Merger Sub merged with and into Phunware, Inc., with Phunware surviving the Merger and becoming a wholly-owned subsidiary of the Successor. Upon the consummation of the Business Combination, Phunware changed its corporate name to “Phunware OpCo, Inc.” As of the open of trading on December 28, 2018, the common stock and warrants of Phunware, Inc. began trading on Nasdaq as “PHUN” and “PHUNW,” respectively.

In connection with the consummation of the Business Combination, holders of 1,813,487 shares of Stellar common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem their Public Shares for cash at a price of $10.64 per share, for an aggregate amount of approximately $19.3 million. As a result of these redemptions, the Stellar trust account had approximately $0.4 million immediately prior to Closing.

In addition, 6,000 shares for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) were issued in conjunction with the Business Combination. In connection with the Series A Financing, the Sponsors transferred an aggregate of 250,000 shares of Stellar common stock and 250,000 warrants to purchase shares of Stellar common stock to the Series A Financing investor, and 181,391 shares to certain service providers.

Immediately after giving effect to the Business Combination (including the redemptions and the issuance of shares in the Series A Financing, both described above), there were approximately 27.9 million shares of common stock and warrants to purchase approximately 18.2 million shares of common stock of Phunware issued and outstanding.

In addition, in connection with the consummation of the Business Combination, the Sponsors transferred to the former stockholders of Phunware 3,985,244 warrants to purchase shares of Stellar common stock, which shall mature on December 26, 2019. The Sponsors also transferred to Stellar 627,864 shares of Stellar common stock, which shall be retained in treasury and available for issuance from time to time by Stellar.

Upon consummation of the Business Combination, the former stockholders of Phunware owned approximately 92% of the issued and outstanding shares of common stock of the Successor. This percentage excludes the impact of outstanding stock options and warrants.

The Merger Agreement contains representations and warranties of the parties thereto, certain of which are limited by materiality and material adverse effect. The parties have also each agreed to certain covenants contained in the Merger Agreement. The representations, warranties and covenants of the parties contained in the Merger Agreement terminated at the Closing, notwithstanding that any covenant that, by its terms, provides for performance following the consummation of the Business Combination shall survive until such covenant is performed.

There is no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Successor as a result of the domestication. The Business Combination is accounted for as a reverse merger and recapitalization in accordance with GAAP. Accordingly, Stellar is the legal acquirer and Phunware is the accounting acquirer and predecessor whereby the Successor’s historical financial statements reflect the financial position, results of operations and cash flows of Phunware, and the net cash proceeds obtained from Stellar in the Business Combination is reflected as a capital infusion. Furthermore, the historical capitalization of Phunware immediately before the Business Combination was adjusted based on the exchange ratio of 0.459 Successor shares for every one share of Phunware capital stock.

USE OF PROCEEDS

All of the shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Securities hereunder. We will receive up to an aggregate of approximately $112,129,939 from the exercise of the Warrants. To the extent that the Warrants are cashless (net) exercised, as applicable, or the Public Warrants are called by us for redemption, we would not receive such proceeds for the exercise of such Warrants. In the event of a cashless (net) exercise of the Warrants, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

With respect to the registration of the shares of our common stock held by Dominion, the selling securityholders will pay any underwriting discounts and commissions incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, printing expenses, messenger, telephone and delivery expenses, fees, fees and expenses of our counsel, expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the Securities.

With respect to the registration of all other shares of common stock and warrants offered by the selling securityholders pursuant to this prospectus, the selling securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF AND DIVIDENDS ON SECURITIES AND RELATED STOCKHOLDER MATTERS

Market Information

In connection with the business combination, the holders of Stellar’s public shares were permitted to elect to redeem their public shares for cash. Accordingly, holders of 1,813,487 Stellar common shares elected redemption at a price of approximately $10.64 per share, resulting in aggregate redemption payments of approximately $19.3 million. See the section titled “Background of Phunware” for additional information.

Following the business combination, our common stock and warrants began trading on Nasdaq under the symbols “PHUN” and “PHUNW,” respectively.

On March 13, 2019, there were approximately 496 holders of record of our common stock and 136 holders of record of our warrants. We believe the number of beneficial owners of our common stock and warrants are substantially greater than the number of record holders because a large portion of our outstanding common stock and warrants are held of record in broker “street names” for the benefit of individual investors. As of March 13, 2019, there were 35,201,259 common shares outstanding, 9,802,786 warrants outstanding, and 16,250 unit purchase options outstanding.

We have not paid any cash dividends on our common stock to date. The payment of any cash dividends will be dependent upon our revenue, earnings and financial condition from time to time. The payment of any dividends will be within the discretion of our board of directors. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our board of directors will declare any dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Phunware

References in this section to “we,” “us” or “the Company” refer to Phunware. References to “management” or “management team” refer to Phunware’s officers and directors.

The following discussion and analysis of Phunware’s financial condition and results of operations should be read in conjunction with Phunware’s consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Phunware’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the section titled “Risk Factors” and elsewhere in this Report.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Phunware, Inc. offers a fully integrated software platform that equips companies with the products, solutions and services necessary to engage, manage and monetize their mobile application portfolios globally at scale. Phunware’s Multiscreen as a Service (MaaS) platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship. Its offerings include:

●	Enterprise mobile software including content management, location-based services, marketing automation, business intelligence and analytics, alerts, notifications and messaging, audience engagement, audience monetization, vertical solutions and cryptonetworking, MaaS software application framework that pre-integrates all of our MaaS software ingredients for use within mobile application portfolios, solutions and services;

●	Application transactions for mobile audience building, user acquisition application discovery, audience engagement, audience monetization; and

●	Data for data enrichment expanding connections and attributes of a Phunware ID and building custom audience for use in mobile media campaigns.

Additionally, we plan to launch PhunCoin, a blockchain-powered token and ecosystem that enables consumers, brands and application developers to transact directly and create a value-based and voluntary data exchange.

We intend to continue investing for long-term growth. We have invested and expect to continue investing in expanding our ability to market, sell and provide our current and future products and services to clients globally. We also expect to continue investing in the development and improvement of new and existing products and services to address client needs. We currently do not expect to be profitable in the near future.

Key Business Metrics

Our management regularly monitors certain financial measures to track the progress of its business against internal goals and targets. We believe that the most important of these measures include backlog and deferred revenue and dollar-based revenue retention rate.

Backlog and Deferred Revenue. Backlog represents future amounts to be invoiced under our current agreements. We generally sign multiple-year platform subscriptions and services contracts and invoice an initial annual amount at contract signing followed by subsequent annual invoices. At any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenues, deferred revenue, accounts receivable or elsewhere in our consolidated financial statements, and are considered by us to be backlog. We expect backlog to fluctuate up or down from period to period for several reasons, including the timing and duration of customer contracts, varying billing cycles and the timing and duration of customer renewals. We reasonably expect approximately half of our backlog as of December 31, 2018 and December 31, 2017 will be invoiced during the subsequent 12-month period, primarily due to the fact that our contracts are typically two to three years in length.

In addition, our deferred revenue consists of amounts that have been invoiced but that have not yet been recognized as revenues as of the end of a reporting period. The majority of our deferred revenue balance consists of platform subscription revenues that are recognized ratably over the contractual period. Together, the sum of deferred revenue and backlog represents the total billed and unbilled contract value yet to be recognized in revenues, and provides visibility into future revenue streams.

The following table sets forth the backlog and deferred revenue:

	Period Ended December 31,
	2018	2017
	(in thousands)
Backlog	$16,730	$20,307
Deferred revenue	8,251	8,209
Total backlog and deferred revenue	$24,981	$28,516

Dollar-based Revenue Retention Rate, based on platform subscriptions and services revenue. Phunware calculated dollar-based revenue retention rate, based on platform subscriptions and services revenue, expressed as a percentage, by dividing (1) total revenue in the current 12-month period from those customers who were customers during the prior 12-month period by (2) total revenue from the customers in the prior 12-month period. Phunware believes that our ability to retain our customers and expand their use of our solutions over time is an indicator of the stability of our revenue base and the long-term value of our customer relationships. Our revenue retention rate provides insight into the impact on current period revenue of the number of new customers acquired during the prior 12-month period, the timing of our implementation of those new customers, growth in the usage of our solutions by our existing customers and customer attrition. If our revenue retention rate for a period exceeds 100%, this means that the revenue retained during the period including expansion and upsells more than offset the revenue that we lost from customers that did not renew their contracts during the period. Our revenue retention rate may decline or fluctuate as a result of a number of factors, including customers’ satisfaction or dissatisfaction with our platform, pricing, economic conditions or overall reductions in our customers’ spending levels.

The following table sets forth the dollar-based revenue retention rates:

	Period Ended December 31,
	2018	2017
Dollar-based revenue retention rate	94%	141%

Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA are non-GAAP financial measures. Management uses these measures (1) to compare operating performance on a consistent basis, (2) to calculate incentive compensation for its employees, (3) for planning purposes including the preparation of its internal annual operating budget, and (4) to evaluate the performance and effectiveness of operational strategies. Accordingly, we believe that these measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management.

For more information about Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA and a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA, see the section titled “Selected Consolidated Financial and Other Data of Phunware—Use of Non-GAAP Financial Measures.”

	Year Ended December 31,
	2018	2017
	(in thousands)
Adjusted gross profit (1)	$19,176	$11,771
Adjusted gross margin (1)	62.1%	44.0%
Adjusted EBITDA (2)	$(8,569)	$(24,073)

(1)	Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. We believe that Adjusted Gross Profit and Adjusted Gross Margin provide supplemental information with respect to margin regarding ongoing performance. We define Adjusted Gross Profit as total revenue less cost of revenue, adjusted to exclude stock-based compensation and amortization of intangible assets. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of total revenue.

(2)	Adjusted EBITDA is a non-GAAP financial measure. We believe Adjusted EBITDA provides helpful information with respect to operating performance as viewed by management, including a view of our business that is not dependent on (i) the impact of our capitalization structure and (ii) items that are not part of day-to-day operations. We define Adjusted EBITDA as net income (loss) plus (1) interest expense, (2) income tax benefit (expense), (3) depreciation, (4) amortization, and further adjusted for (5) stock-based compensation expense. The reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for each of the periods presented is as follows. See “—Use of Non-GAAP Financial Measures” below for additional information.

The following tables present a reconciliation of Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA to gross profit and net loss, the most directly comparable financial measures calculated in accordance with GAAP:

	Year Ended December 31,
	2018	2017
	(in thousands)
Gross profit	$19,081	$11,008
Add back: Amortization of intangibles	50	740
Add back: Stock-based compensation	45	23
Adjusted gross profit	19,176	11,771
Adjusted gross margin	62.1%	44.0%

	Year Ended December 31,
	2018	2017
	(in thousands)
Net loss	$(9,803)	$(25,938)
Add back: Depreciation and amortization	434	1,438
Add back: Interest expense	724	397
Less: Income tax benefit	(374)	(88)
EBITDA	(9,019)	(24,191)
Add Back: Stock-based compensation	450	118
Adjusted EBITDA	$(8,569)	$(24,073)

Use of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to revenue or net income (loss), as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include;

●	Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating its ongoing operating performance for a particular period;

●	Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations, and;

●	other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

We compensate for these limitations to Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA by relying primarily on its GAAP results and using Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA only for supplemental purposes. Adjusted Gross Profit, Adjusted Gross Margin and Adjusted EBITDA include adjustments for items that may not occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time. For example, it is useful to exclude non-cash, stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and these expenses can vary significantly across periods due to timing of new stock-based awards. We may also exclude certain discrete, unusual, one-time, or non-cash costs, including transaction costs and the income tax impact of adjustments in order to facilitate a more useful period-over-period comparison of its financial performance. Each of the normal recurring adjustments and other adjustments described in this paragraph help management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

Components of Results of Operations

There are a number of factors that impact the revenue and margin profile of the services and technology offerings we provide, including, but not limited to, solution and technology complexity, technical expertise requiring the combination of products and types of services provided, as well as other elements that may be specific to a particular client solution.

Revenue and Gross Profit

Platform Subscriptions and Services Revenue. Subscription revenue is derived from software license fees, which comprise subscription fees from customers licensing our MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

We typically receive cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate us to provide PCS over a fixed term. We are unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, we recognize revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, we also provide professional services by outsourcing employees’ on a time and materials basis to customers. Such amounts are typically recorded as revenue when the services are delivered.

Platform subscriptions and services gross profit is equal to subscriptions and services revenue less the cost of personnel and related costs for our support and professional services employees, external consultants, stock-based compensation and allocated overhead. Costs associated with our development and project management teams are generally recognized as incurred. Costs directly attributable to the development or PCS of applications relating to platform subscription customers are included in cost of sales. Whereas, costs related to the ongoing development and maintenance of Phunware’s MaaS platform are expensed in research and development. As a result, platform subscriptions and services gross profit may fluctuate from period to period.

Application Transaction Revenue. We also generate revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, we generally recognize revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and we recognize revenue at the time the user views, clicks, or otherwise acts on the ad. We sell ads through several offerings: cost per thousand impressions, cost per click, and cost per action. In addition, we generate application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

Application transaction gross profit is equal to application transaction revenue less cost of revenue associated with application transactions. Application transaction gross profit is impacted by the cost of direct premium, performance and network cost as well as based on the activity of mobile users viewing ads and marketing engagements through mobile applications. As a result, our application transaction gross profit may fluctuate from period to period due to variable activity of mobile users.

Gross Margin

Gross margin measures gross profit as a percentage of revenue. Gross margin is generally impacted by the same factors that affect changes in the mix of subscriptions and services and application transactions with generally higher gross margins coming from the sale of platform subscriptions and services.

Operating Expenses

Our operating expenses include sales and marketing expenses, general and administrative expenses, research and development expenses and amortization of acquired intangible assets.

Sales and Marketing Expense. Sales and marketing expense is comprised of compensation, commission expense, variable incentive pay and benefits related to sales personnel, along with travel expenses, other employee related costs, including share based compensation and expenses related to marketing programs and promotional activities. We immediately expense sales commissions related to acquiring new customers and expansion or upsells from existing customers.

General and Administrative Expense. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and share-based compensation, bad debt expenses and other administrative costs such as facilities expenses, professional fees and travel expenses. We expect to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards of Nasdaq, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to increase the size of our general and administrative function to support the growth of our business. As a result, we expect that our general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of our total revenue from period to period.

Research and Development Expense. Research and development expenses consist primarily of employee compensation costs and overhead allocation. We believe that continued investment in our platform is important for our growth. We expect our research and development expenses will increase as our business grows.

Interest and Other Expense

Interest expense and other income (expense) include interest expense associated with our outstanding debt and costs associated with this debt, which may include debt extinguishment cost and a factoring financing arrangement. We also may seek to finance strategic acquisitions in the future with the proceeds from additional debt incurrences, which may have an impact on its interest expense.

Income Tax Benefit

We are subject to U.S. federal income taxes, state income taxes net of federal income tax effect and nondeductible expenses. Our effective tax rate will vary depending on permanent non-deductible expenses and other factors.

Results of Operations (In thousands, except per share information)

The following tables set forth our consolidated financial data in dollar amounts and as a percentage of total revenue.

	Year Ended December 31,
	2018	2017

Net revenues	$30,883	$26,722
Cost of revenues	11,802	15,714
Gross profit	19,081	11,008
Operating expenses:
Sales and marketing	5,417	10,721
General and administrative	13,562	14,795
Research and development	6,965	11,108
Total operating expenses	25,944	36,624
Operating loss	(6,863)	(25,616)
Other expense:
Interest expense	(724)	(397)
Fair value adjustment for warrant liabilities	(54)	—
Impairment of digital currencies	(334)	—
Other expense	(2,202)	(13)
Total other expense	(3,314)	(410)
Loss before taxes	(10,177)	(26,026)
Income tax benefit	374	88
Net loss	(9,803)	(25,938)
Cumulative translation adjustment	(71)	127
Comprehensive loss	$(9,874)	$(25,811)
Net loss per share, basic and diluted	$(0.38)	$(1.06)
Weighted-average shares used to compute net loss per share, basic and diluted	25,556	24,519

Comparison of Years Ended December 31, 2018 and 2017

Revenue

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(in thousands)
Revenue
Platform subscriptions and services	$19,409	$16,488	$2,921	17.7%
Application transaction	11,474	10,234	1,240	12.1%
Total revenue	$30,883	$26,722	$4,161	15.6%
Platform subscriptions and services as a percentage of total revenue	62.8%	61.7%
Application transactions as a percentage of total revenue	37.2%	38.3%

Total revenue increased $4.2 million, or 15.6%, in the year ended December 31, 2018 compared to the corresponding period in 2017. Platform subscriptions and services revenue increased $2.9 million, or 17.7%, primarily driven by the fulfillment of contracts related to new customers. Application transaction revenue increased $1.2 million, or 12.1%, due to the Company being released from a revenue share liability of $6.3 million from an application transaction partner which was recorded as a revenue share liability in 2016 and 2017. However, the majority of this was offset by the loss of revenue due to decreased or ceased advertising campaigns.

Revenue from Fox Networks Group recorded as platform subscriptions and services revenue was 42% compared to 44% of total revenue for the years ended December 31, 2018 and 2017 respectively. Revenue from Fetch Media Ltd. recorded as application transaction revenue was 21% compared to 11% of total revenue for 2018 and 2017 respectively. No other customer was greater than 10% or more of total revenue in 2018 or 2017.

Cost of Revenue, Gross Profit and Gross Margin

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(in thousands)
Cost of Revenue
Platform subscriptions and services	$9,628	$7,757	$1,871	24.1%
Application transaction	2,174	7,957	(5,783)	(72.7)%
Total cost of revenue	$11,802	$15,714	$(3,912)	(24.9)%
Gross Profit
Platform subscriptions and services	$9,781	$8,731	$1,050	12.0%
Application transaction	9,300	2,277	7,023	308.4%
Total gross profit	$19,081	$11,008	$8,073	73.3%
Gross Margin
Platform subscriptions and services	50.4%	53.0%
Application transaction	81.1%	22.2%
Total gross margin	61.8%	41.2%

Total gross profit increased $8.1 million, or 73.3%, in the year ended December 31, 2018 compared to the corresponding period of 2017 primarily attributable to an application transaction partner release of the Company from its liability to them in the amount of $6.3 million. At the beginning of 2018, the Company centralized its media purchasing team which resulted in higher application transaction margins year over year.

Operating Expenses

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(in thousands)
Operating expenses
Sales and marketing	$5,417	$10,721	$(5,304)	(49.5)%
General and administrative	13,562	14,795	(1,233)	(8.3)%
Research and development	6,965	11,108	(4,143)	(37.3)%
Total operating expenses	$25,944	$36,624	$(10,680)	(29.2)%

Sales and Marketing

Sales and marketing expense decreased $5.3 million, or (49.5%) for the year ended December 31, 2018 compared to the corresponding period of 2017 primarily due to $2.6 million of reduced employee compensation costs due to lower headcount and $1.6 million reduced commissions expense as a result of lower application transaction revenues excluding the revenue share liability release discussed above.

General and Administrative

General and administrative expense decreased $1.2 million, or (8.3%), for the year ended December 31, 2018, compared to the corresponding period of 2017. The decrease is attributable to a $3.2 million bad debt charge in 2017 related to our litigation with Uber Technologies, Inc. (“Uber”), as described in detail in the section titled “Legal Proceedings,” offset by a $2.3 million increase in professional fees related to the Business Combination as well as litigation expense related to the dispute with two customers.

Research and Development

Research and development expense decreased $4.1 million, or (37.3%) for the year ended December 31, 2018, compared to the corresponding period of 2017 as a result of $3.5 million decreased employee and contract headcount as well as $0.6 million decreased professional fees.

Other income (expense)

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(in thousands)
Other income (expense)
Interest expense	$(724)	$(397)	$(327)	82.4%
Fair value adjustment for warrant liabilities	(54)	-	(54)	-%
Fair value adjustment for digital currencies	(334)	-	(334)	-%
Other (expense)	(2,202)	(13)	(2,189)	16,838.5%
Total other income (expense)	$(3,314)	$(410)	$(2,904)	708.3%

Interest expense increased $327 thousand for the year ended December 31, 2018, compared to the corresponding period of 2017, primarily related to the amount of financing used under our factoring financing arrangement.

Total other expense increased $2.9 million for the year ended December 31, 2018, compared to the corresponding period of 2017 primarily related to expenses related to the Business Combination.

Liquidity and Capital Resources

As of December 31, 2016, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40), which requires management to assess our ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about our ability to meet our future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The Company’s assessment included the preparation of a detailed cash forecast that included all projected cash inflows and outflows. Although the Company continues to focus on growing its revenues, the Company’s ongoing operating expenditures will significantly exceed the revenue it expects to receive for the foreseeable future. Additionally, the Company has a history of operating losses and negative operating cash flows and expects these trends to continue into the foreseeable future.

Our future plans may include utilizing existing with obtaining new credit lines, expanding credit lines, issuing our equity securities, including the exercise of warrants, and reducing overhead expenses. Despite a history of successfully implementing similar plans to alleviate the adverse financial conditions, these sources of working capital are not currently assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. There can be no assurance that the Company will be able to obtain additional funding on satisfactory terms or at all. In addition, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s capital needs and support its growth. If additional funding cannot be obtained on a timely basis and on satisfactory terms, its operations would be materially negatively impacted. We have therefore concluded there is substantial doubt about our ability to continue as a going concern through one year from the issuance of these financial statements.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(in thousands)
Consolidated statement of cash flows
Net cash provided by (used in) operating activities	$(6,592)	$(16,989)	$10,397	(61.2)%
Net cash provided by (used in) investing activities	377	(27)	404	(1,496.3)%
Net cash provided by (used in) financing activities	6,816	4,615	2,201	47.7%

Operating Activities

Our primary source of cash from operating activities is receipts from the sale of our platform subscriptions and services and application transactions to our customers. Our primary uses of cash from operating activities are payments to employee for compensation and related expenses, publishers and other vendors for the purchase of digital media inventory and related costs, sales and marketing expenses and general operating expenses.

We utilized $6.6 million of cash from operating activities during 2018, primarily resulting from a net loss of $9.8 million, as adjusted for non-cash charges related to change in fair value of warrants of $1.3 million, stock-based compensation of $0.5 million, depreciation and amortization of $0.4 million, impairment of digital currencies of $0.3 million and allowance for doubtful receivables of $0.2 million, offset by decrease of deferred taxes of ($0.4) million. In addition, during 2018 certain changes in our operating assets and liabilities resulted in significant cash increases (decreases) as follows: ($5.8) million from a decrease in accrued expenses, $4.2 million from an increase in accounts payable, and $2.4 million from a decrease in accounts receivable.

We utilized $17.0 million of cash from operating activities during 2017, primarily resulting from a net loss of $25.9 million, as adjusted for non-cash charges related to depreciation and amortization of $0.2 million, stock-based compensation of $0.1 million, allowance for doubtful receivables of $3.1 million, and amortization of acquired intangibles of $1.3 million. In addition, during 2017 certain changes in our operating assets and liabilities resulted in significant cash increases (decreases) as follows: ($1.2) million from an decrease in accounts receivable due to the timing of payments received, $3.5 million from an increase in deferred revenue, $3.0 million from an increase in accrued expenses, and ($0.9) million from a decrease in accounts payable and other accrued liabilities as a result of the timing of payments to our vendors.

Investing Activities

Our primary investing activities consist of purchases of office and computer equipment. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and website and internal-use software and development.

Financing Activities

Our financing activities during 2018 consist primarily of the proceeds from common stock subscriptions and our financing factoring agreement. We acquired $6.8 million of cash from financing activities during 2018, primarily as follows: $5.4 million provided by common stock subscriptions; $0.6 million provided by net proceeds from our factoring financing agreement; and $0.5 million of proceeds from the sale of Series A preferred stock shares, net of issuance costs.

Our financing activities during 2017 consist primarily of the issuance of convertible preferred stock and our financing factoring agreement. We acquired $4.6 million of cash from financing activities during 2017, primarily as follows: $3.2 million provided by convertible preferred stock subscriptions; $1.0 million provided by net proceeds from our factoring financing agreement; $0.4 million of proceeds from the sale of convertible preferred stock shares; and ($0.1) million used in payments of capital leases.

Off-Balance Sheet Arrangements

During the years ended December 31, 2018 and 2017, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

Indemnification Agreements

In the ordinary course of business, we provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, solutions to be provided by us or from intellectual property infringement claims made by third parties. In addition, we have entered into indemnification agreements with directors and certain officers and employees that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees.

Contractual Obligations

We lease various office facilities, including our corporate headquarters in Texas and offices in California and Florida, under non-cancellable operating lease agreements that expire through 2023. The terms of the lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease periods. Rent expense under operating leases totaled $0.6 million for each of the years ended December 31, 2018 and 2017.

The following table summarizes our contractual obligations as of December 31, 2018 (in thousands):

	Payments due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating lease obligations	$1,034	$573	$402	$59	—

Future minimum lease obligations years ended December 31,	Lease Obligations
2019	$573
2020	164
2021	119
2022	119
2023	59
Thereafter	-
Total	$1,034

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

This standard is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There is a one-year deferral for non-public companies, but some companies that consider themselves private may have to follow the public company effective date if they meet certain requirements. Early adoption is not permitted under U.S. GAAP, but non-public companies may adopt the new standard as of the public entity effective date. This standard will impact those arrangements historically accounted for under ASC 985-605. VSOE of fair value is not a requirement for separation under the new standard. As a result, certain amounts required to be deferred under ASC 985-605 may be recognized as revenue sooner. The Company has elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The Company will adopt the new standard effective January 1, 2019. The Company is still finalizing its initial assessment, and its impact to the financials upon the adoption of this ASU.

In 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted this guidance effective January 1, 2018. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

In March 2016, the FASB issued ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The amendment simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period. The Company has chosen to early adopt ASU 2016-09 on a prospective basis. There was no material impact to the consolidated financial statements upon adoption.

In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). ASU 2016-01 clarifies the presentation of restricted cash on the statement of cash flows. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. As the Company is an emerging growth company, it has elected to take advantage of a and defer implementation, and has chosen not to early adopt.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 provides a new framework for entities to determine whether a set of assets and activities (together referred to as “a set”) is a business. The amendments in the ASU will assist entities when they evaluate whether transactions should be accounted for as acquisitions (or disposals) either of businesses or of assets. This distinction is important since there are significant differences between the accounting for business combinations and the accounting for acquisitions of assets. Public business entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. As the Company is an emerging growth company, it has elected to take advantage of a and defer implementation under annual periods beginning after December 31, 2019. The Company does not there will be a material impact to the consolidated financial statements upon adoption.

In January 2017, the FASB issued ASU 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-07 simplifies how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Public business entities that are an SEC filer should adopt the amendments in this ASU for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. For testing periods in 2017 and 2018, the Company has not needed to proceed to Step 2 of the goodwill impairment test.

In May 2017, the FASB issued ASU 2017-09—Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. ASU 2017-09 clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company adopted this guidance effective January 1, 2018. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13—Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 improves the effectiveness of disclosures about fair value measurements required under ASC 820. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this Update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this Update and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact this ASU has on its consolidated financial statements.

In August 2018, the Security Exchange Commission (SEC) adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule is effective on November 5, 2018. The Company is evaluating the impact of this guidance on its consolidated financial statements. The Company anticipates its first presentation of changes in stockholders’ equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met:

●	Persuasive evidence of an arrangement exists;

●	The service has been completed or services are actively being provided to the customer;

●	The amount of fees to be paid by the customer is fixed or determinable; and

●	The collection of fees is reasonably assured.

Platform Subscriptions and Services Revenue

We derive subscription revenue from software license fees, which comprise subscription fees from customers licensing our MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if we materially fail to perform.

These application development, license and support fee arrangements represent software arrangements that are accounted for pursuant to the software revenue recognition guidance of ASC 985-605, Software — Revenue Recognition.

We typically receive cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate us to provide PCS over a fixed term. We are unable to establish VSOE of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, we recognize revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, we also provide professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Application Transaction Revenue

We also generate revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, we generally recognize revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and we recognize revenue at the time the user views, clicks, or otherwise acts on the ad. We sell ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, we generate application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, we act as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether we are acting as the principal or an agent in our transactions with advertisers. The determination of whether we are acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative in reaching a conclusion on gross versus net revenue recognition, we place the most weight on the analysis of whether we are the primary obligor in the arrangement. To date, we have determined that we are the primary obligor in all advertising arrangements because we are responsible for identifying and contracting with third-party advertisers, which include both advertising agencies or companies; establishing the selling prices of the advertisements sold; performing all billing and collection activities, including retaining credit risk; and bearing sole responsibility for the suitability and fulfillment of the advertising. Accordingly, we act as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

We record deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. We recognize deferred revenue as revenue only when the revenue recognition criteria are met.

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Concentrations of Credit Risk

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although we limit our exposure to credit loss by depositing our cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, our deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and we believe the carrying value approximates fair value.

Revenue from Fox Networks Group (“Fox”) was 42% compared to 44% of total revenue for the years ended December 31, 2018 and 2017 respectively. Fox accounted for 66% compared to 24% of accounts receivable as of December 31, 2018 and 2017 respectively. Revenue from Fetch Media Ltd. was 21% compared to 11% of total revenue for 2018 and 2017 respectively.

Cash

We consider all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. We had no cash equivalents at December 31, 2018 and 2017.

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. We consider receivables past due based on the contractual payment terms. We make judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases.

Goodwill and Intangible Assets

Goodwill arises from purchase business combinations and is measured as the excess of the cost of the business acquired over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed.

In accordance with ASC 350, Intangibles — Goodwill and Other, we do not amortize goodwill or intangible assets with indefinite lives but rather assess their carrying value for indications of impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

The goodwill impairment test required by ASC 350 is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, or the net book value of the company or reporting unit, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; thus, the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. We attribute goodwill to our sole reporting unit for impairment testing.

The enterprise fair value used by us was derived from valuations utilizing a blending of both the income approach, whereby current and future estimated discounted cash flows were utilized to calculate an operating value of the Company on a controlling interest basis, and the market approach, whereby comparable company results are used to derive a fair value of the Company. The determination of whether goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting unit. Changes in our strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.

Identifiable intangible assets consist of acquired trade names, customer lists, technology, in-process research and development, and order backlog associated with the acquired businesses.

ASC 350 requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable in accordance with ASC 360, Property, Plant, and Equipment.

Amortization of finite-lived intangible assets is calculated using either the straight-line or accelerated amortization model based on the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. We did not recognize any goodwill or intangible impairment losses for the years ended December 31, 2018 or 2017.

Long-Lived Assets

In accordance with authoritative guidance, we periodically re-evaluate the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of our long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods, as well as the strategic significance of the asset to our business objective. We did not recognize any impairment losses for the years ended December 31, 2018 or 2017.

Leases

Leases are reviewed and classified as capital or operating at their inception. For leases that contain rent escalations or periods during the lease term where rent is not required, we recognize rent expense based on allocating the total rent payable on a straight-line basis over the term of the lease excluding lease extension periods. The difference between rent payments and straight-line rent expense is recorded as deferred rent on the consolidated balance sheets. Deferred rent that will be recognized during the succeeding 12-month period is recorded as the current portion of deferred rent and the remainder is recorded as long-term deferred rent.

Under certain leases, we also receive incentives for leasehold improvements, which are recognized as deferred rent if we determine they are owned by us. Leasehold improvement incentives are amortized on a straight-line basis over the shorter of the lease term or estimated useful life as a reduction to rent expense. The leasehold improvements are included in property and equipment, net and are amortized to depreciation expense.

Advertising Costs

Advertising costs are expensed as incurred and were included in sales and marketing expenses on the consolidated statements of operations and comprehensive loss.

Retirement Plan

We administered one employee retirement plan that qualified as a deferred salary arrangement under Section 401(k) of the Code. Under the retirement plan, participating employees may contribute a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. No employer matching contributions were made to the retirement plan for the years ended December 31, 2018 or 2017.

Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax bases of assets and liabilities using current enacted tax rates. Valuation allowances are recorded when the realizability of such deferred tax assets does not meet the more-likely-than-not threshold under ASC 740.

The accounting guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We have not recognized interest or penalties on our consolidated balance sheets or statements of operations and comprehensive loss.

Redeemable Preferred Stock

We issued 6,000 shares for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) in conjunction with the Business Combination. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity.

Comprehensive Loss

We utilize the guidance in ASC 220, Comprehensive Income, for the reporting and display of comprehensive loss and its components in our consolidated financial statements. Comprehensive loss comprises net loss and cumulative foreign currency translation adjustments. The accumulated comprehensive loss at December 31, 2018 and December 31, 2017 was due to foreign currency translation adjustments.

Loss per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2018 and 2017, the Company had outstanding warrants to purchase 18,182,627 and 14,885,964 shares of common stock, respectively. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

As of December 31, 2018 and 2017, 40,707 and 22,451 shares were restricted relating to early exercises of the Company’s 2009 Stock Option Plan and are excluded from basic shares outstanding for the years then ended.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

BUSINESS

References in this section to “Phunware”, “we”, “our”, “us” or “the Company” refer to Phunware, Inc.

Overview

Phunware Inc. is the pioneer of Multiscreen-as-a-Service (“MaaS”) platform, a fully integrated enterprise cloud platform for mobile that provides companies the products, solutions, data and services necessary to engage, manage and monetize their mobile application portfolios and audiences at scale. According to comScore’s 2017 Mobile App Report, consumers spend 66% of their total digital time with mobile devices (smartphones and tablets), and 87% of their mobile time in mobile apps (vs. on mobile web). (Source: comScore 2017 Mobile App Report). Given this reality, brands must establish a strong identity on mobile, especially on devices and platforms specific to the Apple iOS and Google Android operating systems and ecosystems. We help brands define, create, launch, promote, monetize and scale their mobile identities as a means to anchor the digital transformation of their customers’ journeys and brand interactions. Our MaaS platform provides the entire mobile lifecycle of applications, media and data in one login through one procurement relationship.

Our MaaS platform allows for the licensing and creation of category-defining mobile experiences for brands and their application users worldwide. We have successfully expanded our addressable market reach into various important and fast-growing markets: mobile cloud software, media, data science and cryptonetworking. Since our founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs. Phunware IDs are unique identifiers assigned to a mobile device when it becomes first visible across our network of mobile application portfolios. We measure and accumulate Phunware IDs every month through queries that count unique devices that access our mobile application portfolio across our network of mobile applications that we have developed and/or support. The data collected from our Phunware IDs contributes to our data subscription services and application transaction revenue product lines by helping companies and brands boost campaign performance, target high-value users, maximize conversions and optimize spend.

We offer our platforms as SaaS, DaaS and application transactions media. Our business model includes recurring subscriptions, reoccurring transactions and services, often as one-year to five-year software or data licenses, or transaction-based media insertion orders. We prioritize our sales and marketing efforts first on recurring SaaS and DaaS subscriptions, second on reoccurring transactions and third on services. In years in which transactional engagements are not expected to be attractive for gross margins, they are either avoided or pursued opportunistically only. Our target customers are enterprise companies with large digital, mobile, marketing and information technology budgets and spending that are enacting digital transformation in their businesses. These include companies from all vertical markets, including, for example, Fox Networks Group in Media & Entertainment, Cedars Sinai in Healthcare, Kohl’s in Retail, Wynn Resorts in Hospitality, Ft. Lauderdale Airport in Aviation, Brickell City Center in Real Estate, AT&T in Sports and the City of Las Vegas in Government.

Our Industry

We participate in four rapidly evolving markets — mobile cloud software, media, big data and cryptonetworking — each driven by some combination of technological advancements including cloud, software-defined infrastructure, mobility, data analytics, IoT and decentralization.

Mobile Cloud Software — The mobile cloud software market includes SaaS-based mobile software for all businesses, brands and consumers. The mobile application market is enormous, with worldwide smartphone users downloading more than 175 billion apps — and spending over $86 billion on them — in 2017. (Source: App Annie, 2017 Retrospective). The number of apps available to Android and iOS users climbed over 6 million in 2017 as well, and the average number of apps on a user’s phone is approximately 80. (Source: App Annie, 2017 Retrospective). In 2018, the app economy is predicted to enter a new era and surpass $110 billion in app store spend (Source: App Annie, Top Predictions for the App Economy in 2018).

Media Market — The digital media market includes display, native, video and other types of paid media campaigns rendered on a connected device and used for audience building, audience engagement or audience monetization. According to eMarketer, digital media spending including mobile will top $225 billion and represent 49.6% of total media investment by 2021 (Source: eMarketer, “Worldwide Ad Spending eMarketer’s Updated Estimates and forecast for 2016-2021”). According to the Internet Advertising Bureau (IAB), users spend 66% of their online time on a mobile device and mobile advertising revenue now makes up 54% of all digital ad revenues (Source: Internet Advertising Bureau (IAB), “Digital Trends: Consumer Usage of Digital and its Influence on Ad Revenue”). In the first half of 2017, mobile advertising revenue was $21.7 billion in the US alone (Source: Internet Advertising Bureau (IAB), “Digital Trends: Consumer Usage of Digital and its Influence on Ad Revenue”) and Goodway Group predicts it will grow nearly 4% month-over-month with an expected overall price increase of over 45% by 2019. (Source: Goodway Group, “2018 Programmatic Pricing Guide Projects Big Price Increase for mobile Ads by 2019”).

Big Data Market — The big data market includes businesses engaged in the creation, consumption and/or processing of big data. IDC forecasts that this market will grow from $130 billion in 2016 to more than $203 billion in 2020 (Source: IDC, “Double-Digit Growth Forecast for the Worldwide Big Data and Business Analytics Market Through 2020 Led by Banking and Manufacturing Investments, According to IDC,” October 3, 2015). According to Cisco Systems, global mobile data traffic will grow from 7 exabytes per month in 2016 to 49 exabytes per month in 2021, a compound annual growth rate of 47 percent (Source: Source: Cisco Global Cloud Index: Forecast and Methodology, 2016-201 White Paper). Users are increasingly willing to share their data and participate in this market: 40% of broadband households are willing to share data with manufacturers for product monitoring and maintenance (Source: Parks and Associates, “More than three-fourths of U.S. broadband households use Wi-Fi for in-home connectivity,” May 31, 2017). Across 17 countries studied, 27% users are willing to share their personal data in exchange for benefits or rewards like lower costs or personalized service (Source: GFK Insights, “More people firmly agree with sharing personal data, in return for rewards, than firmly disagree,” January 27, 2017).

Cryptonetworking — The cryptonetworking market includes currencies and other tokens that use distributed ledger technology and cryptography to secure transactions and verify asset transfers. We believe that it grew exponentially over the course of 2017 and 2018 and will continue to grow, and that cryptocurrencies are larger than many national currencies and other major payment networks.

Real-time cryptocurrency market capitalization information is available at the CoinMarketCap website.

PhunCoin™ (“PhunCoin”)

We previously formed a wholly-owned subsidiary, PhunCoin, Inc. that will be the issuer of our PhunCoin. PhunCoin will be designed for use within the PhunCoin Ecosystem, which is intended to be a rewards marketplace and data exchange whereby users receive PhunCoin in exchange for their information and PhunCoin can be redeemed by users for goods and services. The PhunCoin Ecosystem is currently in the development stage and is intended to enhance and augment our current mobile application platform, which enables businesses to engage, manage and monetize the information collected by end users and our customers from our consumers.

We currently anticipate that our products and technologies will be enhanced through the creation of the PhunCoin Ecosystem, and that users in the new PhunCoin Ecosystem will fall into three basic categories:

●	Manufacturers, consumer product companies, marketing firms, brands and other sellers of goods and services. We generally refer to this group as our “customers.”

●	Individuals that provide personally identifiable information to us and our customers. We generally refer to this group as “consumers.”

●	Application developers that will include the PhunCoin software development kits into their applications and other software developers and engineers that will help create and maintain the PhunCoin Ecosystem. We generally refer to this group as “developers.”

We anticipate that, when the PhunCoin Ecosystem becomes operational, our customers will generally continue to pay us cash for use of our technology and our consumers and developers generally will receive PhunCoin in exchange for providing services and information to us and our customers.

In accordance with the Merger Agreement, PhunCoin Sub commenced an offering to raise capital to fund the development and creation of the PhunCoin Ecosystem through the issuance of rights to receive future PhunCoin (the “Rights”). These Rights will only be issued to accredited investors pursuant to an offering under Rule 506(c) of Regulation D under the Securities Act that complies with know-your-customer (“KYC”), anti-money-laundering (“AML”) and accredited investor verification requirements.

Our current expectation is that the proceeds from the Rule 506(c) offering of Rights is anticipated to be used solely to fund development of the PhunCoin Ecosystem, with any additional amounts being used at the discretion of the Phunware or PhunCoin Sub. We currently estimate that the use of proceeds from the Rule 506(c) offering of Rights are anticipated to be used as follows:

●	35% — Sales & Marketing

●	35% — Research & Development

●	20% — Ecosystem Development

●	10% — General & Administrative

In addition, PhunCoin, Inc. recently commenced an offering of up to $1,070,000 of Rights pursuant to Regulation CF. Assuming the entire amount of the offering is raised and we close on the offering, we estimate that the use of proceeds from the Regulation CF offering of Rights are anticipated to be used as follows:

●	33% — Sales & Marketing

●	52% — Research & Development

●	10% — General & Administrative

●	6% — Intermediary fees

PhunCoin will be a digital asset built and transacted on top of an existing blockchain technology. We do not intend to create our own blockchain technology. As a part of our research and development, we evaluated several blockchain technologies to determine which of these providers meet the design specifications we require to create the PhunCoin Ecosystem. We have evaluated the feasibility of potential solutions and have conducted technical evaluatioms, performanc eevaluations, user testing, and other analyses in order to determine the best technology for the PhunCoin Ecosystem. As a result, we have decided to initially use the Stellar blockchain technology for PhunCoin Ecosystem, although we may choose to use a different blockchain technology in the future. We blelieve that the Stellar blockchain technology will also enable us to comply with the registration and other requirements of the federal and state securities laws and other applicable laws and regulations.

As part of the PhunCoin Ecosystem launch (i.e., the “Token Generation Event”), PhunCoin Sub intends to issue PhunCoin pursuant to an offering either registered or eligible for exemption from registration under the Securities Act. However, there is no assurance that the PhunCoin Ecosystem will be operational by then (if at all) nor that the offering of PhunCoin will be registered or eligible for an exemption from registration under the Securities Act. PhunCoin will initially be issued to holders of the Rights and also to warrant holders of PhunCoin Right who were also issued warrants that entitle them to receive PhunCoin if the Token Generation Event occurs. These PhunCoin will have the same terms, other than price, as the PhunCoin being issued to holders of the Rights.

For securities law purposes, PhunCoin is deemed to have already been sold to the holders of the Rights and the warrantholders that have a Right to future issuance of PhunCoin (the“PhunCoin”). This means that, if and when issued, such PhunCoin will be restricted as to transder and that any resale by such holders must be made pursuant to an exemption from registration or pursuant to an effective resale registration statement with respect to the Series F Preferred Stock, or the Series F Warrants. This means that, if and when issued, such PhunCoin will be restricted as to transfer and that any resale by such holders must be made pursuant to an exemption from registration or pursuant to an effective resale registration statement. Phunware does not believe that the PhunCoin issued to holders of the Rights and Series F Warrants will have any material impact on the amount of capital PhunCoin Sub (or Phunware) may be able to raise for the purposes of creating and operating the PhunCoin Ecosystem or other future capital needs. This is because PhunCoin Sub (i) does not currently contemplate using the proposed PhunCoin offering, as described below, to raise capital (although it could determine to do that as well) but rather, to allow PhunCoin to be distributed in exchange for data and services and (ii) Phunware and the PhunCoin Sub expect to be able to access other sources of capital, which may include debt financings and equity financings through additional private placements, or other offerings (including the current Rule 506(c) private placement which is offering up to $100 million of Rights).

Phunware intends for PhunCoin Sub to be the actual issuer of PhunCoin. Before PhunCoin Sub issues PhunCoin to the holders of PhunCoin Right, Phunware will obtain the consent of those warrantholders representing the requisite vote necessary to amend the Warrants to provide for the assignment by Phunware to PhunCoin Sub of all of Phunware’s obligations to issue PhunCoin. Pursuant to the amendment, PhunCoin Sub will fully and unconditionally assume all of Phunware’s obligations to issue PhunCoin that exist under the warrant. Phunware will notify all warrantholders of any amendment to the warrant and the assignment by Phunware, and the assumption by PhunCoin, of the obligations to issue PhunCoin and intends to file a Current Report on Form 8-K once the amendment is entered into and becomes effective.

Once our proposed PhunCoin offering is either registered with the SEC or eligible for an exemption from registration under the Securities Act, we expect to distribute PhunCoin to developers in exchange for services, i.e. for the inclusion of the PhunCoin software development kit (i.e. SDK) into the developers’ applications and for the application usage data they provide to the PhunCoin Ecosystem. We also intend to distribute PhunCoin to consumers in exchange for their agreements to provide certain benefits to us, including, but not be limited to, enriching their data with additional information and participating in marketing campaigns that will assist us to deliver increased value to customers.

At this time, we have not taken any action to list PhunCoin on a trading platform. We intend to list and allow trading of PhunCoin in the future, but only on those platforms that comply with all applicable federal and state securities laws. Currently, no such trading platforms exist.

PhunCoin is intended to be a digital asset that entitles the holder to access the PhunCoin Ecosystem that we are building and to use PhunCoin in exchange for goods and services in the PhunCoin Ecosystem. Both PhunCoin and the PhunCoin Ecosystem are currently under development and, therefore, the specific legal and economic rights have not been finalized. However, we do not expect that PhunCoin will have any governance, voting, dividend or other rights with respect to either PhunCoin Sub or us, and that we expect that all holders of PhunCoin will have the same rights.

Our core business is as a mobile application platform enabling our customers to utilize the platform to engage, manage and monetize their interaction with consumers. Today, this takes the form of software modules such as location-based services, analytics, content management, marketing automation, and other customer engagement technology designed to create desired business outcomes for that customer. We expect to integrate PhunCoin into our core business platform as well as create new software and systems to support the PhunCoin Ecosystem. PhunCoin will complement and supplement our core business by adding new capabilities for our customers to use “cryptonetworking” to engage consumers, while at the same time creating a new ecosystem that allows those consumers to benefit from the provision and use of their data. Our core business enables the rapid integration of mobile solutions, but PhunCoin further enhances that capability by incentivizing customer and consumer engagement with these solutions.

Cryptonetworking is currently not available to Phunware customers. To make cryptonetworking available, Phunware intends to deploy a combination of standalone technology as well as integration into its MaaS platform such that customers could potentially use cryptonetworking as a reward for consumers taking action in an application built on the MaaS platform. Phunware is not currently generating, nor in the past has it generated, revenue from this product or solution offering. To the extent that this type of functionality may require the PhunCoin Ecosystem to become a registered broker-dealer and register as an alternative trading system with the SEC, PhunCoin Sub intends to undertake those registrations or revise the functionality in order to remain fully compliant with all applicable laws.

Each PhunCoin user account will be created using a technology called self-sovereign identity. This is an identity that is based on blockchain technology and gives the user full control over this identity without a central authority. Since our approach to this identity starts with an application and the user’s mobile device, the User who creates this identity will then be paired to the device through a relationship on that identity system. In addition, this identity will be paired with an account on the blockchain provider, which will then be the blockchain account at which the PhunCoin can be received via transactions. Key recovery functions and custody of private digital asset keys will be handled by the identity solution provider and integrated into the software system.

We do not intend to create our own self-sovereign identity system, but to evaluate other existing systems already proven in the market and to integrate them into the PhunCoin Ecosystem. Such providers include, but are not limited to, Sovrin/Everynm (i.e. www.sovrin.org), Veres.One (i.e. www.veres.one) and uPort (i.e. www.uport.me). As a part of research and development, we will evaluate an array of self-sovereign technology providers to determine which of these providers meet the design specifications we require to create the PhunCoin Ecosystem. For each provider, we will conduct technical evaluations, performance evaluations, user testing, etc. to determine the best technology for the PhunCoin Ecosystem. This will include evaluation and implementation of the technical architecture needed to validate ownership and approve transfer of PhunCoin in order to comply with applicable securities laws.

Where possible, we intend to use existing mobile security features, such as, but not limited to, Apple Touch ID to further secure and at the same time enable easy access to the PhunCoin application using biometric/fingerprint capabilities of those devices.

A multidisciplinary team (design engineering, quality assurance, and product) is actively developing all aspects of the PhunCoin Ecosystem. iOS and Android PhunCoin wallet and SDK development is also underway and the data exchange capabilities are being implemented, including segment management and data monetization.

Our Solution

Our business model includes a combination of subscription, transaction and service offerings that enable customers to engage, manage and monetize their mobile application portfolios throughout the mobile application lifecycle, which occurs in four phases:

●	Strategize — We help brands define the application experience and determine the operating systems, feature sets and use cases they want their mobile application to support.

●	Create — We help brands build, buy or lease their application portfolio.

●	Launch — We help brands launch their applications and build their mobile audience.

●	Engage, Monetize and Optimize — We help brands activate, monetize and optimize their mobile application portfolios.

Our Offerings

Within the four core markets above, our MaaS platform, products and solutions include the following:

●	Software, including recurring one- to five-year software licensing for

●	MaaS software ingredients that are included inside mobile application portfolios such as Software Development Kits (“SDKs”), Application Programming Interfaces (“APIs”), scripts, portals, integrations, interfaces and other software tools, solutions and services that address

●	Business Intelligence & Analytics (SDK that provides data related to application use and engagement),

●	Content Management (SDK that allows application admins to create and manage app content in a cloud-based portal),

●	Alerts, Notifications & Messaging (SDK that enables brands to send messages to app users through the app),

●	Marketing Automation (SDK that enables location-triggered messages and workflow);

●	Advertising (SDK that enables in-app audience monetization);

●	Loyalty & Rewards,

●	Commerce,

●	Location-Based Services (module that include Mapping, Navigation, Way finding, Workflow, Asset Management and Policy Enforcement), and

●	Support & Maintenance of the application;

●	MaaS software application frameworks that pre-integrate all of our MaaS software ingredients for use within mobile application portfolios, solutions and services; and

●	MaaS vertical solutions, which are off-the-shelf, iOS- and Android-based mobile application portfolios, solutions and services that address

●	the patient experience for healthcare,

●	the shopper experience for retail,

●	the fan experience for sports,

●	the traveler experience for aviation,

●	the luxury resident experience for real estate,

●	the luxury guest experience for hospitality,

●	the student experience for education and

●	the generic user experience for all other verticals and applications.

●	Application transactions, including re-occurring and one-time transactional media purchases, often via insertion orders, for

●	application discovery, user acquisition and audience building,

●	audience engagement, and

●	audience monetization;

●	Data, including re-occurring and one-time application transaction media campaigns and recurring one to five year data licensing for one-to-one, indoor and outdoor, consumer targeting across

●	Global Position Systems (GPS),

●	high- and low-density WiFi,

●	physical and virtual beacons; and

●	Cryptonetworking, including a PhunCoin™ crypto ecosystem that directly connects and rewards mobile application users and user segments worldwide with the businesses that want to reach them locally, regionally or globally at scale. Cryptonetworking and PhunCoin is not currently available to our customers, as the Phunware is evaluating blockchain technologies for its PhunCoin Ecosystem.

Our Competitive Strengths

Fully integrated and comprehensive solutions: Our comprehensive solutions can be used across mobile application experience definition, application portfolio creation, user discovery, user acquisition, user engagement and user monetization. Data from application analytics and our database of over one petabyte can be used to inform business decisions related to mobile strategy, marketing, operations and more.

Data reach and scale: Since Phunware’s founding in 2009, our goal has been to use our software platform within the application portfolios of the world’s largest companies and brands to create a massive database of proprietary Phunware IDs for every device touching networks globally to then reach everyone, everywhere, indoors and outdoors, in real time, on a 1-to-1 basis.

Built to be mobile-first, native-first, cloud-based: Phunware was built from the ground up to focus on native mobile development, while other companies in the mobile space have attempted to create shortcuts with “write once, run anywhere” software. The result is almost a decade of platform-specific mobile expertise, a major competitive differentiator.

Results-driven culture: Our employees are granted stock options upon hire and are encouraged to think of Phunware as a company they own rather than a company for which they work. We also promote from within to reward top performers and encourage leadership development. The result is an employee base singularly focused on solving problems and driving results.

Intellectual property portfolio development and world-class engineering resources: Through our world-class in-house technical and engineering organization, we have focused developing our intellectual property, including methods of accessing wireless account information, rendering content on a wireless device, indoor navigation with a mobile device and more. We are developing creative solutions to solve complex technical problems and create competitive advantages for our customers.

Consumer-first mindset: As news stories about improper use and abuse of consumer data by social networks and app developers continue to surface, we are in a unique position to capitalize on other technology companies’ lack of foresight. The PhunCoin crypto token will empower users to control and be compensated for the data they contribute to the PhunCoin Ecosystem, and it will prevent traditional security breach concerns by storing and biometrically protecting data and self-sovereign identity client-side (versus in the cloud).

Our Growth Strategy

Key elements of our growth strategy include:

Expand mobile products and services. Mobile applications, media and data are among the fastest-growing and complex technology markets. We have made significant investments in research and development and plan to continue extending the functionality and breadth of our applications in the future.

Deepen existing customer relationships. We believe that we are well positioned to identify new opportunities or enhance existing services and solutions within our existing customers. We create cross and upsell opportunity between subscription, media and data customers as each customer seeks to deepen its approach to mobile application lifecycle management.

Develop new relationships to expand our customer base. We intend to continue to grow our customer base by expanding our team of sales professionals and developing our indirect channel relationships. We are able to leverage our mobile expertise and capabilities to compete effectively for new customers both directly and indirectly. Primary indirect channels include hardware, software, carriers and systems integrators/consultancies.

Continue to grow our strong domestic footprint and expand internationally. We have a strong and growing presence in the United States and we believe there are significant opportunities for further domestic expansion. We believe there are multiple attractive market opportunities, both domestically and internationally, into which we will continue to opportunistically expand. Top expansion targets include entertainment, healthcare, retail and real estate — all verticals that benefit from our integrated solutions, comprehensive lifecycle approach and ability to engage users in both digital and physical worlds.

Add new capabilities and geographic regions through strategic acquisition. We operate in a fragmented market that offers significant consolidation opportunities. We will continue to evaluate strategic acquisitions and partnerships that enhance our capabilities and expand our geographic footprint, both domestically and internationally.

Expand our partnership network with third-party providers of tools and services. We are able to leverage our mobile expertise and capabilities to compete effectively for new customers both directly and indirectly. Primary indirect channels include hardware, software, carriers and systems integrators/consultancies. We are focused on building our brand to grow within existing and target end markets where there is strong demand for the products and solutions we provide.

Our Customers

Our target customers are enterprise companies with consistent IT spending that are looking to enact digital transformation in their business — whether it is retail, healthcare, entertainment, real estate or any other industry. We provide technology and solutions to support these companies through every stage of the mobile application lifecycle.

We believe the multi-year contractual nature of our software and managed services provides revenue visibility. Our subscription agreements with our customers consist of standard services agreements that generally do not contain any minimum commitment terms that would guarantee business for us and do not impose obligations upon us such as exclusivity or other terms. These agreements provide standard terms relating to payment, liability, performance, cancellation and termination, confidentiality, and indemnification obligations, among other provisions. All of these agreements contain terms of service that generally are consistent across Phunware’s customers. These standard services agreements are, for the most part, governed by the standard terms and conditions from the Interactive Advertising Bureau’s (“IAB”) Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, which provides that in the event that payments are not paid to the agency, then the media company, or us, agrees to hold the advertiser solely liable.

Concentration of Major Customers

During the year ended December 31, 2018, our sales were concentrated with Fox Networks Group (“Fox”) and Fetch Media, Ltd. (“Fetch”), which accounted for 42% and 21% of our net sales, respectively. During the year ended December 31, 2017, our sales were concentrated with Fox and Fetch, which accounted for 44% and 11% of our net sales, respectively. As with our other subscriptions and services customers, our contractual arrangements with Fox are governed by standard terms of service and statements of work. Furthermore, our contractual arrangements with our application transaction customers, including Fetch, are governed by insertion orders, which in addition to being governed by our standard terms and conditions are also governed by IAB terms, including but not limited to payment liability and obligations. The revenue concentration of these customers is simply a function of the Company selling additional services and expanding the scope of work. Terms are consistent with our standard terms and contain no materially different terms or conditions.

Our agreements, including those with Fox and Fetch, are pursuant to standard services agreements. All of these agreements contain standard terms of service that generally are consistent across Phunware’s customers.

Our application transaction agreements, also known as insertion orders, are typically governed by the IAB Standard Terms and Conditions for Internet Adverting for Media Buys One Year or Less (V3.0) (the “IAB Terms”), which can be found on the IAB’s website. The IAB Terms in Section III.c provide that in the event that payments are not paid to the agency, then the media company, or us, agrees to hold the advertiser solely liable . Phunware views the agreements as contracts that ordinarily accompany the business conducted by Phunware and, because of the lack of any commitments to provide a certain amount of business, Phunware is not substantially dependent on the agreements.

Technology Infrastructure and Operations

Our hybrid SaaS solutions enable us to develop and deliver products to customers at large scale with best-fit cost efficiencies. Our customers are served from geographically disperse datacenter and cloud hosting providers primarily located on the United States West and East coasts, Ireland, and Tokyo, along with content delivery network (“CDN”) providers located throughout the world.

Each hosting facility has multiple compliance accreditations including ISO 27001, 27017, 27018, SOC 1-3, SSAE-16, HIPAA and PCI-DSS. All facilities have 24x7 on-site security staff, biometric access control, security cameras and pre-approved and escorted access controls. Our facilities feature redundant power, battery backup, air conditioning systems and diesel generators to ensure our uptime and availability.

Our solutions are built using service and micro-service oriented architecture principles, utilizing open source and commercially available software. All of our products are built with scale, fault tolerance and redundancy as foundational pillars. Our operations teams are on-call and staffed 24x7x365 ensuring we can meet the high levels of uptime and performance demanded by our customers, and to meet or exceed our 99.9% SLA availability commitment outside of planned maintenance windows.

We believe application security is paramount to the foundational design for all the software we write. Our software architects treat code security as a core requirement and our development teams follow security standards at each stage of our Secure Development Lifecycle (“SDLC”). Our products contain numerous features designed to keep our platform and products secure, including encrypted data transportation (“HTTPs”), multi-factor authentication, API/SDK authentication and authorization, role-based access controls, and encrypted data at rest. We implement manual code reviews, static application security testing (“SAST”), open source analysis (“OSA”), in-house QA/QC engineering and third party security assessments to ensure our technology infrastructure is secure.

Competition

The market for technology and solutions related to mobile application lifecycle management is evolving, highly competitive and significantly fragmented. With the introduction of new technologies and the potential entry of new competitors into the market, we expect competition to increase and intensify in the future, which could harm our ability to increase sales, maintain or increase renewals and maintain our prices.

We compete primarily with companies offering cloud-based software solutions for location-based services, mobile marketing automation, content management, analytics and audience monetization, as well as data and campaign management for audience building and engagement. We also sometimes compete with application development agencies, in-house mobile teams and products developed by software providers that allow customers to build and scale new mobile applications. Our competitors include Adobe, Oracle, Urban Airship, Chaotic Moon, Adroll and many more.

We believe the principal competitive factors in our market include the following:

●	product features and functionality;

●	location accuracy and latency;

●	technology architecture;

●	level of customer satisfaction;

●	ease of use;

●	deployment options and hardware flexibility;

●	breadth and depth of application functionality;

●	professional services and customer support;

●	total costs of ownership;

●	brand awareness and reputation;

●	sophistication of technology platform;

●	actionable insights through big data analytics;

●	capability for customization, configurability, integration, security, scalability and reliability of applications;

●	ability to innovate and respond to customer needs rapidly;

●	domain expertise;

●	global reach;

●	size of customer base and level of user adoption; and

●	ability to integrate with legacy enterprise infrastructures and third-party applications.

Some of our current competitors have, and future competitors may have, greater financial, technical, marketing and other resources, greater resources to devote to the development, promotion, sale and support of their products and services, more extensive customer bases and broader customer relationships, and/or longer operating histories and greater name recognition. As a result, these competitors may be better able to respond quickly to new technologies and to undertake more extensive marketing campaigns. In a few cases, some competitors may also be able to offer competing solutions at little or no additional cost by bundling them with their existing suite of solutions.

Government Regulation

We are subject to numerous U.S. and foreign laws and regulations that are applicable to companies engaged in the business of advertising on mobile devices. In addition, many areas of law that apply to our business are still evolving and could potentially affect our business to the extent they restrict our business practices or impose a greater risk of liability.

Given the nascent stage of mobile advertising, industry practices are rapidly evolving. We participate in the Digital Advertising Alliance and other industry groups that are developing best practices for the mobile advertising industry.

Privacy and Data Protection

Privacy and data protection laws play a significant role in our business. In the United States, at both the state and federal level, there are laws that govern activities such as the collection and use of data by companies like us and privacy and data protection issues generally have gained wide media and public attention recently. Online advertising activities in the United States have primarily been subject to regulation by the FTC, which has regularly relied upon Section 5 of the Federal Trade Commission Act to enforce against unfair and deceptive trade practices. Section 5 has been the primary regulatory tool used to enforce against alleged violations of online privacy policies and would apply to privacy practices in the mobile advertising industry. In December 2012, the FTC adopted amendments to rules under COPPA, which went into effect in July 2013. These amendments broadened the potential applicability of COPPA compliance obligations to our activities and those of our clients. Further, Europe’s new General Data Protection Regulation (which came into force in May 2018) extends the jurisdictional scope of European data protection law. As a result, we will be subject to the European Union’s General Data Protection Regulation (“GDPR”) when we provide our media and data services in Europe. The GDPR imposes stricter data protection requirements that may necessitate changes to our services and business practices.

The issue of privacy in the mobile advertising industry is still evolving. Federal legislation and rulemaking has been proposed from time to time that would govern certain advertising practices as they relate to mobile devices, including the use of precise geolocation data. Although such legislation has not been enacted, it remains a possibility that such federal and state laws may be passed in the future.

There have been numerous civil lawsuits, including class action lawsuits, filed against companies that conduct business in the mobile device industry, including makers of mobile devices, mobile application providers, mobile operating system providers and mobile third-party networks. Plaintiffs in these lawsuits have alleged a range of violations of federal, state and common laws, including computer trespass and violation of privacy laws.

In addition, mobile services are generally not restricted by geographic boundaries and our services reach mobile devices throughout the world. We transact business with our customers in Europe and Southeast Asia and, as a result, some of our activities may also be subject to the laws of foreign jurisdictions. In particular, European data protection laws can be more restrictive regarding the collection and use of data than those in U.S. jurisdictions. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

Research and Development

Our ability to compete depends in large part on our continuous commitment to research and development and our ability to rapidly introduce new applications, technologies, features and functionality into our solutions. Our research and development efforts are focused on improving and enhancing our existing service offerings by working closely with our customers, conducting quality assurance testing and improving our core technology as well as developing new proprietary services and solutions. Performance, security, functional depth and breadth, and usability of our solutions drive our technology decisions and product development.

Intellectual Property

Our ability to protect our intellectual property, including our technologies, is an important factor in the success and continued growth of our business. We protect our intellectual property through trade secrets law, patents, copyrights, trademarks and contracts. We have established business procedures designed to maintain the confidentiality of our proprietary information such as the use of our license agreements with customers and our use of our confidentiality agreements and intellectual property assignment agreements with our employees, consultants, business partners and advisors where appropriate. Some of our technologies rely upon third party licensed intellectual property.

In the United States, we have 13 patents issued, 6 non-provisional patent applications. The issued patents expire between the years 2027 and 2036. In addition, we have registered “Phunware” as a trademark in the United States and Canada. We cannot assure you that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Furthermore, even if a patent is issued, we cannot assure you that such patent will be adequate to protect our business. We also license software from third parties for integration into our solutions, including open source software and other software available on commercially reasonable terms.

Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to expand our international operations, and effective patent, copyright, trademark, and trade secret protection may not be available or may be limited in foreign countries.

Our industry is characterized by the existence of a large number of patents and claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in our markets have extensive patent portfolios and are regularly involved in litigation. From time to time, third parties, including certain of these leading companies, may assert patent, copyright, trade secret, and other intellectual property rights against us, our channel partners or our customers. Our standard license and other agreements may obligate us to indemnify our channel partners and customers against such claims. Successful claims of infringement by a third party could prevent us from continuing to offer our solution or performing certain services, require us to expend time and money to develop non-infringing solutions, or force us to pay substantial damages, including treble damages if we are found to have willfully infringed patents or copyrights, royalties or other fees. Competitors may also be more likely to claim that our solutions infringe their proprietary rights and seek an injunction against us from continuing to offer our platform. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents or other proprietary rights.

Employees

We leverage our employees’ long-standing, deep customer relationships and strong technical expertise to deliver complex solutions that meet customer needs and advance mobile technology. As of December 31, 2018, we had 148 employees, including 104 software developers, engineers, QA engineers and product managers. We employed a sales and marketing force of approximately 20 professionals.

We believe it is as the result of its employee base that we have long-standing customer engagements and strong financial performance. None of our employees are currently covered under any collective bargaining agreements. We believe our relations with our employees are good.

Facilities

Our corporate headquarters is located in Austin, Texas, where we currently lease approximately 10,600 square feet under the lease agreement set to expire in 2020. We also lease facilities in Newport Beach, California; San Diego, California; and Miami, Florida. We believe our current facilities are adequate to meet our ongoing needs and that, to accommodate growth, we will seek additional facilities as needed to satisfy our growth.

Legal Proceedings

From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business, including commercial disputes from time to time.

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. The case, captioned Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 was filed in the Superior Court of the State of California County of San Francisco. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or We (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposes to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). Uber and Fetch have reached an agreement in principle to settle Uber’s claims against Fetch on terms that have not been disclosed to Phunware at this time. The Court has set a trial date of August 12, 2019. The parties have exchanged documents in discovery and depositions are underway. We maintain that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us.

On September 8, 2017, we and Greater Houston Convention and Visitors Bureau (“GHCVB”) initiated litigation in a breach of contract dispute. The case is captioned Greater Houston Convention and Visitors Bureau v. Phunware, Inc., Cause No. 2017-58894, in the District Court of Harris County, Texas. The dispute concerns an October 2016 agreement for us to develop a mobile application and advertising campaign for GHCVB. In April 2018, the parties mediated this dispute with the assistance of a private mediator. The mediation was successful and Phunware was awarded $485 thousand, which was paid to us in April 2018. Each side was responsible for their own attorneys’ fees.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names, ages and positions of our executive officers and directors as of December 26, 2018:

Name	Age	Position
Executive Officers
Alan S. Knitowski	49	Chief Executive Officer and Director
Luan Dang	47	Chief Technical Officer
Matt Aune	43	Chief Financial Officer
Randall Crowder	38	Chief Operating Officer and Director
Significant Employees
Barbary Brunner(4)	54	Chief Marketing Officer
Matthew Lindenberger	40	Executive Vice President of Engineering
Tushar Patel	52	Executive Vice President of Corporate Development
Non-Employee Directors
Prokopios (Akis) Tsirigakis(1)(2)	64	Chair
George Syllantavos(2)	54	Director
Lori Tauber Marcus(2)(3)	56	Director
Keith Cowan(1)(3)	62	Director
Kathy Tan Mayor(1)(3)	42	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

(4)	On March 6, 2019, Barbary Brunner, notified Phunware of her intention to resign to pursue other opportunities. Ms. Brunner assisted in the transitions of her responsibilities through her departure date of March 15, 2019.

EXECUTIVE OFFICERS

Alan Knitowski co-founded Phunware and has served as its Chief Executive Officer and a member of the board of directors since February 2009. Prior to co-founding Phunware, Mr. Knitowski served as President of Strategic Investments and Managing Director for Trymetris Capital Management, LLC, or Trymetris, a hedge fund sponsor, from April 2004 to February 2009. Mr. Knitowski holds a B.S. in Industrial Engineering from The University of Miami, an M.S. in Industrial Engineering from the Georgia Institute of Technology and an M.B.A from the Haas School of Business at the University of California, Berkeley.

We believe Mr. Knitowski is qualified to serve as a member of our board of directors because as co-founder he has extensive knowledge of our company and his comprehensive background in information technology.

Luan Dang co-founded our Phunware and has served as its Chief Technology Officer since February 2009. Prior to co-founding Phunware, he served as President of Alternative Investments for Trymetris from April 2004 to February 2009. Mr. Dang holds a B.S. in Computer Engineering from the University of California at San Diego and an M.S. in Computer Science from Stanford University.

Matt Aune has served as Phunware’s Chief Financial Officer since August 2013. Mr. Aune previously served as its Director of Finance and Accounting from August 2011 to August 2013. Prior to joining Phunware, Mr. Aune was employed by Sony Computer Entertainment America as Senior Business Finance and Operations Analyst from July 2010 to August 2011. From 2003 to 2009, Mr. Aune served in a variety of roles at Midway Games, a video game developer and publisher, with his final role as the Senior Manager of Financial Planning and Analysis for Worldwide Product Development. Mr. Aune holds a B.A. in Economics from the University of California, San Diego and an M.B.A. from San Diego State University.

Randall Crowder has served as Phunware’s Chief Operating Officer since February 2018. In September 2017, he founded and continues to serve as the Managing Partner at Nove Ventures, a venture capital firm, which focuses on investing in established companies like Phunware that are looking to leverage blockchain technology to complement their core business model. Since August 2009, Mr. Crowder has also been a co-founder and Managing Partner at TEXO Ventures, which focuses primarily on tech-enabled health services. Mr. Crowder holds a B.S. in General Management from the United States Military Academy at West Point and an M.B.A. from the McCombs School of Business at the University of Texas at Austin.

We believe Mr. Crowder is qualified to serve as a member of our board of directors because of his extensive knowledge and background in cryptosecurities and cryptocurrencies, as well as his experience in information technology.

SIGNIFICANT EMPLOYEES

Matthew Lindenberger has been our Executive Vice President of Engineering since April 2018. Prior to that, he was our Vice President of Engineering since the Simplikate acquisition in June 2014. While at Simplikate, Mr. Lindenberger was their President and Chief Technology Officer from June 2003 to June 2014.

Tushar Patel has been our Executive Vice President of Corporate Development since the acquisition of Simplikate in June 2014. Prior to that, Mr. Patel was founder and CEO of Simplikate since Feb 2002. Mr. Patel holds a B.B.A in Management from the University of Texas at Austin.

NON-EMPLOYEE DIRECTORS

Prokopios (Akis) Tsirigakis served as Stellar’s Chairman of the Board of Directors, President and co-Chief Executive Officer since December 2015. From May 2011 until October 2013, Mr. Tsirigakis co-founded and served as Chairman and Co-CEO of Nautilus Marine, a special purpose acquisition company that completed an initial public offering on July 16, 2011 and was listed on Nasdaq. Mr. Tsirigakis has served as the CEO of Nautilus Offshore Services Inc., an offshore service vessel owner and the successor of Nautilus Marine, since October 2013 and as a Vice President of Dryships, Inc. (Nasdaq: DRYS), which acquired Nautilus Offshore Services Inc., since December 2015. From May 2005 to November 2007, he co-founded and served as Chairman of the Board, Chief Executive Officer and President of, Star Maritime (AMEX:SEA), a blank check company. From November 2007 until February 2011, he was the President and Chief Executive Officer of, Star Bulk Carriers Corp., a dry-bulk ship-owning company and the successor of Star Maritime. From November 2003 until November 2007, he served as Managing Director of Oceanbulk Maritime S.A., a company that operated and managed dry bulk vessels. From November 1998 to November 2007, Mr. Tsirigakis established and served as the Managing Director of Combine Marine Inc., a company providing ship management services to third parties. From 1991 to 1998, Mr. Tsirigakis was the Vice-President and Technical Director of Konkar Shipping Agencies S.A. of Athens, after having served as Konkar’s Technical Director from 1984 to 1991. From 1981 to 1984, Mr. Tsirigakis was the Technical Manager of Konkar’s affiliate, Arkon Shipping Agencies Inc. of New York. From 2011 to 2015, Mr. Tsirigakis served as a director of Ocean Rig UDW Inc. (Nasdaq: ORIG). Mr. Tsirigakis received his Master’s Degree (1979) and B.Sc. in Naval Architecture from The University of Michigan, Ann Arbor, USA. We believe Mr. Tsirigakis is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience and experience in a prior blank check offering, such as Star Maritime and Nautilus Marine.

We believe Mr. Tsirigakis is qualified to serve as a member of our board of directors because of his extensive leadership experience in serving as an executive officer of several public companies and experience serving on the boards of directors and audit committees of several public companies. We believe Mr. Tsirigakis’ experience on several audit committees over the years will help us implement sound corporate governance policies and streamlined corporate processes that will optimize our internal processes both in terms of efficiency and implementing checks and balances.

George Syllantavos served as Stellar’s co-Chief Executive Officer, Chief Financial Officer, Secretary and Director since December 2015. Mr. Syllantavos co-founded in February 2013 and is Chief Executive Officer of, Nautilus Energy Management Corp. (not affiliated with Nautilus Offshore Services Inc.), a maritime energy services company involved in maritime project business development and ship management focusing on the offshore supply and gas sectors. From September 2009 to December 2016, he was the President, Secretary, Treasurer and sole director of BTHC X, Inc. (OTCBB: BTXI) and has been serving on the company’s board of directors since its merger with iOra Software Ltd. From May 2011 until February 2013, Mr. Syllantavos co-founded and served as Co-CEO and CFO of Nautilus Marine, a special purpose acquisition company that completed an initial public offering on July 16, 2011 and was listed on Nasdaq. He served as the CFO of Nautilus Offshore Services Inc., an offshore service vessel owner and the successor of Nautilus Marine, from February 2013 until April 2014. From November 2007 to August 2011, he served as Chief Financial Officer, Secretary and Director of Star Bulk Carriers Corp., a dry-bulk ship-owning company. From May 2005 to November 2007, he served as the Chief Financial Officer, Secretary and Director of Star Maritime (AMEX:SEA), its predecessor, which was a blank check company. From May 1999 to December 2007, he was the President and General Manager of Vortex Ltd., an aviation consulting firm specializing in strategic analysis, fleet planning and asset management. From January 1998 to April 1999, he served as a financial advisor to Hellenic Telecommunications Organization S.A., where, on behalf of the Chief Executive Officer, he coordinated and led the company’s listing on the New York Stock Exchange (NYSE:OTE) and where he had responsibilities for the strategic planning and implementation of multiple acquisitions of fixed-line telecommunications companies. Mr. Syllantavos served as a financial and strategic advisor to both the Greek Ministry of Industry & Energy (from June 1995 to May 1996) and the Greek Ministry of Health (from May 1996 to January 1998), where, in 1997 and 1998, he helped structure the equivalent of a US$700 million bond issuance for the payment of outstanding debts to the suppliers of the Greek National Health System. From 1998 to 2004, he served as a member of the Investment Committee of a merchant banking firm, where he reviewed and analyzed many acquisition targets of small or medium sized privately-held manufacturing firms in the U.S. and internationally, of which he assisted in negotiating, structuring and implementing the acquisition of several such firms. Before that, he served for almost 5 years as an aviation consultant specializing in strategic planning and fleet asset management. Mr. Syllantavos has a B.Sc. in Industrial Engineering from Roosevelt University in Chicago and an MBA in Operations Management, International Finance and Transportation Management from the Kellogg Graduate School of Management at Northwestern University (USA).

We believe Mr. Syllantavos is well-qualified to serve as a member of the Board due to his public company experience, business leadership, operational experience and experience in a prior blank check offering, such as Star Maritime and Nautilus Marine. We believe Mr. Syllantavos is qualified to serve as a member of our board of directors because of his experience serving as a chief financial officer of a public company and on the board of directors of a public company, as well as his experience developing and implementing from inception several SarbOx systems. Mr. Syllantavos’ experience will contribute towards implementing sound corporate governance policies and streamlined corporate processes that will also optimize the internal processes both in terms of efficiency and implementing checks and balances.

Lori Tauber Marcus combines strategic vision, strong business and general management acumen with direct-to-consumer expertise in e-commerce, digital marketing and social media to grow consumer-facing businesses worldwide. In 2018, Ms. Marcus joined the board of Golub Corporation, a large privately-held regional grocer. Since 2017, Ms. Marcus has served on the advisory board of Meural, Inc., a VC-backed, early stage digital art technology company. Since 2016, Ms. Marcus has served as on the board of DNA Diagnostics Center, a private equity backed leader in private DNA testing services, and she is currently the Chair of the board of directors. Since 2016, Ms. Marcus has served as a director for SHARE, a women’s cancer support organization. Since 2012, she served as an advisor to the CEO and CMO of Carrington Farms. As Vice Chair of the board of directors of the Multiple Myeloma Research Foundation (MMRF), she serves as an ex officio member of the Audit, Board Development, Programming, and HR Committees. She has served on the MMRF board since 2004. Ms. Marcus founded Courtyard Connections, LLC in 2015 and since 2017 she has worked with the Harvard Business School’s Kraft Precision Medicine Accelerator as Chair of the Direct-to-Patient Initiative. From 2015 to 2017, she was a member of the CMO Advisory Board for VentureBeat. In 2016, she served as Interim CMO for Peloton Interactive, where she was the leader of brand strategy, integrated marketing, public relations, acquisition marketing, loyalty, retention/engagement and email marketing, social media, creative services and advanced analytics. From 2013 to 2015, Ms. Marcus was the Executive Vice President and Chief Global Brand and Product Officer at Keurig Green Mountain, Inc (NASDAQ: GMCR). From 2011 to 2012, she was CMO at The Children’s Place (NASDAQ: PLCE). Ms. Marcus had a 24-year career with PepsiCo, from 1987 to 2011 that included holding national and global Senior Vice President and general management roles (2004 – 2011). Ms. Marcus holds a BSE from The Wharton School, University of Pennsylvania.

We believe Ms. Marcus is qualified to serve as a member of our board of directors due to her experience in capital market activities, as well as her current and former experience on the boards of directors of other companies.

Kathy Tan Mayor has held numerous leadership positions in business development, retail marketing, loyalty marketing, and digital marketing technology. She is currently the Chief Marketing Officer of BoxyCharm, a beauty subscription service company located in South Florida. From 2016 to 2018, Ms. Mayor was the Chief Digital Officer across the 10 portfolio brands of Carnival Corporation and the Chief Marketing Officer of Carnival Cruise Line. From 2008 to 2016, Ms. Mayor held a number of positions at Las Vegas Sands Corporation including a number of vice president and senior vice president roles in strategy and marketing. From 2005 to 2008, she held multiple director positions with Caesar Entertainment Corporation. Prior to that Ms. Mayor worked for McKinsey & Company and Proctor & Gamble in Southeast Asia. Ms. Mayor has a B.S. in Management Engineering from Ateneo de Manila University and an MBA from Harvard Business School.

We believe Ms. Mayor is qualified to serve as a member of our board of directors due to her marketing and digital and information technology experience.

Keith Cowan is an experienced executive officer, board member, advisor and investor. Since 2013, he has been CEO of Cowan Consulting Corporation that provides strategic advisory services to various companies in multiple industries. From 2007 to 2013, Mr. Cowan was President of Strategic Planning and Corporate Initiatives for Sprint Corporation. From 1996 to 2006, he served in multiple roles at BellSouth Corporation, including Chief Development Officer, President of Marketing & Product Management, and Chief Network Field Officer. From 1982 to 1996, Mr. Cowan was partner at Alston & Bird LLP. He has served as a board member for Globalstar (NYSE: GSAT) since December 2018, Vice Chairman of Fox Theatre in Atlanta since 2006, Chairman of the Morehead-Cain Scholarship Fund since 2009, and a Trustee of the Loomis Chaffee School since 2014. He also served as a board member of the YMCA of Metro Atlanta from 1999 to 2018. Mr. Cowan holds a BA in Economics and Political Science from the University of North Carolina at Chapel Hill and a JD, Law from the University of Virginia School of Law.

We believe Mr. Cowan is qualified to serve as a member of our board of directors due to his legal and regulatory experience.

Corporate Governance Guidelines and Code of Business Conduct

Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is posted on the Corporate Governance portion of the investor relations page of our website at www.phunware.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Board Composition

Our business affairs are managed under the direction of our board of directors. Our board of directors consists of seven members, five of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. Messrs. Crowder and Knitowski are not considered independent.

Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

●	the Class I directors will be Keith Cowan and Prokopios (Akis) Tsirigakis, and their terms will expire at the annual meeting of stockholders to be held in 2019;

●	the Class II directors will be Lori Tauber Marcus and Kathy Tan Mayor, and their terms will expire at the annual meeting of stockholders to be held in 2020; and

●	the Class III directors will be Alan S. Knitowski, Randall Crowder and George Syllantavos, and their terms will expire at the annual meeting of stockholders to be held in 2021.

Our certificate of incorporation and bylaws provide that the number of directors shall consist of one or more members, and may be increased or decreased from time to time by a resolution of our board of directors. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Each of our executive officers serves at the discretion of our board of directors and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our common stock and warrants are listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

In order to be considered independent for purposes of Rule 10A-3 and Rule 10C-1, a member of an audit committee or compensation committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

We have undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, we determined that Messrs. Cowan, Syllantavos and Tsirigakis and Mses. Marcus and Mayor, representing five of PHUN’s seven directors, will be considered “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Lead Independent Director

We believe that the structure of our board of directors and committees provides strong overall management. The Chair of our board of directors and our Chief Executive Officer roles will be separate. Mr. Knitowski will serve as our Chief Executive Officer and Mr. Prokopios (Akis) Tsirigakis will serve as Chair of our board of directors. This structure will enable each person to focus on different aspects of company leadership. Our Chief Executive Officer will be responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. The Chair of our board of directors will monitor the content, quality and timeliness of information sent to our board of directors and will be available for consultation with our board of directors regarding the oversight of its business affairs. Our independent directors will bring experience, oversight and expertise from outside of Phunware, while Mr. Knitowski will bring company-specific experience and expertise. As one of the founders of Phunware, Mr. Knitowski is best positioned to identify strategic priorities, lead critical discussion and execute our business plans.

Committees of the Board of Directors

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Messrs. Cowan and Tsirigakis and Ms. Mayor, each of whom is a non-employee member of our board of directors, comprise our audit committee. Mr. Tsirigakis is the Chair of our audit committee. We have determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules of Nasdaq and the SEC. We have also determined that Mr. Tsirigakis qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of Nasdaq. The audit committee is responsible for, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Successor’s financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Successor’s interim and year-end financial statements;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing the Successor’s policies on and oversees risk assessment and risk management, including enterprise risk management;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures and the Successor’s disclosure controls and procedures;

●	reviewing related person transactions; and

●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our board of directors has adopted a written charter for the audit committee that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

Ms. Marcus and Messrs. Syllantavos and Tsirigakis, each of whom is a non-employee member of our board of directors, comprise our compensation committee. Ms. Marcus is the Chair of our compensation committee. We have determined that each member of our compensation committee meets the requirements for independence under the rules of Nasdaq and SEC rules and regulations. The compensation committee is responsible for, among other things:

●	reviewing, approving and determining the compensation of the Successor’s executive officers and key employees;

●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the board of directors or any committee thereof;

●	administering the Successor’s equity compensation plans;

●	reviewing, approving and making recommendations to the Successor’s board of directors regarding incentive compensation and equity compensation plans; and

●	establishing and reviewing general policies relating to compensation and benefits of the Successor’s employees.

Our board of directors has adopted a written charter for the compensation committee that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Mr. Cowan and Mses. Marcus and Mayor, each of whom is a non-employee member of our board of directors, comprise our nominating and corporate governance committee. Mr. Cowan is the Chair of our nominating and corporate governance committee. We have determined that each member of our nominating and corporate governance committee meets the requirements for independence under the rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

●	evaluating the performance of our board of directors and of individual directors;

●	considering, and making recommendations to our board of directors regarding, the composition of our board of directors and its committees;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting; and

●	developing, and making recommendations to our board of directors regarding, corporate governance guidelines and matters.

Our board of directors has adopted a written charter for the nominating and corporate governance committee that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or board of directors.

Non-Employee Director Compensation

We do not currently have a policy or plan to make equity award grants or pay cash retainers to our non-employee directors at a particular time, of a particular value or of a particular amount. After the completion of this offering, we intend to implement a formal policy pursuant to which our non-employee directors would be eligible to receive equity awards and cash retainers as compensation for service on our board of directors and committees of our board of directors.

Director Compensation Table

The following table presents for each of Phunware’s directors serving during 2018 and 2017, other than those who are Named Executive Officers, information regarding their compensation paid to them for their services as directors for the years ended December 31, 2018 and 2017. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2018 and 2017.

	Fiscal year ended December 31, 2018			Fiscal year ended December 31, 2017
	Fees Earned or	Stock Option		Fees Earned or	Stock Option
	Paid in Cash	Awards	Total	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)	($)	($)(1)	($)
Winston Damarillo	—	—	—	—	—	—
Chase Fraser	—	—	—	—	—	—
John Kahan (2)	28,000	147,604	175,604	16,846	31,095	47,941
Eric Manlunas	—	—	—	—	—	—
Kevin Landis (3)	—	—	—	—	—	—
Sundhiraj Sharma (3)	—	—	—	—	—	—

(1)	This column reflects the aggregate grant date fair value of stock options granted during 2018 and 2017 computed in accordance with the provisions of ASC 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to Phunware’s audited consolidated financial statements for the year ended December 31, 2018 and 2017. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	As of December 31, 2018, Mr. Kahan held options to purchase a total of 175,000 shares of Phunware common stock. The option is subject to an early exercise provision and is immediately exercisable. Shares subject to the option vest in 48 equal monthly installments beginning on June 1, 2017. As a result of the Business Combination, vesting of Mr. Kahan’s grant accelerated, and all 175,000 shares are vested and exercisable.

(3)	Messrs. Landis and Sharma resigned from our board of directors on February 26, 2018 on February 7, 2018, respectively.

Cash Compensation

Mr. Kahan received a fee of $28,000 and $16,846 in cash for serving on our board of directors during 2018 and 2017, respectively. We also reimbursed our directors for reasonable travel expenses associated with attending meetings of our board and meetings of committees of our board.

We expect to adopt an outside director compensation policy in connection with the consummation of the business combination.

EXECUTIVE COMPENSATION

All historical information presented in this section is information relating to Phunware.

Phunware’s named executive officers for 2018, which consist of the person who served as our principal executive officer during 2018 and the next two most highly compensated executive officers who served as executive officers in 2018, are as follows:

Alan Knitowski, our Chief Executive Officer;

Luan Dang, our Chief Technology Officer; and

Randall Crowder, our Chief Operating Officer.

Summary Compensation Table

The following table sets forth information regarding the total compensation of our named executive officers for the year ended December 31, 2018:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	All Other Compensation		Total
Alan Knitowski Chief Executive Officer	2018	$310,000	$186,000	$14,040	(2)	$510,040
Luan Dang Chief Technology Officer	2018	$200,000	$100,000	$31,659	(3)	$331,659
Randall Crowder Chief Operating Officer	2018	$218,182	$107,562	$5,512	(4)	$331,256

(1)	The reported amounts represent payments earned under the 2018 Senior Staff Bonus Plan which were paid as discussed under the section titled “Executive Compensation in Relation to Phunware, Inc. — Executive Bonus Plan.”

(2)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $14,040 paid by Phunware to Mr. Knitowski with respect to Phunware’s medical benefits policy.
(3)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $31,659 paid by Phunware to Mr. Dang with respect to Phunware’s medical benefits policy.
(4)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $5,512 paid by Phunware to Mr. Crowder with respect to Phunware’s medical benefits policy.

The following table sets forth information regarding the total compensation of our named executive officers for the year ended December 31, 2017:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(5)	All Other Compensation		Total
Alan Knitowski Chief Executive Officer	2017	$310,000	$123,644	$19,051	(6)	$452,695
Luan Dang Chief Technology Officer	2017	$200,000	$66,475	$25,358	(7)	$291,833
Scott Kenyon Former Chief Operating Officer	2017	$250,000	$83,094	$14,749	(8)	$347,843

(5)	The reported amounts represent payments earned under the 2018 Senior Staff Bonus Plan which were paid as discussed under the section titled “Executive Compensation in Relation to Phunware, Inc. — Executive Bonus Plan.”

(6)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $16,818 paid by Phunware to Mr. Knitowski with respect to Phunware’s medical benefits policy.
(7)	The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $23,125 paid by Phunware to Mr. Dang with respect to Phunware’s medical benefits policy.
(8)

The amount disclosed reflects the aggregate incremental costs of perquisites and other personal benefits, including, among other things, $12,516 paid by Phunware to Mr. Kenyon with respect to Phunware’s medical benefits policy.

Mr. Kenyon served as the Company’s Chief Operating Officer in 2017 thru February 2, 2018

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options and other equity awards held by each of our named executive officers as of December 31, 2018, and gives effect to the exchange conversion as a result of the Business Combination:

	Option Awards
	Grant	Number of Securities Underlying Unexercised Options			Option Exercise	Option Expiration
Name	Date	Exercisable		Unexercisable	Price	Date
Alan Knitowski	2/24/2013	114,749	(1)	—	$0.5532	2/24/2023
	1/8/2018	208,332	(2)	—	$0.61	1/8/2028
Luan Dang	1/8/2018	172,124	(2)	—	$0.61	1/8/2028
Randall Crowder	2/14/2018	229,499	(2)	—	$0.61	2/14/2028

(1)	Shares subject to the option are fully vested and immediately exercisable.
(2)	These option grants are subject to an early exercise provision and is immediately exercisable. These grants vest 25% at the one-year anniversary of the grant date, and then 1/48 monthly thereafter for a total vesting period of four years.

Executive Employment Agreements

Phunware has entered into employment agreements with each executive offer and significant employee noted in the section titled “Management” above. Phunware did not have an employment agreement or offer letter in place with Scott Kenyon, whose at-will employment with Phunware terminated as of February 2, 2018.

Executive Bonus Plan

Each of our named executive officers participated in our 2018 Senior Staff Bonus Plan. The 2018 Senior Staff Bonus Plan provided for bonus payments to eligible employees determined based upon our achievement of annual performance objectives. Funding of the 2018 Senior Staff Bonus Plan was based upon our achievement of performance targets that measured revenue, gross margin percentage, subscription and services bookings, and Adjusted EBITDA, as well as the achievement by the employee of his or her performance goals or objectives, adjusted upward or downward to the extent that the Company exceeded or did not meet these targets. Bonus payments were conditioned on the Company achieving a minimum percentage threshold of these targets, and funding of the 2018 Senior Staff Bonus Plan scaled upward to the extent the Company exceeded these minimum percentages. Payments were made annually for the 2018 Senior Staff Bonus Plan. The target bonuses at 100% funding for each named executive officer under the 2018 Senior Staff Bonus Plan were: Mr. Knitowski: $186,000; Mr. Dang: $100,000; and Mr. Crowder: $107,562. The annual payments made under the 2018 Senior Staff Bonus Plan to each named executive officer are reflected above under “— Summary Compensation Table.”

Employee Benefit and Stock Plans

2018 Equity Incentive Plan

In connection with the consummation of the Business Combination, our board of directors adopted, and our stockholders approved, the 2018 Equity Incentive Plan (the “2018 Plan”). The purposes of the 2018 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants who perform services to the Successor or any parent or subsidiary, and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

Authorized Shares. A total of 2,729,416 shares of common stock are reserved for issuance pursuant to the 2018 Plan. In addition, the shares of common stock reserved for issuance under the 2018 Plan also will include any shares of common stock subject to stock options, restricted stock units or similar awards granted under the 2009 Equity Incentive Plan (the “2009 Plan”), that, on or after the Business Combination (otherwise known as the “Reverse Merger and Recapitalization”), are assumed in connection with the Reverse Merger and Recapitalization, expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2009 Plan that, on or after the Reverse Merger and Recapitalization, are forfeited to or repurchased by us, with the maximum number of shares of common stock that may be added to the 2018 Plan pursuant to the foregoing equal to 2,372,893. Currently, no awards have been granted under the 2018 Plan.

The number of shares of common stock available for issuance under the 2018 Plan will also include an annual increase on the first day of each fiscal year beginning in fiscal 2019, equal to the least of:

●	10% of the post-closing outstanding shares of common stock;

●	5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year; or

●	such other amount as our board of directors may determine.

If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to, or repurchased by, the Successor due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2018 Plan (unless the 2018 Plan has terminated). With respect to stock appreciation rights, the net shares issued will cease to be available under the 2018 Plan and all remaining shares will remain available for future grant or sale under the 2018 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2018 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2018 Plan.

Adjustments to Shares Subject to the 2018 Plan. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Successor, or other change in the corporate structure affecting the common stock occurs, the administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Plan, will adjust the number and class of shares that may be delivered under the 2018 Plan, and/or the number, class and price of shares covered by outstanding awards, and the numerical share limitations in the 2018 Plan.

Administration. Our board of directors or one or more committees appointed by our board of directors administers the 2018 Plan (referred to as the “administrator”). If the administrator determines it is desirable to qualify transactions under the 2018 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2018 Plan, the administrator has the power to administer the 2018 Plan, including but not limited to, the power to interpret the terms of the 2018 Plan and awards granted under it, to prescribed, amend and rescind rules relating to the 2018 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares of common stock subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash.

Eligibility. Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Successor or any parent or subsidiary corporation of the Company.

Stock Options. Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the 2018 Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the 2018 Plan, provided that the exercise price must at least be equal to the fair market value of the Successor’s common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option generally will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2018 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2018 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. Generally, the terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights, however, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2018 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock Awards. Restricted stock may be granted under the 2018 Plan. Restricted stock awards are grants of shares of common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2018 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2018 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of common stock. Subject to the provisions of the 2018 Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to the Company) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2018 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares of common stock or in some combination thereof.

Transferability of Awards. Unless the administrator provides otherwise, the 2018 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Dissolution or Liquidation. In the event of a proposed liquidation or dissolution of the Company, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction, and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2018 Plan provides that in the event of a merger or change in control, as defined under the 2018 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels. In addition, if an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will become fully exercisable, for a specified period prior to the transaction, and will then terminate upon the expiration of the specified period of time. Upon a change in control, awards granted to an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Amendment; Termination. The administrator has the authority to amend, alter, suspend, or terminate the 2018 Plan provided such action does not impair the existing rights of any participant. The 2018 Plan automatically will terminate in 2028, unless it is terminated sooner.

2018 Employee Stock Purchase Plan

In connection with the consummation of the Business Combination, our board of directors adopted, and our stockholders approved, the 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The purpose of the 2018 ESPP is to provide eligible employees with an opportunity to purchase shares of our common stock through accumulated contributions, which generally will be made through payroll deductions. The 2018 ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Code Section 423. In addition, the 2018 ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Authorized Shares. 1,228,237 shares of common stock are available for sale under the 2018 ESPP. The number of shares of common stock that may be made available for sale under the 2018 ESPP also includes an annual increase on the first day of each fiscal year beginning for the fiscal year following the fiscal year in which the first enrollment date (if any) occurs equal to the least of:

●	3% of the expected post-closing outstanding shares of common stock;

●	1.5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year; or

●	such other amount as the administrator may determine.

2018 ESPP Administration. The 2018 ESPP will be administered by our board of directors or a committee appointed by the board (the “administrator”). The administrator has full and exclusive discretionary authority to construe, interpret, and apply the terms of the 2018 ESPP, to designate separate offerings under the 2018 ESPP, to adjudicate disputed claims under the 2018 ESPP, and to establish such procedures that it deems necessary for the administration of the 2018 ESPP. The administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of “compensation,” handling of contributions, and making of contributions to the 2018 ESPP, among other responsibilities. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility. Any eligible employee on a given enrollment date will be eligible to participate in the 2018 ESPP. Generally, all of our employees will be eligible to participate if they are employed by the Company, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase shares of common stock under the 2018 ESPP if such employee:

●	immediately after the grant would own capital stock and/or hold outstanding options to purchase 5% or more of the total combined voting power or value of all classes of capital stock; or

●	hold rights to purchase shares of common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of common stock for each calendar year.

Offering Periods. The offering periods under the 2018 ESPP will begin on such date as determined by the administrator and expire on the earliest to occur of (a) the completion of the purchase of shares on the last exercise date occurring within 27 months of the applicable enrollment date of the offering period on which the purchase right was granted, or (b) a shorter period established by the administrator prior to an enrollment date for all options to be granted on such enrollment date.

An eligible employee may participate in the 2018 ESPP by timely submitting a properly completed subscription agreement or following an electronic or other enrollment procedure determined by the administrator. On the enrollment date of each offering period, each participant automatically is granted a right to purchase shares of common stock. This purchase right is exercised on each purchase date during an offering period to the extent of the contributions made during such offering period, unless the purchase right has expired (upon termination of a participant’s employment) or the participant has withdrawn from the 2018 ESPP, as described in further detail below.

Once an employee becomes a participant in the 2018 ESPP, the employee automatically will participate in each successive offering period until the employee withdraws from the 2018 ESPP or the employee’s employment with the Company or one of our designated subsidiaries terminates.

Contributions. The 2018 ESPP permits participants to purchase shares of common stock through contributions (generally in the form of payroll deductions) of up to an amount of their eligible compensation determined by the administrator. Eligible compensation includes a participant’s base straight time gross earnings, but exclusive of payments for incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may purchase a maximum of 2,000 shares of common stock during a purchase period.

Exercise of Purchase Right. Amounts deducted and accumulated by the participant are used to purchase shares of common stock on each exercise date. The purchase price of the shares will determined by the administrator but in no event will be less than 85% of the lower of the fair market value of common stock on the enrollment date or on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with the Company.

Non-Transferability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares under the 2018 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way, other than by will, the laws of descent and distribution or as otherwise provided under the 2018 ESPP.

Changes in Capitalization. If there is any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Successor, or other change in the corporate structure of the Company affecting common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2018 ESPP, then the administrator will adjust the number and class of common stock that may be delivered under the 2018 ESPP, the purchase price per share, the number of shares of common stock covered by each right to purchase shares under the 2018 ESPP that has not yet been exercised, and the numerical limitations set forth in the 2018 ESPP.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any offering period then in progress will be shortened by setting a new purchase date and any offering periods will end on the new purchase date. The new purchase date will be prior to the proposed dissolution or liquidation. The administrator will notify each participant in writing or electronically prior to the new purchase date that the purchase date has been changed to the new purchase date and that the right to purchase shares under the 2018 ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period prior to such date.

Change in Control. If there is a merger or “change in control,” as defined in the 2018 ESPP, each right to purchase shares under the 2018 ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the 2018 ESPP purchase rights, the offering period covered by such 2018 ESPP purchase right by setting a new purchase date on which such offering period will end. The new purchase date will be before the proposed merger or change in control. The administrator will notify each participant in writing or electronically prior to the new purchase date that the purchase date has been changed to the new purchase date and that the right to purchase shares under the 2018 ESPP will be exercised automatically on the new purchase date, unless the participant has already withdrawn from the offering period prior to such date.

Amendment; Termination. The administrator, in its sole discretion, may amend, suspend or terminate the 2018 ESPP, subject to its terms. The 2018 ESPP automatically will terminate in 2038, unless we terminate it sooner.

2009 Equity Incentive Plan

In February 2009, the Phunware board of directors adopted, and the Phunware stockholders approved, the 2009 Plan. The 2009 Plan was most recently amended in December 2017. The 2009 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to Phunware employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to Phunware employees, directors and consultants and Phunware’s parent and subsidiary corporations’ employees and consultants. In addition, the 2009 Plan permits the grant of EMI stock options, which are options granted under the 2009 Plan to an eligible employee which is a qualifying option as defined in paragraph 1(2) of Schedule 5 (“Schedule 5”), to the United Kingdom Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”). EMI stock options (“EMI Options”), may only be granted to Phunware employees and any parent and subsidiary corporations’ employees whose time the employee is required to spend on Phunware business or that of any subsidiary (including any time which the employee would have been so required to spend but for permitted absence (as such term is defined in the 2009 Plan)) is not less than twenty-five (25) hours per week, or, if less, 75% of this working time and who does not have a material interest (as such term is defined in the 2009 Plan) in Phunware or any subsidiary corporation.

Authorized Shares. The 2009 Plan terminated in connection with the consummation of the Business Combination, and accordingly, no shares will be available for issuance under the 2009 Plan following the consummation of the Business Combination. The 2009 Plan will continue to govern outstanding awards granted thereunder. As of December 31, 2018, options to purchase 2,364,823 shares of our common stock remained outstanding under the 2009 Plan.

Plan Administration. Phunware’s board of directors or one or more committees appointed by the Phunware board of directors administers the 2009 Plan (the “administrator”). Subject to the provisions of the 2009 Plan, the administrator has the power to administer the 2009 Plan, including but not limited to, the power to interpret the terms of the 2009 Plan and awards granted under it, to prescribe, amend and rescind rules relating to the 2009 Plan, including creating sub-plans, and to determine the terms of the awards, including the exercise price, the number of shares of Phunware’s common stock subject to each such award, the exercisability of the awards, any conditions attaching to the shares under an award which makes the shares “restricted securities” or “restricted interest in securities” within the meaning of ITEPA 2003 (if applicable), and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards, including the power to extend the post-termination exercisability period of awards and to extend the maximum term of an option and to allow participants to defer the receipt of the payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to amend existing awards to reduce or increase their exercise prices, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type and/or cash and to make all other determinations the administrator deems necessary or advisable for administering the 2009 Plan.

Options (other than EMI Options). Stock options may be granted under the 2009 Plan. The exercise price of options granted under the 2009 Plan must at least be equal to the fair market value of Phunware’s common stock on the date of grant. The term of an option may not exceed ten years, except that with respect to incentive stock options, any participant who owns more than 10% of the voting power of all classes of Phunware’s outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time as specified in the applicable option agreement. If termination is due to death or disability, the option generally will remain exercisable for at least 12 months. In all other cases, the option will generally remain exercisable for at least three months. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2009 Plan, the administrator determines the other terms of options.

EMI Options. EMI Options may be granted under the 2009 Plan. An option may only be an EMI Option if Phunware was a qualifying company, within the meaning of Schedule 5, on the date of grant and if the option is granted for commercial reasons in order to recruit or retain an eligible employee (as such term is defined in the 2009 Plan) and not as part of a scheme or arrangement for the main purpose (or one of the main purposes) of which is the avoidance of tax. In addition, certain limitations, as described in the 2009 Plan, with respect to the total value of shares that may be treated as EMI Options apply. If an option does not comply with the requirements of Schedule 5 and as a result, the option is not an EMI Option, or the extent the limits described in the 2009 Plan are not met, the option will be a nonstatutory stock option. Except as noted herein, the provisions applicable to nonstatutory stock options described above will also apply to EMI Options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2009 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Phunware common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2009 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Phunware common stock, or a combination thereof, except that the per share exercise price for the shares of Phunware common stock to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2009 Plan. Restricted stock awards are grants of shares of Phunware common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2009 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service); provided, however, that the administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to Phunware’s right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2009 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share Phunware’s common stock. Subject to the provisions of the 2009, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Non-Transferability of Awards. Unless the administrator provides otherwise (excluding EMI Options), the 2009 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. An EMI Option is personal to the participant and may not be transferred and only the recipient of an EMI Option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in Phunware’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2009 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2009 Plan and/or the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of Phunware’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the date of such proposed action and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2009 Plan provides that in the event of a merger or change in control, as defined under the 2009 Plan, each outstanding award will be treated as the administrator determines If a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right becomes fully vested and exercisable in connection with a change in control due to the successor corporation’s refusal to assume the award, the administrator will notify the applicable participant in writing or electronically that the award will be exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period. The Business Combination was not deemed a change in control as prescribed by the plan, and the Successor assumed all outstanding awards at the exchange ratio of 0.459.

Amendment; Termination. The Phunware board of directors has the authority to amend, alter, suspend or terminate the 2009 Plan, provided such action will not impair the existing rights of any participant, unless mutually agreed to in writing between the participant and the administrator. As noted above, upon the consummation of the Business Combination, the 2009 Plan terminated and no further awards will be granted thereunder. All outstanding awards will continue to be governed by their existing terms.

Executive Incentive Compensation Plan

The Phunware board of directors intends to adopt an Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan allows a committee appointed by the board of directors to provide cash incentive awards to employees selected by the committee, including the named executive officers, based upon performance goals established by the committee.

Under the Incentive Compensation Plan, the committee determines the performance goals applicable to any award, which goals may include, without limitation, the attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

Our compensation committee is expected to administer the Incentive Compensation Plan. The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the last day of the performance period. Payment of awards occurs as soon as practicable after the performance period during which the award is earned, but no later than the dates set forth in the Incentive Compensation Plan.

The board of directors has the authority to amend or terminate the Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Limitation on Liability and Indemnification Matters

As permitted under Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for any of the following:

●	any breach of a director’s duty of loyalty to us or to our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also will not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into an indemnification agreement with each member of our board of directors. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as a director, officer, employee, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS, RELATED PARTY AND OTHER TRANSACTIONS

Phunware Related Person Transactions

In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above in the section titled “Executive Compensation,” the following is a description of transactions and series of similar transactions, during our last three fiscal years, to which Phunware was a party prior to the consummation of the business combination, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of such related person, had or will have a direct or indirect material interest

Other than compensation arrangements with the Phunware directors and executive officers, the following is a description of certain relationships and transactions during the last three years involving our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them.

Investors’ Rights Agreement

Phunware is party to an investors’ rights agreement that provides, among other things, that holders of Phunware’s preferred stock, including stockholders affiliated with some of its directors, have the right to demand that Phunware file a registration statement or request that their shares be covered by a registration statement that it is otherwise filing. For a more detailed description of these registration rights, see the section titled “Description of Phunware, Inc. Securities — Registration Rights.”

Phunware Related Person Policy

As a privately held company, Phunware was not required to maintain a Related Person Policy. Following consummation of the business combination, Phunware became subject to our Policies and Procedures for Related Person Transactions described in this section.

With respect to the consolidated financial statements of Phunware and subsidiaries contained elsewhere in this prospectus, Phunware was subject to Auditing Standard No. 18 of the Public Company Accounting Oversight Board, which requires auditors to evaluate a company’s identification of, accounting for and disclosure of related party relationships and transactions.

The information from the section titled “Description of Securities—Registration Rights” is incorporated by reference herein.

Maxima Capital Management

On August 26, 2015, we entered into a consulting agreement with Maxima, an investor in the predecessor company’s Series B, C, E and F convertible preferred stock financings. We owed Maxima $150,000 at December 31, 2016 and this balance was subsequently paid.

Stellar Extension Notes

During 2017 and 2018, Stellar issued multiple promissory notes issued to Firmus Investments, Inc., Astra Maritime, Inc., and Magellan Investments, Corp, affiliates of our Chairman of our Board of Directors and a member of our Board of Directors. These promissory notes are collectively referred to as the “Sponsor Extension Notes”. The aggregate amount of Sponsor Extension Notes issued was $1,105,786. The Sponsor Extension Notes bear no interest and were repayable in full upon consummation of the Company’s initial business combination. The noteholders had the option to convert any unpaid balance of the Notes into warrants exercisable for shares of the Company’s common stock, based on a conversion price of $0.50 per warrant. The noteholders chose to receive payment in the form of warrants. At the closing of the Business Combination, the Sponsors were issued 2,211,572 Private Placement Warrants as repayment in full for the unsecured promissory notes.

Phunware Extension Notes

From February 2018 through November 2018, Stellar issued Phunware notes payable in the aggregate of $535,655. The notes to Phunware bears no interest and were repayable in full upon consummation of Stellar’s initial business combination. The notes Phunware were eliminated with the assumption of Stellar’s balance sheet as a result of the Business Combination.

Transfer Sponsor Warrant Notes

Merger consideration paid to Phunware stockholders included an option for each predecessor Phunware shareholder to elect to receive such holder’s pro rata share of up to an aggregate of 3,985,244 warrants (the “Transfer Sponsor Warrants”) to purchase shares of Successor common stock that are currently were held by affiliates of our Chairman and member of our board of directors. As consideration for the Transfer Sponsor Warrants transferred to Phunware shareholders, a promissory note was issued to the Sponsors (the “Transfer Sponsor Warrant Note”). The amount of the note was approximately $1,993,000, which represented $0.50 per warrant transferred to former stockholders of Phunware. The Transfer Sponsor Warrant Note bears no interest. The Transfer Sponsor Warrants have an exercise price of $11.50 per share. The Transfer Sponsor Warrant Note shall mature on December 26, 2019. The Transfer Sponsor Warrant Note was subsequently waived and forgiven by the noteholders.

Assumed Payables

In conjunction with the Business Combination, Phunware assumed $255,000 in payables from Stellar for Nautilus Energy Management Corporation, an affiliate of two members of the Company’s board of directors.

Our Existing Policies and Procedures for Related Person Transactions

We adopted a formal written policy effective upon the consummation of the Business Combination providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of our nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to the Successor as an employee or director are not covered by this policy.

Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Successor’s nominating and corporate governance committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our nominating and corporate governance committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our nominating and corporate governance committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

Our nominating and corporate governance committee has determined that certain transactions will not require the approval of the nominating and corporate governance committee, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of December 26, 2018, as adjusted to reflect the Securities that may be sold from time to time pursuant to this prospectus, for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our named executive officers;

●	each of our directors;

●	all executive officers and directors as a group; and

●	all selling stockholders, consisting of the entities and individuals shown as having shares listed in the column “Securities Being Offered.”

The shares of common stock and warrants offered hereunder include:

●	an aggregate of 2,681,961 outstanding shares of our common stock (i) initially issued to the Sponsors and (ii) held by certain stockholders of the Company issued upon the exercise of certain Series F Warrants, offered pursuant to this prospectus;

●	an aggregate of 7,124,700 outstanding shares of our common stock issued upon the exercise of certain Sponsor Private Placement Warrants of the Company, offered pursuant to this prospectus;

●	an aggregate of 103,837 outstanding shares of our common stock issued upon the exercise of certain unit purchase options (“UPO’s”);

●	an aggregate of 103,837 shares of our common stock issued upon the exercise of warrants underlying the unit purchase options (“UPO’s”);

●	586,465 shares of our common stock issued upon conversion of our Series A 8% convertible preferred stock (upon conversion and issuance, such shares of common stock may be offered for sale by the holders of the Series A 8% convertible preferred stock pursuant to this prospectus);

●	6,900,610 shares of our common stock issuable upon exercise of the Public Warrants that were issued by Stellar in its initial public offering, currently exercisable for one share of our common stock at a price of $11.50 per share;

●	14,866 shares of our common stock issuable upon exercise of the Series D-1 Warrants issued to a stockholder of the Company, currently exercisable for one share of our common stock at a price of $5.53 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holder of the Series D-1 Warrant pursuant to this prospectus);

●	389,079 shares of our common stock issuable upon exercise of the Series F Warrants issued to certain Company stockholders, currently exercisable for one share of our common stock at a price of $9.22 per share (upon exercise and issuance, such shares of common stock may be offered for sale by holders of Series F Warrants pursuant to this prospectus);

●	2,394,394 shares of our common stock issuable upon exercise of the Sponsor Private Placement Warrants that were issued to the Sponsors in connection with Stellar’s initial public offering and repayment of Sponsor related party notes for extension costs, currently exercisable for one share of our common stock at a price of $11.50 per share (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus);

●	10,182,078 warrants to purchase shares of our common stock that are the Sponsor Private Placement Warrants issued to the Sponsors in a private placement that closed simultaneously with the closing of Stellar’s initial public offering and repayment of Sponsor related party notes for extension costs, currently exercisable for one share of our common stock at a price of $11.50 per share, offered by the selling securityholders pursuant to this prospectus;

●	32,500 shares of our common stock issuable upon exercise of the UPOs that were issued to the underwriters in connection with Stellar’s initial public offering and the warrants underlying such UPOs, currently exercisable for one share of our common stock and one warrant exercisable for one share of our common stock at an exercise price of $11.50 per unit. Upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus (upon exercise and issuance, such shares of common stock may be offered for sale by the holders pursuant to this prospectus); and

●	130,000 warrants to purchase shares of our common stock that are the UPO Warrants, currently exercisable for one share of our common stock at a price of $11.50 per share, offered by the selling securityholders pursuant to this prospectus.

Note that the 6,900,610 shares of our common stock issuable upon exercise of the Public Warrants are not included in the following table.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 13, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Shares beneficially owned after the offering assumes securities being offered with this Offering are being sold irrespective that those beneficial holders may be subject to restrictions in selling or transferring.

We have based percentage ownership of our common stock prior to this offering on 35,201,259 shares of our common stock outstanding as of March 13, 2019 unless otherwise noted.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Phunware, Inc., 7800 Shoal Creek Blvd, Suite 230-S, Austin, TX 78757.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage	Shares	Warrants	Shares	Percentage
Name of Beneficial Owner
5% Securityholders:
Mount Raya Investments Limited(2)	2,205,886	6.3%	—	—	2,205,886	6.3%
Fraser McCombs Ventures LP(5)	1,709,151	4.9%	158,924	239,697	1,550,227	4.4%
First American Trust of Nevada, LLC(6)	1,771,713	5.0%	199,989	199,989	1,571,724	4.5%
Max Fang(3)	2,189,803	6.2%	24,321	—	2,165,482	8.7%
Firmus Investments(4)	1,783,663	5.1%	1,783,663	1,695,124	—	*
Astra Maritime Corp.(7)	1,508,853	4.3%	1,508,853	1,464,724	—	*
Firsthand Venture Investors(8)	1,495,113	4.2%	—	—	1,495,113	4.3%
Magellan Investments Corp.(4)	1,407,436	4.0%	1,407,436	1,301,724	—	*
Dominium Investments Inc.(7)	1,346,071	3.8%	1,346,071	1,250,000	—	*
Named Executive Officers and Directors:
Alan Knitowski(9)	862,269	2.4%	221,397	218,639	640,872	1.8%
Luan Dang(10)	883,095	3.5%	91,155	105,688	783,940	2.2%
Randall Crowder(11)	122,353	*	13,912	5,500	108,441	*
Prokopios (Akis) Tsirigakis(12)(13)	2,854,914	8.1%	2,854,914	2,714,724	—	*
Keith Cowan(13)	—	*	—	—	—	*

	Shares Beneficially Owned Prior to the Offering(1)		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage	Shares	Warrants	Shares	Percentage
Lori Tauber Marcus(13)	—	*	—	—	—	*
Kathy Tan Mayor(13)	—	*	—	—	—	*
George Syllantavos(13)(14)	3,191,099	9.1%	3,376,340	2,996,848	—	*
All executive officers and directors as a group (8 persons)(15)	7,913,730	22.5%	6,380,477	6,041,399	1,660,326	4.3%
Other Selling Securityholders:
Dominion Capital LLC(16)	1,086,465	3.0%	1,086,465	250,000	—	*
Hudson Bay Capital Management LP(17)	511,400	1.5%	511,400	511,400	—	*
Securityholders that each hold less than 1% of our outstanding shares of common stock(18)	12,398,964	35.2%	8,961,949	10,059,162	—	*

(*)	Represents beneficial ownership of less than 1%.
(1)	The percentage of beneficial ownership on the record date is calculated based on 35,201,259 shares of our common stock as of March 13, 2019, adjusted for each owner’s options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 13, 2019, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.
(2)	Includes 2,205,886 shares held of record by Mount Raya Investments Limited, an entity wholly-controlled by Khazanah Nasional Berhad, a strategic investment fund of the Government of Malaysia. The address for this entity is c/o Khazanah Americas Incorporated, 101 California Street, Suite 4550, San Francisco, California 94111.
(3)	Includes (i) 857,508 shares held of record by Maxima Ventures II, Inc., of which Mr. Fang serves as General Manager, (ii) 599,425 shares held of record by Maxima Ventures Services II, Inc., of which Mr. Fang serves as a director, (iii) 399,616 shares held of record by TC-1 Culture Fund, of which Mr. Fang serves as General Manager, (iv) 181,613 shares held of record by Eagle China Holdings Limited, and (v) 151,641 shares held of record by Maxima Ventures Services IV, Inc., of which Mr. Fang serves as a director. The address for these entities is No. 16, Lane 66, Sec. 4, Heping East Road, Wenshan Dist., Taipei City 116, Taipei City, Taiwan.
(4)	Mr. Syllantavos is the sole shareholder of Firmus Investments Inc. and Magellan Investments Corp. As a result, Mr. Syllantavos may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Firmus Investments Inc. and Magellan Investments Inc.
(5)	Includes 1,709,151 shares held of record by Fraser McCombs Ventures LP (“FMV LP”). Chase Frazier, a former director of Phunware, serves as the Managing Member of Frazier McCombs Capital Management LLC, the general partner of FMV LP. The address for these entities is 1035 Pearl Street, Suite 401, Boulder, Colorado 80302.
(6)	Includes (i) 1,571,724 shares and (ii) 199,989 Sponsor Private Placement Warrants exercisable within 60 days of December 26, 2018 held of record by First American Trust of Nevada, LLC, as Trustee of the Poiema Trust No. 2 dated November 28, 2018. The address for these entities is 3753 Howard Hughes Pkwy, Ste. 200 Las Vegas, NV 89169.
(7)	Mr. Tsirigakis is the sole shareholder of Astra Maritime Corp. and Dominium Investments Inc. As a result, Mr. Tsirigakis may be deemed to be beneficial owner of any shares deemed to be beneficially owned by Astra Maritime Corp. and Dominium Investments Inc.
(8)	Includes 1,495,113 shares held of record Firsthand Ventures Investors, a fully owned and controlled subsidiary of Firsthand Technology Value Fund, Inc. The address for these entities is 150 Almaden Boulevard, Suite 1250, San Jose, California 95113.
(9)	Includes (i) 537,638 shares held of record by Cane Capital, LLC, for which Mr. Knitowski serves as president, (ii) 4,159 shares held of record by Curo Capital Appreciation Fund I, LLC (#1), for which Mr. Knitowski serves as president, (iii) 6,871 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 1), for which Mr. Knitowski serves as president, (iv) 27,492 shares held of record by Curo Capital Appreciation Fund I, LLC (Fund 2), for which Mr. Knitowski serves as president, and (v) 408,510 shares subject to options exercisable within 60 days of December 26, 2018, of which 286,109 had vested as of such date.

(10)	Includes (i) 782,689 shares held of record by Mr. Dang and (ii) 172,125 shares subject to options exercisable within 60 days of December 26, 2018, of which 100,406 had vested as of such date.
(11)	Includes (i) 50,635 shares held of record by Mr. Crowder and (ii) 229,500 shares subject to option exercisable within 60 days of December 26, 2018, of which 71,718 had vested as of such date.
(12)	Includes (i) 1,508,843 shares held of record by Astra Maritime Corp., for which Mr. Tsirigakis is the sole shareholder and (ii) 1,346,071 shares held of record by Dominium Investments, Inc., for which Mr. Tsirigakis is the sole shareholder.
(13)	Messrs. Cowan, Syllantavos and Tsirigakis and Mses. Marcus and Mayor each joined our board of directors upon consummation of the business combination on December 26, 2018.
(14)	Includes (i) 1,783,663 shares held of record by Firmus Investments, Inc., of which Mr. Syllantavos is the sole shareholder and (ii) 1,407,436 shares held of record by Magellan Investments Corp., of which Mr. Syllantavos is the sole shareholder.
(15)	Includes (i) 7,455,497 shares held of record by our current directors and executive officers and (ii) 810,135 shares subject to options exercisable within 60 days of December 26, 2018, of which 458,233 had vested as of such date.
(16)	Includes (i) 586,465 shares held of record by Dominion Capital LLC upon the conversion of shares of Series A preferred stock (ii) 250,000 shares held of record by Dominion Capital LLC and (iii) 250,000 Sponsor Private Placement Warrants exercisable within 60 days of December 26, 2018. Mikhail Gurevich is the Managing Member of Dominion Capital LLC and exercises sole voting and investment power on behalf thereof.
(17)	According to a Schedule 13G/A filed with the SEC on January 4, 2019 on behalf of Hudson Bay Capital Management LP., a Delaware limited partnership, such entity is the beneficial owner of and has sole voting and dispositive power with respect to these securities. Mr. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Mr. Gerber disclaims beneficial ownership of these securities. The address of such entity is 777 Third Avenue, 30th Floor, New York, NY 10017
(18)	Represents shares of our common stock held of record, shares issuable upon the exercise of warrants exercisable within 60 days of December 26, 2018 and warrants to purchase shares of our common stock held of record by 129 selling securityholders not listed above.

DESCRIPTION OF SECURITIES

GENERAL

The following is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

We are a Delaware corporation. Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

COMMON STOCK

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. Our Series A Preferred Stock is redeemable at the holder’s option in an amount equal to 104% of the original purchase price for such shares.

Voting Rights

Holders of shares of our common stock shall be entitled to cast one vote for each share held on all matters submitted to a vote of our stockholders. Holders of shares of our common stock have no cumulative voting rights with respect to the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions. Our Series A Preferred Stock is redeemable at the holder’s option in an amount equal to 104% of the original purchase price for such shares.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other

Immediately prior to the consummation of the Business Combination, the Sponsors owned 2,003,403 shares of Stellar common stock. We refer to the Sponsors that owned any of the Stellar common stock as Stellar’s “initial shareholders,” and the 2,003,403 shares of Stellar common stock that they owned in aggregate are referred to as the “founder shares.” The founder shares were identical to the Stellar shares included in the units sold in Stellar’s initial public offering and on the effective date of the domestication, each issued and outstanding founder share of Stellar automatically converted by operation of law, on a one-for-one basis, into one share of our common stock immediately after consummation of the Business Combination.

At the consummation of the Business Combination, the Sponsors and our officers, directors and stockholders owning more than 1% of our outstanding equity immediately prior to the effective time (each, a “Significant Stockholder”) became subject to a lock-up or such Significant Stockholder is otherwise subject to substantially similar transfer restrictions in favor of Phunware (the “Lock-Ups”). Pursuant to such Lock-Ups, each such holder agreed not to, during the period commencing from the consummation of the Business Combination and ending on the earlier of (A) the one hundred and eighty days (180) of the date of the consummation of the Business Combination and (B) the date after the consummation of the Business Combination on which we consummate a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of our stockholders having the right to exchange their equity holdings for cash, securities or other property: (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise. At the consummation of the Business Combination, each of the Sponsors entered into a substantially similar lock-up agreement with Stellar.

PREFERRED STOCK

6,000 shares of our Series A 8% convertible preferred stock are currently issued and outstanding. Such Series A shares are convertible into 586,465 shares of our common stock being registered pursuant to this prospectus. Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. The preferred stock is convertible into shares of our common stock at the option of the holder at a price of $11.50 per share, subject to adjustments for stock dividends, stock splits and other recapitalization type events and antidilutive events which would include subsequent issuances of equity or equity linked securities at prices more favorable than the conversion price of these preferred shares.

WARRANTS

As of March 13, 2019, there are outstanding an aggregate of 9,819,036 warrants to acquire our common stock, including (i) 2,394,394 Sponsor Private Placement Warrants issued to the Sponsors, Phunware shareholders’ as consideration in the Business Combination, and other service providers (ii) 6,900,610 Public Warrants, (iii) 14,866 Series D-1 Warrants held by certain of our stockholders, (iv) 389,079 Series F Warrants held by certain of our stockholders and (v) 120,087 UPO Warrants issuable to the underwriters in connection with Stellar’s initial public offering upon exercise of the UPOs. Each of the units issued in Stellar’s initial public offering contained one-half of a warrant. Each warrant entitles the holder thereof to purchase one share of our common stock. The Sponsor Private Placement Warrants, the Public Warrants and the UPO Warrants are each exercisable for one share of our common stock at $11.50 per share. The Series D-1 Warrants are each exercisable for one share of our common stock at $5.53 per share and the Series F Warrants are each exercisable for one share of our common stock at $9.22 per share.

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing upon the completion of a business combination. Pursuant to the Warrant Agreement (as defined below), a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. However, except as set forth below, no Public Warrants will be exercisable for cash without an effective and current registration statement covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 90 days from the consummation the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of a cashless (net) exercise of the Warrants, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. The warrants will expire five years from the consummation of the Business Combination at 5:00 p.m., New York City time.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if and only if, the reported last sale price of the shares of common stock equals or exceeds $21.00 per share, for any 20 trading days within a 30-day trading-period ending on the third business day prior to the notice of redemption to warrant holders, and

•	if and only if, there is a current registration statement in effect with respect to the common stock underlying such warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for the Public Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of the redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. Whether we will exercise its option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of the common stock at the time the Public Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Public Warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Phunware. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants and Sponsor Private Placement Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price (but not below the par value of a share of common stock) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that we provide at least 10 business days prior written notice of such reduction to registered holders of the Public Warrants and that any such reduction will be applied consistently to all of the Public Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Phunware, for the number of Public Warrants being exercised. The Public Warrants holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive common stock. After the issuance of common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Public Warrants will be exercisable and we will not be obligated to issue common stock unless at the time a holder seeks to exercise such Public Warrants, a prospectus relating to the common stock issuable upon exercise of the Public Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Public Warrants. The Warrant Agreement is discussed in more detail below.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the Public Warrants holder.

Sponsor Private Placement Warrants

The Sponsor Private Placement Warrants are identical to the Public Warrants except that the Sponsor Private Placement Warrants (including the common stock issuable upon exercise of the Sponsor Private Placement Warrants) are not transferable, assignable or salable until 30 days after the consummation of the Business Combination.

The Sponsor Private Placement Warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Phunware. The Warrant Agreement provides that the terms of the Sponsor Private Placement Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants and Sponsor Private Placement Warrants in order to make any change that adversely affects the interests of the registered holders.

The Sponsor Private Placement Warrants (including the shares of common stock issuable upon exercise of the Sponsor Private Placement Warrants) were placed into an escrow account with Continental and, while in escrow, were not transferable, assignable or saleable (except, among other limited exceptions as described above, to Stellar’s officers and directors and other persons or entities affiliated with the initial purchasers of the Sponsor Private Placement Warrants) and they were not redeemable by us so long as they were held by the initial purchasers or their permitted transferees. These warrants were released from escrow on January 25, 2019, 30 days after the completion of the business combination. If a holder of Sponsor Private Placement Warrants elects to exercise them on a cashless basis, it would pay the exercise price by surrendering its warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

The exercise price and number of shares of common stock issuable on exercise of the Sponsor Private Placement Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Sponsor Private Placement Warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices. We are also permitted, in our sole discretion, to lower the exercise price (but not below the par value of a share of common stock) at any time prior to the expiration date for a period of not less than 10 business days; provided, however, that we provide at least 10 business days prior written notice of such reduction to registered holders of the Sponsor Private Placement Warrants and that any such reduction will be applied consistently to all of the Sponsor Private Placement Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the Federal securities laws, including Rule 13e-4 under the Exchange Act generally and Rule 13e-4(f)(1)(i) specifically.

The Sponsor Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Phunware, for the number of Sponsor Private Placement Warrants being exercised. The Sponsor Private Placement Warrants holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Sponsor Private Placement Warrants and receive common stock. After the issuance of common stock upon exercise of the Sponsor Private Placement Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no Sponsor Private Placement Warrants will be exercisable and we will not be obligated to issue common stock unless at the time a holder seeks to exercise such Sponsor Private Placement Warrants, a prospectus relating to the common stock issuable upon exercise of the Sponsor Private Placement Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Sponsor Private Placement Warrants. The Warrant Agreement is discussed in more detail below.

No fractional shares will be issued upon exercise of the Sponsor Private Placement Warrants. If, upon exercise of the Sponsor Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the common stock or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the Sponsor Private Placement Warrants holder.

Preferred Stock Warrants

Following the consummation of the Business Combination, there are outstanding warrants to acquire 14,866 shares of our common stock pursuant to the Series D-1 Warrants and 1,085,059 shares of our common stock pursuant to the Series F Warrants.

The Series D-1 Warrants are each exercisable for one share of common stock at $5.53 per share and the Series F Warrants are each exercisable for one share of common stock at $9.22 per share.

For securities law purposes, PhunCoin is deemed to have already been sold to the holders of the Series F Warrants. This means that, if and when issued, such PhunCoin will be restricted as to transfer and that any resale by such holders must be made pursuant to an exemption from registration or pursuant to an effective resale registration statement. We intend for PhunCoin Sub to be the actual issuer of PhunCoin. Before PhunCoin Sub issues PhunCoin to the holders of the Series F Warrants, we will obtain the consent of those Series F warrantholders representing the requisite vote necessary to amend the Series F Warrants to provide for the assignment by us to PhunCoin Sub of all of our obligations to issue PhunCoin. Pursuant to the amendment, PhunCoin Sub will fully and unconditionally assume all of our obligations to issue PhunCoin that exist under the Series F Warrants. We will notify all Series F warrantholders of any amendment to the Series F Warrants and the assignment by us, and the assumption by PhunCoin, of the obligations to issue PhunCoin and intend to file a Current Report on Form 8-K once the amendment is entered into and becomes effective.

UPO Warrants

In connection with Stellar’s initial public offering, Stellar sold to the underwriters for $100 an option to purchase up to a total of 130,000 units, exercisable at $11.50 per unit (or an aggregate exercise price of $1,495,000) upon the closing of the offering. The units issuable upon exercise of the UPOs are identical to those offered in Stellar’s initial public offering.

REGISTRATION RIGHTS

Registration Rights Agreement

The holders of the founder shares, the Sponsor Private Placement Warrants (and any shares of our common stock issuable upon the exercise of the Sponsor Private Placement Warrants) and the Public Warrants are entitled to registration rights pursuant to the Stellar Registration Rights Agreement, entered into as of August 18, 2016, between Stellar and certain securityholders. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the Registration Rights Agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (a) in the case of the founder shares, one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, (i) the last sale price of our ordinary shares equals or exceeds $21.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property; and (b) in the case of the Sponsor Private Placement Warrants and the respective common stock underlying such warrants, 30 days after the completion of the initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Warrant Agreement

Pursuant to a second amended and restated Sponsor warrant purchase agreement, entered into on August 12, 2016, between Stellar and Continental, as warrant agent, (the “Warrant Agreement”), Stellar agreed to use its best efforts to file a registration statement with the SEC registering resales of shares of common stock issuable upon the exercise of the Sponsor Private Placement Warrants and the Public Warrants, in addition to certain other securities, as soon as practicable, but in no event later than 30 business days after the closing of its initial business combination. Stellar agreed to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants. If any such registration statement has not been declared effective by the 90th business day following the closing of the business combination, holders of the warrants shall have the right, during the period beginning on the 91st business day after the closing of the business combination and ending upon such registration statement being declared effective, and during any other period when we shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the warrant price and the “Fair Market Value” (as defined in the Warrant Agreement) by (y) the Fair Market Value.

Investors’ Rights Agreement

Certain of Phunware’s stockholders are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in Phunware’s amended and restated investors’ rights agreement (the “IRA”) dated as of October 25, 2016, as amended December 21, 2018. The registration rights set forth in the IRA will expire on the earlier of five years following the completion of an IPO (as defined in the IRA), or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares entitled to registration rights pursuant to Rule 144 of the Securities Act during any 90-day period. The securities held by securityholders subject to the IRA are subject to a Lock-Up, which we have the ability to waive at any time for any particular holder.

Series A Registration Rights Agreement

The holders of our Series A convertible preferred stock are entitled to rights with respect to the registration of their shares under the Securities Act. These registration rights are contained in our Series A registration rights agreement (the “Series A Registration Rights Agreement”) dated as of December 26, 2018. Upon the conversion of the Series A convertible preferred stock into shares of our common stock, we are required to file an initial registration statement under the Securities Act to register such shares of common stock within 45 calendar days of such conversion, subject to certain exceptions. We will use our best efforts to cause a registration statement filed under the Series A Registration Rights Agreement to be declared effective under the Securities Act, and shall use our best efforts to keep such registration statement continuously effective under the Securities Act until the date that all such shares covered by the registration statement have been sold thereunder or pursuant to Rule 144, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule.

Unit Purchase Options

Pursuant to that certain Unit Purchase Option, between Stellar and the underwriters in connection with Stellar’s initial public offering, such underwriters are entitled to rights with respect to the registration of their shares under the Securities Act. If at any time during a period of five (5) years commencing on August 18, 2016 when there is not an effective registration statement, the underwriters may demand in writing that we file a registration statement covering the securities within sixty (60) days. We shall bear all fees and expenses attendant to registering the securities, including the expenses of one legal counsel, but the holders shall pay any and all underwriting commissions.  We shall cause any registration statement to remain effective for a period of the later of (a) the exercise period of the UPO Warrants or (b) two (2) years from the effective date of such registration statement, subject to certain standard exceptions. If at any time during a period of seven (7) years commencing on August 18, 2016 when there is not an effective registration statement covering all of the securities pursuant to the UPOs, the holder has piggy-back rights, subject to certain standard exceptions.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock. As discussed above under “—Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock are not able to amend the amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with the amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer, our president or our secretary. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

RULE 144

A person who has beneficially owned restricted shares of common stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) We are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares then outstanding; and

●	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about our company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the business combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

TRANSFER AND WARRANT AGENT AND REGISTRAR

The transfer and warrant agent for our common stock is Continental Stock Transfer & Trust Company, which is located at 1 State Street Plaza, 30th Floor, New York, New York 10004.

EXCHANGE LISTING

Our common stock is listed on Nasdaq under the symbol “PHUN” and our warrants are listed on Nasdaq under the symbol “PHUNW”.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of these Securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. We will receive up to an aggregate of approximately $112,129,939 from the exercise of the Warrants. To the extent that the Warrants are cashless (net) exercised, as applicable, or the Public Warrants are called by us for redemption, we would not receive such proceeds for the exercise of such Warrants. In the event of a cashless (net) exercise of the Warrants, each holder would pay the exercise price by surrendering the Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. See the section titled “Use of Proceeds.” The aggregate proceeds to the selling securityholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Securities to be made directly or through agents.

The Securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the selling securityholders, or

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Securities by the selling securityholders.

The Securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

These sales may be effected in one or more transactions:

●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Securities by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Securities under this prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Securities by other means not described in this prospectus. In addition, any Securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed. This may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

With respect to those Securities being registered pursuant to the Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors and control persons, as applicable, and certain underwriters effecting sales of the Securities against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

With respect to those Securities being registered pursuant to the Series A Registration Rights Agreement, we have agreed to indemnify or provide contribution to the selling securityholders and all of their officers, directors, members, partners, agents brokers, investment advisors and employees, as applicable, and any person who controls any such holder, against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

Exercise of Warrants

The Warrants may be exercised upon the surrender of the certificate evidencing such warrant on or before the expiration date at the offices of the warrant agent, Continental Stock Transfer & Trust Company, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrants, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrants will be required to be exercised on a cashless basis in the event of a redemption of the Warrants pursuant to the warrant agreement governing such Warrants in which our board of directors has elected to require all holders of the Warrants who exercise their Warrants to do so on a cashless basis. In such event, such holder may exercise his, her or its warrants on a cashless basis by paying the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants to be exercised, multiplied by the difference between the exercise price of the Warrants and the “Fair market value” (defined below) by (y) the Fair Market Value. The Fair Market Value” means the average last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

No fractional shares will be issued upon the exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to such holder, pursuant to the agreement governing such Warrant.

LEGAL MATTERS

The validity of the Securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of Phunware at December 31, 2018 and 2017, appearing in this Prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Phunware’s ability to continue as a going concern for each of the two years in the period ended December 31, 2018), and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock and the warrants to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.phunware.com. The information on, or that can be accessed through, our website is not part of this prospectus.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

PHUNWARE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Phunware, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Phunware, Inc. (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2017.

New York, NY

March 19, 2019

Phunware, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash	$844	$308
Accounts receivable, net	3,606	6,206
Prepaid expenses and other current assets	272	385
Total current assets	4,722	6,899

Property and equipment, net	66	128
Goodwill	25,821	25,886
Intangible assets, net	521	901
Deferred tax asset – long term	64	-
Restricted cash	5,500	-
Other assets	187	187
Total assets	$36,881	$34,001

Liabilities, redeemable convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$9,890	$3,548
Accrued expenses	3,028	8,796
Deferred revenue	2,629	1,044
Factored receivables payable	2,434	1,816
Short term notes payable – related party	1,993	-
Total current liabilities	19,974	15,204

Deferred tax liability	64	387
Deferred revenue	5,622	7,165
Deferred rent	17	98
Investor deposits	-	3,243
Total liabilities	25,677	26,097

Commitments and contingencies (see Note 8)	-	-
Redeemable convertible preferred stock, $0.0001 par value (see Note 10)	5,377	-

Stockholders’ equity
Common stock, $0.0001 par value (see Note 11)	3	3
Additional paid in capital	118,062	110,265
Accumulated other comprehensive loss	(418)	(347)
Accumulated deficit	(111,820)	(102,017)
Total stockholders’ equity	5,827	7,904
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$36,881	$34,001

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share information)

	Year Ended
	December 31,
	2018	2017

Net revenues	$30,883	$26,722
Cost of revenues	11,802	15,714
Gross profit	19,081	11,008
Operating expenses:
Sales and marketing	5,417	10,721
General and administrative	13,562	14,795
Research and development	6,965	11,108
Total operating expenses	25,944	36,624
Operating loss	(6,863)	(25,616)
Other expense:
Interest expense	(724)	(397)
Fair value adjustment for warrant liabilities	(54)	—
Impairment of digital currencies	(334)	—
Other expense	(2,202)	(13)
Total other expense	(3,314)	(410)
Loss before taxes	(10,177)	(26,026)
Income tax benefit	374	88
Net loss	(9,803)	(25,938)
Cumulative translation adjustment	(71)	127
Comprehensive loss	$(9,874)	$(25,811)
Net loss per share, basic and diluted	$(0.38)	$(1.06)
Weighted-average shares used to compute net loss per share, basic and diluted	25,556	24,519

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity

(In thousands)

					Additional		Other	Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity
Balances as of December 31, 2016	-	$-	24,490	$3	$109,729	$(76,079)	$(474)	$33,179
Exercise of stock options, net of vesting of restricted shares	-	-	34	-	10	-	-	10
Repurchase of Series Gamma convertible preferred shares	-	-	(12)	-	-	-	-	-
Issuance of common stock, net of issuance costs	-	-	47	-	408	-	-	408
Stock-based compensation expense	-	-	-	-	118	-	-	118
Cumulative translation adjustment	-	-	-	-	-	-	127	127
Net loss	-	-	-	-	-	(25,938)	-	(25,938)
Balances as of December 31, 2017	-	-	24,559	3	110,265	(102,017)	(347)	7,904
Exercise of stock options, net of vesting of restricted shares	-	-	276	-	152	-	-	152
Issuance of common stock, net of issuance costs			1,085	-	9,565			9,565
Issuance of Series A convertible preferred stock, net of issuance costs & fair value of warrants	6	5,377	-	-	-	-	-	-
Recapitalization related to Business Combination	-	-	1,333	-	(2,370)	-	-	(2,370)
Stock-based compensation expense	-	-	-	-	450	-	-	450
Cumulative translation adjustment	-	-	-	-	-	-	(71)	(71)
Net loss	-	-	-	-	-	(9,803)	-	(9,803)
Balances as of December 31, 2018	6	$5,377	27,253	$3	$118,062	$(111,820)	$(418)	$5,827

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	December 31,
	2018	2017
Operating activities
Net loss	$(9,803)	$(25,938)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	62	154
Loss on sale of digital currencies	21	—
Bad debt expense	167	3,101
Amortization of acquired intangibles	372	1,284
Change in fair value of warrants	1,329	—
Impairment of digital currencies	334	—
Stock-based compensation	450	118
Deferred income taxes	(387)	(93)
Changes in operating assets and liabilities:
Accounts receivable	2,439	(1,243)
Prepaid expenses and other assets	15	46
Accounts payable	4,156	(903)
Accrued expenses	(5,789)	2,993
Deferred revenue	42	3,491
Net cash used by operating activities	(6,592)	(16,990)

Investing activities
Proceeds received from sale of digital currencies	913	—
Payments for note receivable	(536)	—
Capital expenditures	—	(27)
Net cash used for investing activities	377	(27)

Financing activities
Payment on capital lease obligation	—	(83)
Net proceeds from factoring agreement	618	1,036
Proceeds from common stock, net of issuance costs	—	410
Proceeds from common stock subscriptions, net of issuance costs	5,448	3,243
Proceeds from exercise of options to purchase common stock	152	10
Proceeds from Series A preferred stock	500	—
Proceeds from Business Combination	98	—
Net cash provided for financing activities	6,816	4,616

Effect of exchange rate on cash	(65)	80
Net (decrease) increase in cash	536	(12,321)
Cash at the beginning of the period	308	12,629
Cash at the end of the period	$844	$308

Supplemental disclosure of cash flow information
Interest paid	$712	$381

Supplemental disclosure of non-cash information

Common stock issuances from subscription payable	$3,243	$—
Warrants issued in conjunction with Business Combination	$1,106	$—

The accompanying notes are an integral part of these financial statements.

Phunware, Inc.
Notes to Consolidated Financial Statements
(In thousands, except share and per share information)

1. The Company and Basis of Presentation

The Company

Phunware, Inc. (the “Company”) is a provider of Multiscreen as a Service (MaaS) solutions, an integrated customer engagement platform that enables organizations to develop customized, immersive, branded mobile applications. The Company sells its services in vertical markets, including health care, retail, hospitality, transportation, sports, and entertainment. The Company enables brands to engage, manage, and monetize their anytime-anywhere mobile users. The Company’s MaaS technology is available in software development kit form for organizations developing their own application, via customized development services, and prepackaged solutions. Through its integrated mobile advertising platform of publishers and developers, the Company also maximizes mobile monetization through an advertising product suite including self-service media buying, real-time bidding, publisher mediation and yield optimization, cross-platform ad creation, and dynamic ad serving. Founded in 2009, the Company is a Delaware corporation headquartered in Austin, Texas.

Business Combination

On February 27, 2018, Phunware entered into an Agreement and Plan of Merger, as amended (collectively, the “Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”). On December 26, 2018, the Company consummated the transaction contemplated by the Merger Agreement (the “Reverse Merger and Recapitalization”). In connection with the closing of the Reverse Merger and Recapitalization, the registrant changed its name from Stellar Acquisition III, Inc. to Phunware, Inc. (“Successor”). Furthermore, the holders of Phunware’s preferred stock converted all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Reverse Merger and Recapitalization (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding warrant to acquire shares of Phunware Stock was cancelled, retired and terminated in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) was assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”). The shares of Successor common stock and the Transferred Sponsor Warrants to be transferred to Phunware stockholders are collectively referred to as “Stockholder Merger Consideration”. The per share Merger Consideration paid to Phunware Stockholders was 0.459 shares of Successor stock for each share of Phunware Stock.

Unless otherwise noted, the financial statements, footnotes, and basic and dilutive net loss per share presented give retroactive effect of the Reverse Merger and Recapitalization

Basis of Presentation

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), and include the Company’s accounts and those of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

As of December 31, 2016, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40), which requires management to assess the Company’s ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The Company’s assessment included the preparation of a detailed cash forecast that included all projected cash inflows and outflows. Although the Company continues to focus on growing its revenues, the Company’s ongoing operating expenditures will significantly exceed the revenue it expects to receive for the foreseeable future. Additionally, the Company has a history of operating losses and negative operating cash flows and expects these trends to continue into the foreseeable future.

Future plans may include utilizing existing credit lines and/or obtaining new credit lines, expanding credit lines, issuing additional equity securities, including the exercise of warrants, and reducing overhead expenses. Despite a history of successfully implementing similar plans to alleviate the adverse financial conditions, these sources of working capital are not currently assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. There can be no assurance that the Company will be able to obtain additional funding on satisfactory terms or at all. In addition, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s capital needs and support its growth. If additional funding cannot be obtained on a timely basis and on satisfactory terms, its operations would be materially negatively impacted. The Company has therefore concluded there is substantial doubt about its ability to continue as a going concern through one year from the issuance of these financial statements.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Items subject to the use of estimates include revenue recognition for contract completion, useful lives of long-lived assets including intangibles, valuation of intangible assets acquired in business combinations, reserves and certain accrued liabilities, determination of the provision for income taxes, and fair value of equity instruments.

Revenue Recognition

Revenue is recognized when all four of the following criteria are met:

●	Persuasive evidence of an arrangement exists;

●	The service has been completed or services are actively being provided to the customer;

●	The amount of fees to be paid by the customer is fixed or determinable; and

●	The collection of fees is reasonably assured.

Platform Subscriptions and Services Revenue

The Company derives subscription revenue from software license fees, which comprise subscription fees from customers licensing the Company’s MaaS modules, which includes accessing the MaaS platform and/or MaaS platform data; application development service revenue from the development of customer applications, or apps, which are built and delivered to customers; and support fees, which comprise support and maintenance fees of their applications, software updates, and technical support for software products (post-contract customer support, or PCS) for an initial term. License subscription and app development arrangements are typically accompanied by support agreements, with terms ranging from 6 to 60 months and are non-cancelable, though customers typically have the right to terminate their contracts for cause if the Company materially fails to perform.

These application development, license and support fee arrangements represent software arrangements that are accounted for pursuant to the software revenue recognition guidance of Accounting Standards Codification Topic (ASC) 985-605, Software — Revenue Recognition.

The Company typically receives cash payments from customers in advance of when the PCS services are performed under the arrangements with the customer and records this as deferred revenue. These arrangements obligate the Company to provide PCS over a fixed term. The Company is unable to establish vendor-specific objective evidence (VSOE) of fair value for all undelivered elements in certain arrangements that include licenses, support, and services, due to the lack of VSOE for support bundled with the software license and application development. Because VSOE of fair value of the PCS included in the arrangement does not exist, the PCS cannot be accounted for separately from the software and customization efforts. Once the PCS period commences, the Company recognizes revenue ratably over the remaining PCS period. In these instances, revenue is recognized ratably over the period that the services are expected to be performed, which is generally the support period.

From time to time, the Company also provides professional services by outsourcing employees’ time and materials to customers. Such amounts are typically recorded as the services are delivered.

Application Transaction Revenue

The Company also generates revenue by charging advertisers to deliver advertisements (ads) to users of mobile connected devices. Depending on the specific terms of each advertising contract, the Company generally recognizes revenue based on the activity of mobile users viewing these ads. Fees from advertisers are commonly based on the number of ads delivered or views, clicks, or actions by users on mobile advertisements delivered, and the Company recognizes revenue at the time the user views, clicks, or otherwise acts on the ad. The Company sells ads through several offerings: cost per thousand impressions, on which advertisers are charged for each ad delivered to 1,000 consumers; cost per click, on which advertisers are charged for each ad clicked or touched on by a user; and cost per action, on which advertisers are charged each time a consumer takes a specified action, such as downloading an app. In addition, the Company generates application transaction revenue thru in-app purchases from application on our platform. At that time, services have been provided, the fees charged are fixed or determinable, persuasive evidence of an arrangement exists, and collectability is reasonably assured.

In the normal course of business, the Company acts as an intermediary in executing transactions with third parties. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in its transactions with advertisers. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of each arrangement. While none of the factors individually are considered presumptive or determinative in reaching a conclusion on gross versus net revenue recognition, the Company places the most weight on the analysis of whether it is the primary obligor in the arrangement. To date, the Company has determined that it is the primary obligor in all advertising arrangements because it is responsible for identifying and contracting with third-party advertisers, which include both advertising agencies or companies; establishing the selling prices of the advertisements sold; performing all billing and collection activities, including retaining credit risk; and bearing sole responsibility for the suitability and fulfillment of the advertising. Accordingly, the Company acts as the principal in all advertising arrangements and therefore reports revenue earned and costs incurred related to these transactions on a gross basis.

The Company records deferred revenue when it receives cash payments from advertiser clients in advance of when the services are performed under the arrangements with the customer. The Company recognizes deferred revenue as revenue only when the revenue recognition criteria are met.

Fair Value of Financial Instruments

Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Observable inputs such as quoted prices in active markets.

Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of accounts receivable, prepaid expenses, other current assets, accounts payable, and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of those instruments.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. Although the Company limits its exposure to credit loss by depositing its cash with established financial institutions that management believes have good credit ratings and represent minimal risk of loss of principal, its deposits, at times, may exceed federally insured limits. Collateral is not required for accounts receivable, and the Company believes the carrying value approximates fair value.

Revenue from Fox Networks Group was 42% compared to 44% of total revenue for the years ended December 31, 2018 and 2017 respectively. Fox accounted for 66% compared to 24% of accounts receivable as of December 31, 2018 and 2017 respectively. Revenue from Fetch Media Ltd. was 21% compared to 11% of total revenue for 2018 and 2017 respectively.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all investments with a maturity of three months or less from the date of acquisition to be cash equivalents. The Company had no cash equivalents at December 31, 2018 or 2017.

As a result of the Series A Financing (defined and discussed further below), the Company had $5,500 in restricted cash as of December 31, 2018.

Accounts Receivable and Reserves

Accounts receivable are presented net of allowances. The Company considers receivables past due based on the contractual payment terms. The Company makes judgments as to its ability to collect outstanding receivables and records a bad debt allowance for receivables when collection becomes doubtful. The allowances are based upon historical loss patterns, current and prior trends in its aged receivables, credit memo activity, and specific circumstances of individual receivable balances. Accounts receivable consisted of the following:

	December 31,	December 31,
	2018	2017
Accounts receivable	$6,882	$9,295
Less allowances for doubtful accounts	(3,276)	(3,089)
Balance	$3,606	$6,206

Changes in the allowance for doubtful accounts and sales allowance are as follows as of December 31:

	2018	2017
Balance as at beginning of period	$3,089	$112
Allowances for bad debt	167	3,101
Issuance of credit memos	20	(124)
Balance at end of period	$3,276	$3,089

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases.

Goodwill and Intangible Assets

Goodwill arises from purchase business combinations and is measured as the excess of the cost of the business acquired over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed.

In accordance with ASC 350, Intangibles — Goodwill and Other, the Company does not amortize goodwill or intangible assets with indefinite lives but rather assesses their carrying value for indications of impairment annually, or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

The goodwill impairment test required by ASC 350 is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, or the net book value of the company or reporting unit, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; thus, the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The Company attributes goodwill to its sole reporting unit for impairment testing.

The enterprise fair value used by the Company was derived from valuations utilizing a blending of both the income approach, whereby current and future estimated discounted cash flows were utilized to calculate an operating value of the Company on a controlling interest basis, and the market approach, whereby comparable company results are used to derive a fair value of the Company. The determination of whether goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting unit. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.

Identifiable intangible assets consist of acquired trade names, customer lists, technology, in-process research and development, and order backlog associated with the acquired businesses.

ASC 350 requires that intangible assets with definite lives be amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable in accordance with ASC 360, Property, Plant, and Equipment.

Amortization of finite-lived intangible assets is calculated using either the straight-line or accelerated amortization model based on the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

The Company did not recognize any goodwill or intangible impairment losses in the years ended December 31, 2018 or 2017.

Long-Lived Assets

In accordance with authoritative guidance, the Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets, including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the asset to the Company’s business objective. The Company did not recognize any impairment losses during the years ended December 31, 2018 or 2017.

Deferred Revenue

The Company’s deferred revenue balance consisted of the following:

	December 31,	December 31,
	2018	2017
Current deferred revenue
Platform subscriptions and services revenue	$1,506	$910
Application transaction revenue	133	134
PhunCoin deposits	990	—
Total current deferred revenue	$2,629	$1,044

Non-current deferred revenue
Platform subscriptions and services revenue	$5,622	$7,165
Total non-current deferred revenue	$5,622	$7,165
Total deferred revenue	$8,251	$8,209

Leases

Leases are reviewed and classified as capital or operating at their inception. For leases that contain rent escalations or periods during the lease term where rent is not required, the Company recognizes rent expense based on allocating the total rent payable on a straight-line basis over the term of the lease excluding lease extension periods. The difference between rent payments and straight-line rent expense is recorded as deferred rent on the consolidated balance sheets. Deferred rent that will be recognized during the succeeding 12-month period is recorded as the current portion of deferred rent and the remainder is recorded as long-term deferred rent.

Under certain leases, the Company also receives incentives for leasehold improvements, which are recognized as deferred rent if the Company determines they are owned by the Company. Leasehold improvement incentives are amortized on a straight-line basis over the shorter of the lease term or estimated useful life as a reduction to rent expense. The leasehold improvements are included in property and equipment, net and are amortized to depreciation expense.

Advertising Costs

Advertising costs are expensed as incurred. Total advertising costs were $225 and $200 for the years ended December 31, 2018 and 2017, respectively, and were included in sales and marketing expenses on the consolidated statements of operations and comprehensive loss.

Retirement Plan

At December 31, 2018, the Company administered one employee retirement plan that qualified as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the IRC). Under the retirement plan, participating employees may contribute a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. No employer matching contributions were made to the retirement plan during the years ended December 31, 2018 or 2017.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities reflect the future tax consequences of the differences between the financial reporting and tax bases of assets and liabilities using current enacted tax rates. Valuation allowances are recorded when the realizability of such deferred tax assets does not meet the more-likely-than-not threshold under ASC 740.

The accounting guidance on accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company has not recognized interest or penalties on the consolidated balance sheets or statements of operations and comprehensive loss.

Redeemable Preferred Stock

The Company issued 6,000 shares for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) in conjunction with the Business Combination. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity.

Comprehensive Loss

The Company utilizes the guidance in ASC 220, Comprehensive Income, for the reporting and display of comprehensive loss and its components in the consolidated financial statements. Comprehensive loss comprises net loss and cumulative foreign currency translation adjustments. The accumulated comprehensive loss at December 31, 2018 and 2017, was due to foreign currency translation adjustments.

Loss per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2018 and 2017, the Company had outstanding warrants to purchase 18,182,627 and 14,885,964 shares of common stock, respectively. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for all periods presented.

As of December 31, 2018 and 2017, 40,707 and 22,451 shares were restricted relating to early exercises of the Company’s 2009 Stock Option Plan and are excluded from basic shares outstanding for the years then ended.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board jointly issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition. ASU 2014-09 is a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP and International Financial Reporting Standards. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current authoritative guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, and allocating the transaction price to each separate performance obligation.

This standard is effective for public entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There is a one-year deferral for non-public companies, but some companies that consider themselves private may have to follow the public company effective date if they meet certain requirements. Early adoption is not permitted under U.S. GAAP, but non-public companies may adopt the new standard as of the public entity effective date. This standard will impact those arrangements historically accounted for under ASC 985-605. VSOE of fair value is not a requirement for separation under the new standard. As a result, certain amounts required to be deferred under ASC 985-605 may be recognized as revenue sooner. The Company has elected to take advantage of the extended transition period provided in Securities Act Section 7(a)(2)(B) for complying with new or revised accounting standards. The Company will adopt the new standard effective January 1, 2019. The Company is still finalizing its initial assessment, and its impact to the financials upon the adoption of this ASU.

In 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for consolidated financial statements issued for annual periods beginning after December 15, 2017. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company adopted this guidance effective January 1, 2018. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from leases. For operating leases, a lessee is required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. The accounting applied by a lessor is largely unchanged from that applied under previous generally accepted accounting principles. This ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Earlier application is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statements.

In March 2016, the FASB issued ASU 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). The amendment simplifies several aspects of the accounting for share-based payments, including immediate recognition of all excess tax benefits and deficiencies in the income statement, changing the threshold to qualify for equity classification up to the employees’ maximum statutory tax rates, allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur, and clarifying the classification on the statement of cash flows for the excess tax benefit and employee taxes paid when an employer withholds shares for tax-withholding purposes. ASU 2016-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted in any interim or annual period. The Company has chosen to early adopt ASU 2016-09 on a prospective basis. There was no material impact to the consolidated financial statements upon adoption.

In November 2016, the FASB issued ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force). ASU 2016-01 clarifies the presentation of restricted cash on the statement of cash flows. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. As the Company is an emerging growth company, it has elected to defer implementation, and has chosen not to early adopt.

In January 2017, the FASB issued ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 provides a new framework for entities to determine whether a set of assets and activities (together referred to as “a set”) is a business. The amendments in the ASU will assist entities when they evaluate whether transactions should be accounted for as acquisitions (or disposals) either of businesses or of assets. This distinction is important since there are significant differences between the accounting for business combinations and the accounting for acquisitions of assets. Public business entities should apply the amendments in this Update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. As the Company is an emerging growth company, it has elected to defer implementation under annual periods beginning after December 31, 2019. The Company does not there will be a material impact to the consolidated financial statements upon adoption.

In January 2017, the FASB issued ASU 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-07 simplifies how all entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Public business entities that are an SEC filer should adopt the amendments in this ASU for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. For testing periods in 2017 and 2018, the Company has not needed to proceed to Step 2 of the goodwill impairment test.

In May 2017, the FASB issued ASU 2017-09—Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. ASU 2017-09 clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company adopted this guidance effective January 1, 2018. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13—Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 improves the effectiveness of disclosures about fair value measurements required under ASC 820. ASU 2018-13 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted upon issuance of this Update. An entity is permitted to early adopt any removed or modified disclosures upon issuance of this Update and delay adoption of the additional disclosures until their effective date. The Company is currently evaluating the impact this ASU has on its consolidated financial statements.

In August 2018, the Security Exchange Commission (SEC) adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule is effective on November 5, 2018. The Company is evaluating the impact of this guidance on its consolidated financial statements. The Company anticipates its first presentation of changes in stockholders’ equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

3. Reverse Merger

On February 27, 2018, Phunware entered into an Agreement and Plan of Merger, as amended (collectively, the “Merger Agreement”) with Stellar Acquisition III, Inc. (“Stellar”). On December 26, 2018, the Company consummated the transaction contemplated by the Merger Agreement (the “Reverse Merger and Recapitalization”). In connection with the closing of the Reverse Merger and Recapitalization, the registrant changed its name from Stellar Acquisition III, Inc. to Phunware, Inc. (“Successor”). Furthermore, the holders of Phunware’s preferred stock converted all of their issued and outstanding shares of preferred stock into shares of Phunware common stock at a conversion ratio of one share of common stock for each share of preferred stock (the “Preferred Stock Exchange”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Reverse Merger and Recapitalization (the “Effective Time”): (i) all shares of Phunware common stock and preferred stock (the “Phunware Stock”) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Exchange) converted into the right to receive the Stockholder Merger Consideration (as defined below); (ii) each outstanding warrant to acquire shares of Phunware Stock was cancelled, retired and terminated in exchange for the right to receive from the Successor a new warrant for shares of Successor common stock with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration, but with terms otherwise the same as the Phunware warrant (each, a “Replacement Warrant”); and (iii) each outstanding option to acquire Phunware Stock (whether vested or unvested) was assumed by the Successor and automatically converted into an option to acquire shares of Successor common stock, with its price and number of shares equitably adjusted based on the conversion of the shares of Phunware Stock into the Stockholder Merger Consideration (each, an “Assumed Option”). The shares of Successor common stock and the Transferred Sponsor Warrants to be transferred to Phunware stockholders are collectively referred to as “Stockholder Merger Consideration”. The aggregate merger consideration to be paid pursuant to the Merger Agreement to Phunware stockholders amounted to approximately $301 million plus adjustments for cash on-hand as of the date of Closing. The merger consideration to be paid to Phunware stockholders was paid in the form of number shares of Successor common stock. In addition, each holder of Phunware common and convertible preferred stock was entitled to elect to receive such holder’s pro rata share of up to an aggregate of 3,985,244 warrants (the “Transfer Sponsor Warrants”) to purchase shares of Successor common stock that are currently held by certain shareholders of Stellar. The per share Merger Consideration paid to Phunware Stockholders was 0.459 shares of Successor stock for each share of Phunware Stock.

In connection with the consummation of the Reverse Merger and Recapitalization, certain holders of shares of Stellar common stock sold in its initial public offering (“Public Shares”) exercised their right to redeem their Public Shares for cash. As a result of these redemptions, the cash proceeds to the Company as a result of the Reverse Merger and Recapitalization was $0.4 million before transaction costs.

In addition, 6,000 shares for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) were issued in conjunction with the Business Combination. In connection with the Series A Financing, certain Stellar shareholders transferred an aggregate of 250,000 shares of Stellar common stock and 250,000 warrants to purchase shares of Stellar common stock to the Series A Financing investor, and 181,391 shares to certain service providers. The Sponsors are Astra Maritime Inc. and Dominium Investments Inc., affiliated with the Company’s Chairman of the board of directors and Magellan Investments Corp. and Firmus Investments Inc., affiliated with a member of our board of directors. See Note 10 for additional discussion on the Series A Financing.

4. Goodwill and Other Intangible Assets

Goodwill

Changes in the Company’s goodwill balance for the years ended December 31, 2018 and 2017, are summarized in the table below.

	2018	2017
Balance as at beginning of period	$25,886	$25,786
Foreign currency translation	(65)	100
Balance at end of period	$25,821	$25,886

Intangible Assets

The Company’s intangible assets, excluding goodwill, consist of intangible assets acquired in business combinations and were recorded at their estimated fair values on the date of acquisition. The finite-lived intangible assets that are being amortized are summarized in the table below.

	Weighted Average Useful Life (years)	December 31, 2018			December 31, 2017
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade name	4.6	$648	$(648)	$-	$650	$(650)	$-
Acquired technology	5.1	4,828	(4,763)	65	4,828	(4,714)	114
In-process research and development	5.0	94	(94)	-	94	(85)	9
Customer relationships	5.7	4,576	(4,120)	456	4,626	(3,848)	778
Order backlog	1.5	329	(329)	-	329	(329)	-
		$10,475	$(9,954)	$521	$10,527	$(9,626)	$901

Amortization expense for the years ended December 31, 2018 and 2017, was approximately $372 and $1,284 respectively.

Expected future annual amortization expense for finite-lived intangible assets as of December 31, 2018, is as follows:

Year	Amortization
2019	269
2020	141
2021	90
2022	21
$521

5. Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally ranging from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the remaining terms of the related leases. The estimated useful lives of property and equipment consist of the following:

		December 31,	December 31,
	Life (years)	2018	2017
Equipment	3-5	$907	$907
Furniture and fixtures	7	32	32
Leasehold improvements	5 or remaining lease term	241	241
Total property and equipment		$1,180	$1,180
Accumulated depreciation		(1,114)	(1,052)
Total property and equipment, net		$66	$128

Total depreciation expense was $62 and $154 for the years ended December 31, 2018 and 2017, respectively.

6. Accrued Expenses

Accrued expenses consist of the following:

	December 31,	December 31,
	2018	2017
Partner revenue share	$201	$6,522
Payroll related expenses	2,496	1,545
Taxes	123	118
Other	208	611
Total accrued expenses	$3,028	$8,796

During 2018, an application transaction partner agreed to release the Company from its liability to them in the amount of $6,322. This amount had previously been recorded as a reduction in revenue of $2,907 and $3,415 for the years ended December 31, 2017 and 2016, respectively. The Company recorded $6,322 related to the release of this liability as net revenues for year ended December 31, 2018 in its consolidated statement of operations and comprehensive loss.

7. Factoring Agreement

On June 15, 2016 the Company entered into a factoring agreement with CSNK Working Capital Finance Corp. (d/b/a Bay View Funding) (“Bay View”) whereby it sells select accounts receivable with recourse.

Under the terms of the agreement, Bay View may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. Fees paid to Bay View for factored receivables are 1.80% for the first 30 days and is and 0.65% for every ten days thereafter, to a maximum of 90 days total outstanding. The Company bears the risk of credit loss on the receivables. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets.

Factor expense of $718 and $391 for the years ended December 31, 2018 and 2017 respectively, is recorded as interest expense in other expense on the consolidated statements operations and comprehensive loss. The amount of the factored receivables outstanding was $2,434 and $1,816 as of December 31, 2018 and 2017, respectively. There was $566 and $1,184 available for future advances as of December 31, 2018 and 2017 respectively.

8. Commitments and Contingencies

Leases

The Company has operating office space leases in Austin, Texas; Newport Beach, California; San Diego, California; and Miami, Florida. Rent expense under operating leases totaled $643 and $634 for the years ended December 31, 2018 and 2017, respectively.

Future minimum annual lease payments under the Company’s operating leases are as follows:

Future minimum lease obligations years ended December 31,	Lease Obligations
2019	$573
2020	164
2021	119
2022	119
2023	59
Thereafter	-
Total	$1,034

Litigation

On September 26, 2017, we filed a breach of contract complaint against Uber Technologies, Inc. seeking approximately $3 million (plus interest) for unpaid invoices for advertising campaign services provided for Uber in the first quarter of 2017. The case, captioned Phunware, Inc. v. Uber Technologies, Inc., Case No. CGC-17-561546 was filed in the Superior Court of the State of California County of San Francisco. On November 13, 2017, Uber generally denied the allegations in our complaint and also filed a cross-complaint against us and Fetch — the advertising agency Uber retained to run its mobile advertising campaign for the period 2014 through the first quarter of 2017 (the “Fetch Campaign”), asserting numerous fraud and contract-based claims. All the claims stem from Uber’s assertion that Fetch and/or We (and/or other-as-yet-unidentified ad networks and publishers) are liable for the fraud-infested Fetch Campaign, under which Uber overpaid Fetch and mobile advertising providers due to fraudulent attribution for installments of the Uber application. Uber does not allege any specific dollar amount that it is seeking in damages against either of the named cross-defendants (Fetch and Phunware). We filed a motion to dismiss the cross-complaint, which was heard on February 7, 2018. The motion was granted in part and denied in part by the Court. On April 16, 2018, the action was designated complex, and the matter has been assigned for all purposes to Judge Wiss of the Superior Court of California, San Francisco County (Department 305). Uber and Fetch have reached an agreement in principle to settle Uber’s claims against Fetch on terms that have not been disclosed to Phunware at this time. The Court has set a trial date of August 12, 2019. The parties have exchanged documents in discovery and depositions are underway. We maintain that our claims against Uber are meritorious and that Uber’s claims against us are not. However, we make no predictions on the likelihood of success of prevailing on our contract action against Uber or on the likelihood of defeating Uber’s claims against us.

On September 8, 2017, the Company and Greater Houston Convention and Visitors Bureau (“GHCVB”) initiated litigation in a breach of contract dispute. The case is captioned Greater Houston Convention and Visitors Bureau v. Phunware, Inc., Cause No. 2017-58894, in the District Court of Harris County, Texas. The dispute concerns an October 2016 agreement for us to develop a mobile application and advertising campaign for GHCVB. In April 2018, the parties mediated this dispute with the assistance of a private mediator. The mediation was successful and Phunware was awarded $485, which was paid to us in April 2018 and recorded as net revenues in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2018. Each side was responsible for their own attorneys’ fees.

From time to time, the Company is and may become involved in various legal proceedings in the ordinary course of business. The outcomes of our legal proceedings are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular reporting period. In addition, for the matters disclosed above that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies.

9. PhunCoin

In June 2018, PhunCoin, Inc., the Company’s wholly-owned subsidiary, launched an offering pursuant to Rule 506(c) of Regulation D as promulgated under the Securities Act of rights (the “Rights”) to acquire PhunCoin (the “Token”).

PhunCoin, Inc. accepts payment in the form of cash and digital currencies for purchases of the Rights. PhunCoin, Inc. plans to sell between $10 million and $100 million of the Rights, which will entitle the Rights holders to receive between approximately 8 billion and 30.5 billion of PhunCoin. The amount of PhunCoin to be issued to the purchaser is equal to the dollar amount paid by the purchaser divided by the price of the PhunCoin at the time of issuance of the PhunCoin during the Token Generation Event (as defined below) before taking into consideration an applicable discount rate, which is based on the time of the purchase, (early purchasers will receive a larger discount rate).

Through December 31, 2018, the Company received cash proceeds from its Rights offering of $990, pursuant to which the holders of the Rights will receive an aggregate of approximately 470.25 million PhunCoin if the Token Generation Event occurs. The Company recorded proceeds from the Rights sale as current deferred revenue in its consolidated balance sheet.

The rights, privileges, and obligations of Rights holders are set forth as follows:

Issuance of PhunCoin Tokens

The PhunCoin is expected to be issued to Rights holders the earlier of (i) the launch of PhunCoin’s, Inc.’s blockchain technology enabled rewards marketplace and data exchange (“Token Generation Event”), (ii) one (1) year after the issuance of the Rights to the purchaser, or (iii) the date PhunCoin, Inc. determines that it has the ability to enforce resale restrictions with respect to PhunCoin pursuant to applicable federal securities laws. Proceeds from the Rights offering are generally not refundable if the Token Generation Event is not consummated; however, the Company believes PhunCoin, Inc. has a contractual obligation to use good faith efforts to issue a Token to Rights holders under the Token Rights Agreement.

Termination of the Token Rights Agreement

Termination of the Token Rights Agreement occurs on the earlier of (i) PhunCoin being issued to the Rights holder pursuant to the provisions noted above, (ii) the payment, or setting aside of payment with respect to a dissolution event (as described below), or (iii) twelve months from the date of the Token Rights Agreement with the Rights holder, which PhunCoin, Inc. may extend at its sole discretion if a Token Generation Event has not occurred. Upon termination of the Token Rights Agreement, PhunCoin, Inc. has no further obligation to the Rights holder.

Dissolution Event

A dissolution event occurs if there has been (i) a voluntary termination of PhunCoin, Inc.’s operations, (ii) a general assignment for the benefit of PhunCoin, Inc.’s creditors, (iii) a change of U.S. laws that make the use or issuance of PhunCoin or the Token Generation Event impractical or unfeasible, or (iv) any other liquidation, dissolution or winding up of PhunCoin, Inc.

In the event a dissolution event occurs prior to the termination of the Token Rights Agreement, if there are any remaining proceeds from the Rights offering that have not been utilized by PhunCoin, Inc.in its operations or for the development of the PhunCoin Ecosystem, such remaining proceeds would be distributed pro rata to purchasers in the Rights offering following any distributions to holders of PhunCoin, Inc.’s capital stock or debt, if any.

No Voting Rights or Profit Share

Rights holders, (and eventual PhunCoin holders) have no voting rights and are not entitled to share in the profits or residual interest of Phunware, PhunCoin, Inc. or any subsidiaries of the Company.

10. Series A Convertible Preferred Stock

In connection to the consummation of the Reverse Merger and Recapitalization, Phunware issued 6,000 shares to a single investor for aggregate cash proceeds of $6.0 million from the Series A 8% convertible preferred stock financing (“Series A Financing”) with stated value of $1,000 per share. The Company deposited $5.5 million of the $6 million proceeds into a restricted escrow account in accordance with the securities purchase agreement entered into with the investor. All 6,000 shares were outstanding at December 31, 2018.

The shares are mandatorily redeemable in cash at the following schedule; (i) 104% of the aggregate value of three thousand (3,000) shares on the 30 day anniversary of the issuance; (ii) 104% of the aggregate value of two thousand five hundred (2,500) shares on the 60th anniversary of the original issue; and (iii) 104% of the aggregate value of five hundred (500) shares of the 90th anniversary of the original issue.

The Preferred Stock is also convertible into shares of the Company’s common stock at the option of the holder at a price of $11.50 per share, subject to adjustments for stock dividends, stock splits and other recapitalization type events and antidilutive events which would include subsequent issuances of equity or equity linked securities at prices more favorable than the conversion price of these preferred shares. Generally, the Preferred Stock does not have voting rights. Should the holder wish to convert, not later than two days, the Company shall deliver to the holder the number of conversion shares being acquired upon the conversion of the Preferred Stock. Should the holder elect to convert, the Company must deliver shares free of restrictive legends and trading restrictions by June 26, 2019. The Company is currently undertaking the process to register all shares related to the Series A Financing that could be converted.

In the event of liquidation, dissolution or winding up of the Company the Preferred Stock would be entitled to receive assets ahead of the Company’s common stockholders.

In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity.

Total preferred stock authorized to be issued as of December 31, 2018 was 100,000,000, with a par value of $0.0001 per share.

11. Stockholders’ Equity

Common Stock

Total common stock authorized to be issued as of December 31, 2018 was 1,000,000,000, with a par value of $0.0001 per share. At December 31, 2018 and 2017, there were 27,253,457 and 24,559,771 shares outstanding, respectively.

In 2018 and 2017, the Company completed several closings of stock financing. During 2018 and 2017, the Company issued 1,085,096 and 47,364 shares for cash proceeds of $9,565 and $408, net of issuance costs, respectively.

As a result of the Reverse Merger and Recapitalization, on December 26, 2018, Stellar shareholders held 1,519,937 shares. Shareholders of Phunware forfeited 187,188 shares to receive 3,985,244 Transfer Sponsor Warrants.

Dividends

Dividends are paid on a when-and-if-declared basis. The Company did not declare any dividends during 2018 or 2017.

Warrants

In 2012, the Company issued a warrant to purchase an aggregate of 14,866 shares of the Company’s common stock with an exercise price of $5.54 per share to a banking institution with which the Company had a revolving line of credit. These warrants are fully vested. As of December 31, 2018, and December 31, 2017, the holder have warrants to purchase 14,866 shares remain outstanding. At December 31, 2018, the Company has 14,866 shares of common stock reserved to permit exercise of the outstanding warrant.

During 2018, but prior to the Reverse Merger and Recapitalization, the Company issued warrants to purchase an aggregate 1,085,059 shares of the Company’s common stock with an exercise price of $9.22 per share. The term of the warrants is the earlier of (i) the fifth anniversary of the date of issuance, (ii) an acquisition, merger, or consolidation of the Company or a sale, lease or other disposition of all or substantially all of the assets of Phunware and its subsidiaries, except (a) any sale of stock for capital raising purposes, (b) purpose of changing the Company’s state of incorporation, and (c) where the shareholders of Phunware immediately before such transaction retain at least a majority of the voting power immediately following such transaction; or (iii) immediately prior to an initial public offering. These warrants are fully vested.

At the time off issuance, the warrants were issued in conjunction with a preferred stock offering from the predecessor entity. The fair value of the warrants was determined using the probability-weighted expected return method at the time of each Series F convertible preferred stock close date. The probability-weighted expected return method is based on an estimate of expected fair value as analyzed through various liquidity scenarios. Fair value is determined for a given scenario at the time of the future liquidity event and discounted back to the valuation date using a risk-adjusted discount rate. To determine fair value, the present values, under each scenario are weighted based on the expected probability of each scenario occurring. The fair value of the warrants at time of issuance, determined using the probability-weighted expected return method, was $396, which was recorded as a reduction to the Series F convertible preferred stock. In addition, the Company continues to assess the fair value of the Series F convertible preferred stock warrants on a periodic basis. Changes to the fair value are recorded in other income (expense) in the consolidated statements of operations and comprehensive loss. The Company recorded $1,329 as a change in fair value of these warrants for year ended December 31, 2018. As a result of the Reverse Merger and Recapitalization, the warrant liability was reclassified into additional paid-in-capital. As of December 31, 2018, warrants for an aggregate of 1,085,059 common shares remain outstanding, for which the Company has reserved this number of shares to permit the exercise of the warrants.

At December 31, 2018 and 2017, the Company had 6,900,610 common stock warrants (the “Public Warrants”) outstanding trading under the Nasdaq ticker symbol PHUNW. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act to register the shares of common stock underlying the Public Warrants, following the completion of the Reverse Merger and Recapitalization. Each Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50. No fractional shares will be issued upon exercise of the Public Warrants. As of December 31, 2018 and 2017, the Public Warrants were not exercisable; however, they Public Warrants will become exercisable 30 days after the completion of the Reverse Merger and Recapitalization and will expire five years after the completion of the Reverse Merger and Recapitalization or earlier upon redemption or liquidation. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless. Notwithstanding anything to the foregoing, if any such registration statement has not been declared effective by the 90th day following the closing of the Reverse Merger and Recapitalization, holders of the Public Warrants shall have the right, during the period beginning on the 91st day after the closing of the Reverse Merger and Recapitalization and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of common stock issuable upon exercise of the Public Warrants, the holders may exercise their Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $21.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.

The Company also has 10,182,060 and 7,970,488 Private Placement Warrants outstanding at December 31, 2018 and 2017, respectively (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Reverse Merger and Recapitalization. The Private Placement Warrants will be exercisable for cash (even if a registration statement covering the common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and will not be redeemable in each case so long as they are still held by the initial purchasers or their affiliates. Of the Public Placement Warrants above, 3,985,244 were issued to Phunware shareholders and transferred from certain warrant holders of Stellar in the Reverse Merger and Recapitalization. The Company issued 2,211,572 Private Placement Warrants to the Sponsors as repayment in full for the promissory notes at the closing of the Reverse Merger and Recapitalization. These are also Private Placement Warrants.

Unit Purchase Option

The Company sold to the underwriters for initial public offering in 2016 an option to purchase up to a total of 130,000 units, at an exercise price of $11.50 per unit. The units are comprised of one share of common stock and one warrant to purchase common stock. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the closing of the Reverse Merger and Recapitalization and terminating on the fifth anniversary of the Reverse Merger and Recapitalization. The units issuable upon exercise of this option are identical to those offered in the Company’s initial public offering in 2016. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of cash.

As of December 31, 2018, and 2017, there were 130,000 unit purchase options outstanding.

PhunCoin Warrant

In 2018, the Company issued warrants to receive an aggregate of approximately 27.4 billion PhunCoins to sixty-eight (68) stockholders. Should the Company complete a Token Generation Event, the stockholders would receive their requisite amount of PhunCoin. The Company believes there is no traditional “exercise period” or ‘term” as with other typical embedded features, and the PhunCoin warrants were originally issued in conjunction with the Company’s Series F Preferred Stock financing. The PhunCoin warrants lack characteristics of financial instruments and derivatives. In addition, the PhunCoin warrants do not obligate the Company to achieve the Token Generation Event or launch and distribute the PhunCoins to the warrantholders.  Currently, there is no market for PhunCoin, and they do not exist. Accordingly, at the time of the issuance, the Company has determined there is no value assigned to the warrants of PhunCoin issued to the stockholders.

12. Stock-Based Compensation

2018 Equity Incentive Plan

In connection with the consummation of the Reverse Merger and Recapitalization, our board of directors adopted, and our stockholders approved, the 2018 Equity Incentive Plan (the “2018 Plan”). The purposes of the 2018 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants who perform services to the Successor or any parent or subsidiary, and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares.

A total of 2,729,416 shares of common stock are reserved for issuance pursuant to the 2018 Plan. In addition, the shares of common stock reserved for issuance under the 2018 Plan also will include any shares of common stock subject to stock options, restricted stock units or similar awards granted under the 2009 Equity Incentive Plan (the “2009 Plan”), that, on or after the Reverse Merger and Recapitalization, are assumed in connection with the Reverse Merger and Recapitalization, expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the 2009 Plan that, on or after the Reverse Merger and Recapitalization, are forfeited to or repurchased by us, with the maximum number of shares of common stock that may be added to the 2018 Plan pursuant to the foregoing equal to 2,372,893. Currently, no awards have been granted under the 2018 Plan.

2009 Equity Incentive Plan

In 2009, the Company adopted its 2009 Equity Incentive Plan (the “Plan”), which allowed for the granting of incentive and non-statutory stock options, as defined by the Internal Revenue Code, to employees, directors, and consultants. The exercise price of the options granted is generally equal to the value of the Company’s common stock on the date of grant, as determined by the Company’s Board of Directors. The awards are exercisable and vest, generally over four years, in accordance with each option agreement. The term of each option is no more than ten years from the date of the grant. The Plan allows for options to be immediately exercisable, subject to the Company’s right of repurchase for unvested shares at the original exercise price. The total amount received in exchange for these shares has been included in accrued expenses on the accompanying consolidated balance sheets and is reclassified to equity as the shares vest. As of December 31, 2018 and 2017, 40,707 and 22,451 shares were unvested amounting to $34 and $12 in accrued expenses, respectively. Effective with the Reverse Merger and Recapitalization, no additional grants will be made under the Plan. The Plan had 0 and 1,932,300 shares of common stock reserved for issuance as of December 31, 2018 and 2017, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation under provisions which require that share-based payment transactions with employees be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. The amount of expense recognized during the period is affected by subjective assumptions, including estimates of the Company’s future volatility, the expected term for its stock options, the number of options expected to ultimately vest, and the timing of vesting for the Company’s share-based awards.

The Company uses a Black-Scholes option-pricing model to estimate the fair value of its stock option awards. The calculation of the fair value of the awards using the Black-Scholes option-pricing model is affected by the Company’s stock price on the date of grant as well as assumptions regarding the following:

●	Estimated volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate each year during the expected life of the award. The Company’s estimated volatility through December 31, 2018, was based on a weighted average of the historical stock volatilities of similar peer companies whose stock prices were publicly available. The calculation of estimated volatility is based in part on historical stock prices of these peer entities over a period equal to the expected life of the awards. The Company may continue to use the historical volatility of peer entities when it does not have a sufficient trading history for its common stock. As more historical data for its common stock becomes available, the Company will begin to use historical stock price volatility to determine expected stock price volatility.

●	The expected term represents the period of time that awards granted are expected to be outstanding. Through December 31, 2018, the Company calculated the expected term using the simplified method as the Company did not have enough historical data to allow for a weighted average term based on historical exercise patterns.

●	The risk-free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award is granted with a maturity equal to the expected term of the stock option award.

●	The assumed dividend yield is based on the Company’s expectation that it will not pay dividends in the foreseeable future.

The Company uses historical data to estimate the number of future stock option forfeitures. Stock-based compensation recorded on the Company’s consolidated statements of operations and comprehensive loss is based on awards expected to ultimately vest and has been reduced for estimated forfeitures. The Company’s estimated forfeiture rates may differ from its actual forfeitures, which would affect the amount of expense recognized during the period.

Valuation of Stock Options

The assumptions used to compute stock-based compensation costs for the stock options granted during the years ended December 31 are as follows:

	Year Ended
	December 31,	December 31,
	2018	2017
Weighted average risk-free rate	2.51%	2.00%
Expected dividend yield	—	—
Weighted average expected life (years)	6.08	6.84
Weighted average volatility	56.87%	67.70%

A summary of the Company’s stock option activity under the Plan and related information is as follows:

		Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
12/31/2016	Ending Outstanding	1,226,739	$0.54	7.62	$24
	Granted	432,148	0.52
	Exercised	(53,251)	0.45
	Cancelled/Expired	(188,263)	0.53
12/31/2017	Beginning Outstanding	1,417,373	$0.54	7.18	$53
	Granted	1,770,225	1.11
	Exercised	(293,778)	0.58
	Cancelled/Expired	(528,997)	0.78
12/31/2018	Ending Outstanding	2,364,823	$0.90	8.12	$71,332

	Options vested and exercisable	1,161,287	$0.57	5.75	$35,411

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2018 and 2017, was $0.15 and $0.28, respectively. The total fair value for options vested during the years ended December 31, 2018 and 2017, was $343 and $113, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options. The aggregate intrinsic value of options at December 31, 2018 is based on the Company’s stock price trading price on Nasdaq capital markets. The aggregate intrinsic value of options at December 31, 2017, is based on the Company’s estimated stock price on that date of $0.24 per share. As of December 31, 2018 and 2017, there was $640 and $181 of unrecognized compensation expense, respectively, for stock options and awards that is expected to be recognized on a straight-line basis over a weighted average period of approximately 2.7 years. There were 293,778 and 53,251 options exercised in 2018 and 2017, respectively, with an aggregate intrinsic value of $483 and $4, respectively.

Compensation Cost

Compensation cost that has been included on the Company’s consolidated statements of operations for all stock-based compensation arrangements for the years ended December 31 is detailed as follows:

	Year Ended
	December 31,	December 31,
Stock-based compensation	2018	2017
Cost of revenues	$45	$23
Sales and marketing	42	25
General and administrative	313	42
Research and development	50	28
Total stock-based compensation	$450	$118

13. Income Taxes

Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

The Company has filed a change in accounting method relating to deferred revenue to adopt Internal Revenue Service Revenue Procedure 2004-34 with its 2017 tax returns. This change will revise the recognition of deferred revenue from a cash basis to an approach required under the Revenue Procedure. The net effect of this change is reflected in both the calculation of the current tax liability and taxes payable as well as the deferred tax balances.

For the years ended December 31, 2018 and 2017, the Company had net losses before income taxes of $10.2 million and $26.0 million, respectively. Net losses relating to U.S. operations for were $9.9 million and $25.8 million, respectively.

The difference between income taxes expected at the U.S. federal statutory income tax rate of 21% and the reported income tax (benefit) expense are summarized as follows:

	December 31,
	2018	2017
Income Tax at Statutory Rate	$(2,138)	$(8,856)
Valuation allowance	2,266	9,376
State income tax, net of federal benefit	(521)	(518)
Business tax credit net of reserves	(325)	(224)
Non-deductible expenses	341	88
Foreign income taxes at different rate	3	46
Income tax benefit	$(374)	$(88)
Effective tax rate	3.67%	0.34%

The provision expense (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2018	2017
Current:
Federal	$—	$—
State	13	5
Foreign	—	—
Total current	13	5

Deferred:
Federal	(346)	(102)
State	(41)	9
Foreign	—	—
Total deferred	(387)	(93)
Total	$(374)	$(88)

The components of net deferred income taxes consist of the following:

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss	$24,280	$19,060
Reserves and accruals	2,836	5,405
Tax credits	1,349	763
Gross deferred tax assets	28,465	25,228

Less valuation allowance	(28,401)	(25,148)
Total deferred tax assets	64	80

Deferred tax liabilities:
Amortization of acquired intangibles	(64)	(467)
Total deferred tax liabilities	(64)	(467)
Net deferred tax liabilities	$0	$(387)

As of December 31, 2018, the Company had net operating loss carryforwards of $98.3 million and $51.0 million for federal and state income tax purposes, respectively. The federal net operating losses of $85.7 million which were generated in tax years beginning before January 1, 2018, will begin to expire in 2030 if not utilized. The balance of the net operating losses, $12.6 million do not expire. The state net operating losses expire at various times depending on the state with a majority beginning to expire in 2030 if not utilized.

As of December 31, 2018, the Company had R&D credit carryforwards of approximately $948 and $500 for federal and state income tax purposes, respectively. The federal and Texas R&D credits will begin to expire in 2034, unless previously utilized. California R&D credits carry forward indefinitely.

Utilization of the net operating losses (NOL) and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code (IRC) of 1986, as amended (the Code), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and tax credit carryforwards that can be utilized annually to offset future taxable income. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

As of December 31, 2018, the Company had not yet completed its analysis of the deferred tax assets for its NOL and tax credits. The future utilization of the Company’s net operating loss to offset future taxable income may be subject to an annual limitation under IRC Section 382 as a result of ownership changes that may have occurred previously or that could occur in the future. The Company has not yet determined whether such an ownership change has occurred. In order to make this determination, the Company will need to complete an analysis regarding the limitation of the net operating loss.

The Company has established a full valuation allowance for its deferred tax assets due to uncertainties that preclude it from determining that it is more likely than not that the Company will be able to generate sufficient taxable income to realize such assets. The Company monitors positive and negative factors that may arise in the future as it assesses the need for a valuation allowance against its deferred tax assets. As of December 31, 2018 and 2017, the Company has a valuation allowance of $28,401 and $25,148 respectively, against its deferred tax assets.

The Company accounts for the provisions under the Income Taxes topic of the ASC which addresses accounting for the uncertainty in income taxes. The evaluation of a tax position in accordance with this topic is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position.

The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, de-recognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits:

	December 31,
	2018	2017
Unrecognized tax benefits, beginning of period	$889	$594
Tax positions taken in prior periods:
Gross increases	166	—
Gross decreases	—	—

Tax positions taken in current period:
Gross increases	461	295
Settlements	—	—

Lapse of statute of limitations	—	—

Unrecognized tax benefits, end of period	$1,516	$889

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest and penalties on the consolidated balance sheets and has not recognized interest and/or penalties in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2018 and 2017.

The Company is subject to taxation in the United States and various state jurisdictions. The Company’s tax years from inception are subject to examination by the United States and state taxing authorities due to the carryforward of unutilized NOLs.

On December 22, 2017, the United States enacted significant changes to the U.S. tax law following the passage and signing of H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Tax Act”) (previously known as “The Tax Cuts and Jobs Act”). The Tax Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the corporate tax rate from 35% to 21%. The Tax Act reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. The Company re-measured its deferred tax assets and liabilities as of December 31, 2017, applying the reduced corporate income tax rate and recorded a provisional decrease to the deferred tax assets and liabilities of $12.7 million, with a corresponding adjustment to the valuation allowance.

Effective January 1, 2018, the Company is subject to several provisions of the Tax Act, including new taxes on certain foreign-sourced earnings, and related party payments, also referred to as the Global Intangible Low-Taxed Income (“GILTI”) and Foreign Derived Intangible Income (“FDII”) and the Base Erosion and Anti-Abuse Tax (“BEAT”). The Company does not meet the revenue threshold for BEAT. For the GILTI and FDII computations, because the foreign subsidiaries of the Company have a cumulative net deficit position and current year losses, there is no impact of GILTI and FDII for December 31, 2018. The Company has elected to account for potential taxes due on future U.S. inclusions in taxable income related to GILTI using a period cost method. The Company will continue to monitor the forth coming regulations and additional guidance of the GILTI, FDII, and BEAT provision under the Tax Act, which are complex and subject to continuing regulatory interpretation by the IRS.

As required by SEC Staff Accounting Bulletin 118, Income Tax Accounting Implications of the Tax Act, we have finalized our accounting analysis based on the guidance and regulations available as of December 31, 2018. We determined that the impact of the Tax Act is a decrease to the deferred tax assets and liabilities of $12.7 million with a corresponding offset to the valuation allowance resulting in no change to the Company’s effective tax rate.

14. Domestic and Foreign Operations

The Company generates revenue in domestic and foreign regions. Net revenues attributed to the United States and international geographies are based upon the country in which the customer is located. The United Kingdom accounted for 21% and 14% of total revenue for the years ended December 31, 2018 and 2017, respectively. Information about these operations is presented below:

	December 31,
	2018	2017
Net revenues
United States	$24,477	$21,343
Europe	6,358	3,708
Other international revenue	48	1,671
Total net revenue	$30,883	$26,722

Identifiable long-lived assets attributed to the United States and international geographies are based upon the country in which the asset is located or owned. As of December 31, 2018 and 2017, all of the Company’s identifiable long-lived assets were in the United States.

15. Related-Party Transactions

World Wrestling Entertainment (WWE) and Cisco Systems (Cisco) are investors in the Company’s Series E Preferred Stock. WWE and Cisco are also customers of the Company. The following table sets forth the net revenues generated for the year ended December 31, 2018 and 2017, as well as the accounts receivable balances as of December 31, 2018 and 2017 for WWE and Cisco:

	Net Revenues		Accounts Receivable
	Year Ended		as of
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
World Wrestling Entertainment	$—	$1,201	$—	$—
Cisco Systems	$1,724	$10	$—	$—

As consideration for the Transfer Sponsor Warrants transferred to Phunware shareholders, a promissory note was issued to the Sponsors (the “Transfer Sponsor Warrant Note”). The amount of the note was approximately $1,993, which represented $0.50 per warrant transferred to former stockholders of Phunware. The Transfer Sponsor Warrant Note bears no interest. The Transfer Sponsor Warrants have an exercise price of $11.50 per share. The Transfer Sponsor Warrant Note shall mature on December 26, 2019. The Transfer Sponsor Warrant Note was subsequently waived and forgiven by the noteholders.

With the Reverse Merger and Recapitalization, the Company assumed $255 in payables from Stellar for Nautilus Energy Management Corporation, an affiliate of two members of the Company’s board of directors.

16. Subsequent Events

The Company has evaluated subsequent events through March 19, 2019.

On January 15, 2019, Phunware and the holders of the Transfer Sponsor Warrant Notes agreed to amend, waive and forgive the Transfer Sponsor Warrant Notes in their entireties, effective as of December 26, 2018. The waiver of the Transferred Sponsor Warrant Note had no effect on the holder of outstanding shares of Phunware stock (as determined immediately prior to the Merger) right to receive, should they have elected, the Transfer Sponsor Warrants as consideration in the Reverse Merger and Recapitalization.

On January 18, 2019, PhunCoin, Inc. commenced an offering of up to $1,070 of Rights pursuant to Regulation CF. Through the date noted above the Company has commitments of approximately $134, before intermediary fees, for an aggregate of approximately 67.1 million PhunCoin.

On January 25, 2019 the holder of the Series A convertible preferred stock redeemed 3,000 shares. The Company paid the holder $3,120 as a result of this redemption in accordance with terms of the Series A Financing. Furthermore, on February 24, 2019, the holder redeemed 2,500 shares of Series A convertible preferred stock in accordance with the Terms of the Series A financing. The Company paid $2,600 to the holder. Of the proceeds paid to the holder for both redemptions, $5.5 million was from the restricted cash account, and $220 from the Company’s operating account.

Through the date noted above, the Company received cash exercises of warrants for the purchase of 585,396 shares of common stock for aggregate gross proceeds of approximately $5,820, of which $5,728 was received in cash, $92 was received in digital currencies. Furthermore, 8,272,023 warrants were exercised via cashless provisions that resulted in the issuance of 7,517,334 shares of common stock. The Company further received cashless exercises of 113,750 units that resulted in the issuance of 103,837 shares and 103,837 warrants. The warrants issued have the same terms as the Public Warrants.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates.

SEC registration fee	$221,291
FINRA filing fee	-
Legal fees and expenses	200,000
Accounting fees and expenses	65,000
Transfer agent and registrar fees	20,000
Miscellaneous	18,709
Total	$525,000

Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission, as estimated in the table above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following list sets forth information as to all Phunware and our securities sold in the last three years which were not registered under the Securities Act. The descriptions of Phunware issuances are historical and have not been adjusted to give effect to the business combination.

Stock Issuances

On December 26, 2018, the Registrant issued an aggregate of 6,000 shares of its Series A convertible preferred stock at a purchase price of $1,000 per share, for an aggregate purchase price of $6 million, to one entity.

Plan-Related Issuances

From January 1, 2016 through December 31, 2018, Phunware granted to its officers, directors, employees, consultants and other service providers options to purchase an aggregate of 2,634,750 Successor shares of its common stock under the Registrant’s 2009 Equity Incentive Plan at exercise prices ranging from $0.4357 to $2.3094 per share, after giving effect to the exchange ratio of 0.459.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit No.	Description
2.1*†	Agreement and Plan of Merger, dated February 27, 2018, by and among Stellar, STLR Merger Subsidiary Inc. and Phunware, Inc (Incorporated by reference to Exhibit 2.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on February 28, 2018, and also included as Annex C to the joint proxy statement/prospectus).
2.2*	First Amendment to Agreement and Plan of Merger, dated November 1, 2018, by and among Stellar, Phunware, Inc. and the Holder Representative named therein (Incorporated by reference to Annex C-1 to Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on November 13, 2018).
3.1*	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
3.2*	Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
4.1*	Specimen common stock certificate of the Registrant (Incorporated by reference to Exhibit 4.3 of Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on November 6, 2018).
4.3*	Warrant Agreement, dated August 18, 2016, between Continental Stock Transfer & Trust Company and Stellar (Incorporated by reference to Exhibit 4.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
4.4*	Second Amended and Restated Sponsor Warrant Purchase Agreement, dated August 12, 2016 among Stellar and certain security holders (Incorporated by reference to Exhibit 10.9 of Stellar’s Form S-1/A (File No. 333-212377), filed with the SEC on August 15, 2016).
4.5*	Registration Rights Agreement, dated August 18, 2016, between Stellar and certain security holders (Incorporated by reference to Exhibit 10.2 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
4.6*	Form of Securities Subscription Agreement, dated January 29, 2016, among Stellar and certain security holders (Incorporated by reference to Exhibit 10.7 of Stellar’s Form S-1 (File No. 333-212377), filed with the SEC on June 30, 2016).
4.7*	Amended and Restated Investors’ Rights Agreement, as amended, between Phunware, Inc. and certain holders of Phunware, Inc.’s capital stock named therein (Incorporated by reference to Exhibit 4.7 of our Form S-1 (File No. 333-229524), filed with the SEC on February 5, 2019.
4.8*	Form of Warrant to Purchase Shares of Series F Preferred Stock and Phuncoins of Phunware, Inc. (Incorporated by reference to Exhibit 10.22 of Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on October 2, 2018)
4.9*	Securities Purchase Agreement, dated December 26, 2018, between the Stellar and the Purchaser, dated January 29, 2016, among Stellar and certain security holders (Incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
4.10*	Registration Rights Agreement, dated December 26, 2018, between the Stellar and the Purchaser, dated January 29, 2016, among Stellar and certain security holders (Incorporated by reference to Exhibit 10.10 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
5.1**	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1*	Form of Indemnification Agreement between the Successor and its directors and officers (Incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.2+*	Phunware, Inc. 2018 Equity Incentive Plan, including form agreements under the 2018 Equity Incentive Plan (Incorporated by reference to Annex D to Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on November 13, 2018).
10.3+*	Phunware, Inc. 2018 Employee Stock Purchase Plan, including form agreements under the 2018 Employee Stock Purchase Plan (Incorporated by reference to Annex E to Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on November 13, 2018).
10.4+*	Phunware, Inc. 2009 Equity Incentive Plan, including form agreements under the 2009 Equity Incentive Plan (Incorporated by reference to Exhibit 10.15 of Stellar’s Form S-4 (File No. 333-224227), filed with the SEC on April 11, 2018).
10.5+*	Property Lease commencing on November 1, 2011 with HUB Properties Trust for premises located at 7800 Shoal Creek Blvd., Suite-230S, Austin, TX 78757, as amended by First Amendment to Property Lease dated September 6, 2012, and Second Amendment to Property Lease dated July 3, 2013 (Incorporated by reference to Exhibit 10.16 of Stellar’s Form S-4 (File No. 333-224227), filed with the SEC on April 11, 2018).
10.6+*	Factoring Agreement with CSNK Working Capital Finance Corp d/b/a Bay View Funding dated June 14, 2016, as amended by Amendment No. 1 to Factoring Agreement dated June 22, 2016 (Incorporated by reference to Exhibit 10.17 of Stellar’s Form S-4 (File No. 333-224227), filed with the SEC on April 11, 2018).
10.7*	Form of Voting Agreement (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.8*	Form of Sponsor Voting Agreement (Incorporated by reference to Exhibit 10.2 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.9*	Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.3 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.10*	Form of Sponsor Lock-up Agreement (Incorporated by reference to Exhibit 10.4 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).

Exhibit No.	Description
10.11*	Form of Token Rights Agreement (Incorporated by reference to Exhibit 10.23 of Stellar’s Form S-4/A (File No. 333-224227), filed with the SEC on October 2, 2018).
10.12*	Letter Agreement, dated August 18, 2016, by and among Stellar, the initial shareholders and the officers and directors of Stellar (Incorporated by reference to Exhibit 10.3 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.13*	Investment Management Trust Account Agreement, dated August 18, 2016, between Continental Stock Transfer & Trust Company and Stellar (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.14*	Administrative Services Agreement, dated August 18, 2016, between Stellar and Nautilus Energy Management Corp. (Incorporated by reference to Exhibit 10.4 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 24, 2016).
10.15*	Form of Promissory Note, dated August 24, 2017, issued by Stellar to the Sponsors (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (File No. 001-37862), filed with the SEC on August 29, 2017).
10.16*	Form of Promissory Note, dated November 24, 2017, issued by Stellar to the Sponsors (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on November 27, 2017).
10.17*	Form of Promissory Note, dated February 23, 2018, issued by Stellar to the Sponsors (Incorporated by reference to Exhibit 10.1 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.18*	Form of Promissory Note, dated February 22, 2018, issued by Stellar to Phunware (Incorporated by reference to Exhibit 10.2 of Stellar’s Form 8-K (file No. 001-37862), filed with the SEC on February 28, 2018).
10.19*+	Employment Agreement between the Registrant and Alan Knitowski (Incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.20*+	Employment Agreement between the Registrant and Matt Aune (Incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.21*+	Employment Agreement between the Registrant and Randall Crowder (Incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.22*+	Employment Agreement between the Registrant and Barbary Brunner (Incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.23*+	Employment Agreement between the Registrant and Luan Dang (Incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.24*+	Employment Agreement between the Registrant and Matthew Lindenberger (Incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
10.25*+	Employment Agreement between the Registrant and Tushar Patel (Incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
16.1*	Letter regarding Change in Independent Registered Public Accounting Firm, dated December 26, 2018 (Incorporated by reference to Exhibit 16.1 of the Registrant’s Form 8-K (File No. 001-37862), filed with the SEC on January 2, 2019).
16.2*	Letter from Ernst & Young LLP dated June 8, 2018 (Incorporated by reference to Exhibit 16.1 of the Stellar’s Form S-4/A (File No. 333-2242272), filed with the SEC on June 11, 2018).
21.1*	List of Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 of Stellar’s Form S-4 (File No. 333-224227), filed with the SEC on April 11, 2018).
23.1**	Consent of Marcum LLP
23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1*	Power of Attorney.

*	Previously filed.
**	Filed herewith.

+	Indicates a management or compensatory plan.

†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 19, 2019.

PHUNWARE, INC.

By:	/s/ Alan S.Knitowski
Alan S. Knitowski
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Alan S. Knitowski	Chief Executive Officer	March 19, 2019
Alan S. Knitowski	(Principal Executive Officer)

/s/ Matt Aune	Chief Financial Officer	March 19, 2019
Matt Aune	(Principal Accounting and Financial Officer)

*	Director	March 19, 2019
Keith Cowan

*	Chair of the Board of Director	March 19, 2019
Prokopios Tsirigakis

*	Chief Operating Officer and Director	March 19, 2019
Randall Crowder

*	Director	March 19, 2019
Lori Tauber Marcus

*	Director	March 19, 2019
Kathy Tan Mayor

*	Director	March 19, 2019
George Syllantavos

* By:	/s/ Matt Aune
Matt Aune
Attorney-in-Fact